EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG

ARMORED AUTOGROUP PARENT INC.,

SPECTRUM BRANDS HOLDINGS, INC.,

IGNITE MERGER SUB, INC.

AND

SOLELY IN ITS CAPACITY AS REPRESENTATIVE,

AVISTA CAPITAL PARTNERS II GP, LLC

DATED AS OF APRIL 28, 2015

i

ii

EXHIBITS
Exhibit A	-	Example Statement of Net Working Capital
Exhibit B	-	Form of Escrow Agreement
Exhibit C-1	-	Letter of Transmittal (Company Common Share)
Exhibit C-2	-	Letter of Transmittal (Company Preferred Share)
Exhibit D	-	Capital Expenditure Budget

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 28, 2015, is made by and among Armored AutoGroup Parent Inc., a Delaware corporation (the “Company”), Spectrum Brands Holdings, Inc., a Delaware corporation (“Parent”), Ignite Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Avista Capital Partners II GP, LLC, as Representative.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE I.
WHEREAS, subject to the terms and conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent desires that Merger Sub be merged with and into the Company, with the Company surviving;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously, upon the terms and subject to the conditions set forth herein, (i) determined that it is advisable and in the best interests of the stockholders of the Company for the Company to enter into this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement to the stockholders of the Company and (iv) recommended adoption of this Agreement by the Company’s stockholders;
WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement, (i) following the execution of this Agreement and effective immediately thereafter, the Company shall obtain the irrevocable adoption of this Agreement under the DGCL and the Company Certificate of Incorporation pursuant to the Requisite Stockholder Approval duly executed by Avista Capital Partners II, L.P., Avista Capital Partners (Offshore) II, L.P., Avista Capital Partners (Offshore) II-A, L.P. and ACP Viking Co-Invest, LLC (collectively, the “Avista Sellers”) and (ii) concurrently with the execution of this Agreement, the Avista Sellers, KI‑IDQ 2012 Holdings, LLC, Michael Klein, Allen Yurko, Gerard Rooney and David Lundstedt (together with the Avista Sellers, the “Supporting Sellers”), who collectively own in excess of 99% of the Company Common Shares and 99% of the Company Preferred Shares outstanding as of the date hereof, and Parent have entered into the Support Agreement;
WHEREAS, the applicable Avista Sellers have agreed, pursuant to the Support Agreement, to exercise their rights in respect of a Drag-Along Sale in accordance with the Stockholders Agreement to consummate the Transactions by delivering a Drag-Along Sale Notice in respect thereof; and
WHEREAS, the board of directors of Parent and Merger Sub have each, upon the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the consummation of the Transactions in accordance with the DGCL as well as all other Applicable Laws.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
Section 1.1             Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.
“AAG Indentures” has the meaning set forth in the definition of Indentures.
“Accounting Firm” has the meaning set forth in Section 2.9(b)(ii).
“Accounting Principles” means the principles, practices, methodologies and procedures used by the Company in the preparation of the applicable Audited Financial Statements, except to the extent set forth in the Example Statement of Net Working Capital.
“Actual Adjustment” means an amount, which may be a negative number, equal to (x) the Purchase Price as finally determined pursuant to Section 2.9(b), minus (y) the Estimated Purchase Price.
“Actual Fraud” means, as finally determined by a court of competent jurisdiction, an actual, intentional and knowing common law fraud (and not a constructive fraud or negligent misrepresentation or omission) by a Person with respect to the making of the representations and warranties set forth in ARTICLE III of this Agreement or any certificate delivered pursuant to this Agreement; provided, that (and without limiting any of the other requirements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by the Person sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein or made pursuant hereto, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Person to deceive and mislead the other party hereto.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Affiliated Persons” has the meaning set forth in Section 3.22.
“Aggregate Company Common Shares Deemed Outstanding” means the sum of (a) the aggregate number of Company Common Shares outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of Company Common Shares issuable in respect of all Vested Company Options (assuming, in each case, all such Vested Company Options were exercised in full).
“Aggregate Liquidation Preference” has the meaning set forth in Section 2.9(a)(v).

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Vested Company Options had such Vested Company Options been exercised in full (and assuming concurrent payment in full of the exercise price of each such Vested Company Option solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company pursuant to which such Vested Company Options were issued.
“Agreement” has the meaning set forth in the preamble.
“Alternative Debt Commitment Letter” has the meaning set forth in Section 5.8(b).
“Alternative Debt Financing” has the meaning set forth in Section 5.8(b).
“Ancillary Documents” has the meaning set forth in Section 3.3.
“Antitrust Law” means the Sherman Act, 15 U.S.C. §§ 1-7; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Applicable Law” means, with respect to any Person, any provision of federal, state, provincial, local, foreign or international law, statute, rule, regulation, order, decree, injunction or ordinance of any Governmental Entity applicable to such Person.
“Attorney-Client Communication” means any communication occurring on or prior to the Closing between Law Firm, on the one hand, and the Group Companies, any Seller or any of their respective Affiliates, on the other hand, relating to the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the Transactions), including such communications relating to any representation, warranty or covenant of any party under this Agreement or any related agreement.
“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(iii).
“Avista Sellers” has the meaning set forth in the Recitals.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Buyer Arrangements” has the meaning set forth in Section 3.13(f).
“Cancelled Shares” has the meaning set forth in Section 2.8(e).
“Capital Expenditure Budget” means the budget for capital expenditures as set forth on Exhibit D.

“Cash and Cash Equivalents” means the consolidated cash and cash equivalents (including cash held in an interest reserve account maintained by the Group Companies in respect of the Funded Indebtedness evidenced by the Indentures) of the Group Companies, determined as of 12:01 a.m., Eastern Time on the Closing Date calculated in accordance with the Accounting Principles (without giving effect to any of the Transactions).
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Funded Indebtedness” means the Funded Indebtedness, determined as of 12:01 a.m., Eastern Time on the Closing Date, calculated in accordance with the Accounting Principles (without giving effect to any of the Transactions).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Applicable Law.
“Code” means the United States Internal Revenue Code of 1986.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company’s Knowledge” and any derivations thereof, mean, as of the applicable date, the actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Michael Bauersfeld, Michael Klein, Guy Andrysick, Gerard Rooney and Frank Judge and, solely with respect to Group Company IP Rights, Elaine Schley, provided, that the inclusion of such Persons in this definition shall not result in any personal Liability or obligations of such Persons regarding such knowledge.
“Company Board” has the meaning set forth in the Recitals.
“Company Certificate of Incorporation” means the Company’s Second Amended & Restated Certificate of Incorporation.
“Company Common Shares” means, collectively, the shares of Common Stock of the Company, par value $0.01 per share.
“Company Fundamental Representations” means, collectively, the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority) and Section 3.19 (Brokers).
“Company Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of fact or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, states of fact or developments, has had or would reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, Liabilities, business, or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following (or results thereof) shall be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions generally affecting the United States economy, the regulatory environment or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index or any changes in interest rates or exchange rates) in the United States or elsewhere in the world, (b) any national, international or supranational political, geopolitical or social conditions, including the engagement in or escalation of hostilities or war, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, or any epidemics, pandemics, outbreaks, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis, (c) changes in GAAP, accounting standards or in the interpretation or enforcement thereof, (d) changes in any Applicable Law, (e) any adverse change in the credit ratings of any Group Company (provided, that the underlying reason for such adverse change in the credit ratings of such Group Company may be considered in determining whether or not a Company Material Adverse Effect has occurred if not otherwise excluded), (f) any change that is generally applicable to the industries or markets in which the Group Companies operate or in which products or services of any Group Company are produced, distributed or sold, (g) the execution, announcement or existence of this Agreement or the consummation of the Transactions, solely to the extent arising from the identity of Parent or Merger Sub or any communication by Parent or Merger Sub or any of their respective Affiliates regarding their respective plans or intentions with respect to the business of any Group Company and, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, regulators or others having relations with any Group Company or any litigation to the extent arising therefrom, (h) any failure in and of itself by any Group Company to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any seasonal changes in the results of operations of the Group Companies for any period ending on or after the date of this Agreement (provided, that the underlying reason for the failure to meet such projections, forecasts, estimates or predictions may be considered in determining whether or not a Company Material Adverse Effect has occurred if not otherwise excluded), or (i) any action taken with Parent’s consent or any failure to take any action prohibited by this Agreement without Parent’s consent if Parent withheld, delayed or conditioned such consent, in each case, following the disclosure of all material facts by the Company to Parent; except, in the case of clauses (a), (b), (c), (d) and (f) above, to the extent that such conditions, events, changes, crisis and disasters, as applicable, individually or in the aggregate, have had or would reasonably be expected to have, a material and disproportionate impact on the Group Companies, taken as a whole, as compared to other industry participants.
“Company Option” means any option to purchase one or more Company Common Shares issued pursuant to the Option Plan.
“Company Preferred Shares” means, collectively, the shares of Series A Preferred Stock.

“Company SEC Reports” has the meaning set forth in Section 3.5.
“Company Stock Certificate” means has the meaning set forth in Section 2.12.
“Competing Transaction” means, other than the Transactions, any (a) sale of all or substantially all or more than a majority of the assets of the Company, (b) an initial public offering of the equity securities or capital stock of any Group Company, or (c) any merger, stock sale, consolidation, recapitalization or other similar business combination involving or affecting the Company, in the case of clause (b), as a result of which stockholders of the Company immediately prior to such transaction hold, immediately after such transaction, less than 50% of the Company’s, surviving entity’s or successor entity’s, as applicable, outstanding voting securities.
“Confidentiality Agreement” means the non-disclosure agreement, dated as of February 23, 2015, by and between Spectrum Brands Holdings, Inc. and the Company.
“Contracts” means any contract, agreement, lease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, binding arrangement or understanding or other binding commitment, whether written or oral.
“Credit Facilities” means that certain Amendment and Restatement, dated as of March 16, 2011, to the Credit Agreement, dated as of November 5, 2010, among Armored Autogroup Intermediate Inc. (f/k/a Viking Intermediate Inc.), Armored Autogroup Inc. (f/k/a Viking Acquisition Inc.), the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity) and the other agents parties thereto, as further amended by that certain First Amendment, dated as of September 28, 2012, and further amended by that certain Second Amendment, dated as of March 11, 2014 (as the same may be further amended, restated, supplemented or otherwise modified from time to time), and that Loan and Security Agreement, dated as of March 27, 2012, among IDQ Holdings, Inc., IDQ Operating, Inc., and Ally Commercial Finance LLC, as agent and lender, and the financial institutions listed on the signature pages thereto, as lenders, as amended by that certain First Amendment to the Loan and Security Agreement, dated as of August 20, 2012, that certain Consent and Second Amendment to the Loan and Security Agreement, dated as of December 27, 2012, and that certain Consent and Third Amendment to the Loan and Security Agreement, dated as of March 17, 2014 (as the same may be further amended, restated, supplemented or otherwise modified from time to time).
“Debt Financing” has the meaning set forth in Section 4.5.
“Debt Financing Commitments” has the meaning set forth in Section 4.5.
“Debt Financing Commitment Letter” has the meaning set forth in Section 4.5.
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Dissenting Shares” has the meaning set forth in Section 2.14.

“Drag-Along Sale” has the meaning set forth in the Stockholders Agreement.
“Drag-Along Sale Notice” has the meaning set forth in the Stockholders Agreement.
“Effective Time” has the meaning set forth in Section 2.3.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program, Contract or arrangement providing for compensation or benefits that any Group Company maintains, sponsors or contributes to for the benefit of current or former employees, officers, directors or other service providers of any Group Company, or with respect to which any Group Company has or would reasonably be expected to have any Liability, but other than any Foreign Benefit Plan or Multiemployer Plan or any plan that is maintained by or to which contributions are mandated by any Governmental Entity.
“Enterprise Value” means $1,400,000,000.
“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.  The term also includes indoor air to the extent it is regulated under any Environmental Laws.
“Environmental Claim” means any and all administrative, regulatory or judicial suits, demand letters, orders, Claims, investigations that any Group Company has been notified of in writing, liens, proceedings or notices of noncompliance or violation by any third party (including any Governmental Entity) alleging potential Liability (including potential Liability for enforcement, investigatory costs, damages, losses, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (a) the presence or Release into the Environment of any Hazardous Materials at the Real Property or any other location currently or formerly owned, operated, leased or managed by any Group Company; (b) any violation or alleged violation of any Environmental Law; or (c) the storage, transportation, treatment, disposal, discharge, recycling or Release of Hazardous Materials at any Off-Site Location.
“Environmental Laws” means all Applicable Laws concerning public or worker health and safety (with respect to the management of or exposure to Hazardous Materials), or pollution or protection of the Environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, including any Applicable Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, generation, processing, distribution, use, advertising, packaging, labeling, sale, treatment, storage, management, disposal, cleanup, transportation or handling of Hazardous Materials.
 “ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person (other than any Group Company) that, together with any Group Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.
“Escrow Account” has the meaning set forth in Section 2.9(a)(i).
“Escrow Agent” has the meaning set forth in Section 2.9(a)(i).
“Escrow Agreement” has the meaning set forth in Section 2.9(a)(i).
“Escrow Amount” has the meaning set forth in Section 2.9(a)(i).
“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account.
“Estimated Purchase Price” has the meaning set forth in Section 2.9(a).
“Example Statement of Net Working Capital” means the statement of Net Working Capital as of the close of business on December 31, 2014 and attached as Exhibit A hereto.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Financial Statements” has the meaning set forth in Section 3.4.
“Financing” has the meaning set forth in Section 5.8(a).
“Financing Information” has the meaning set forth in Section 5.8(c).
“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, the Debt Financing Commitments or the Financing.
“Foreign Benefit Plan” means any employee benefit plan maintained by any Group Company on behalf of employees located outside the United States, other than any plan that is maintained by or to which contributions are mandated by any Governmental Entity.
“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of and accrued and unpaid interest on any obligations of any Group Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money (excluding any trade payables and accrued expenses arising in the ordinary course of business) or (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time.  Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (i) leases that have been recorded as capital leases or required to be capitalized under the Accounting Principles, (ii) undrawn letters of credit or (iii) amounts included as Transaction Expenses.
“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by‑laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any supranational, federal, national, state, provincial, local, county or municipal government, and any governmental, regulatory, administrative or judicial agency, department, court, commission, tribunal, arbitral body, board, bureau, authority or instrumentality, domestic or foreign.
“Group Companies” means, collectively, the Company and each of its Subsidiaries.
“Group Company IP Rights” has the meaning set forth in Section 3.15.
“Hazardous Material” means any waste or other chemical, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant, or words of similar meaning and regulatory effect, under or pursuant to any Environmental Law or that is otherwise regulated or for which Liability or standards of care are imposed under any Environmental Law, including any admixture or solution thereof, and specifically including polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, gasoline, petroleum, petroleum products or petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides, herbicides, flammable substances, radioactive materials or explosives.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IDQ Indentures” has the meaning set forth in the definition of Indentures.
“IDQ Noteholder Reports” has the meaning set forth in Section 3.5(b).
“Indemnitee Affiliates” has the meaning set forth in Section 5.5(c).
“Indentures” means, collectively, that certain (i) Indenture, dated as of March 27, 2012, by and among IDQ Holdings, Inc., the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee and notes collateral agent, (ii) Supplemental Indenture, dated as of December 21, 2012, by and among IDQ Holdings, Inc., the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A. as trustee and notes collateral agent, (iii) Supplemental Indenture, dated as of March 14, 2014, by and among IDQ Holdings, Inc., the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A. as trustee and notes collateral agent, (iv) Indenture, dated as of August 20, 2012, by and among IDQ Acquisition Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, (v) Supplemental Indenture, dated as December 21, 2012, by and among IDQ Acquisition Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, (vi) Supplemental Indenture, dated as March 14, 2014, by and among IDQ Acquisition Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the indentures set forth in clauses (i) through (vi) shall be collectively referred to as the “IDQ Indentures”), (vii) Indenture, dated as of November 5, 2010, by and among Viking Acquisition Inc. and Wells Fargo Bank, National Association as trustee, and (viii) Supplemental Indenture, dated as of November 5, 2012, by and among Viking Acquisition Inc., and Wells Fargo Bank, National Association as trustee (the indentures set forth in clauses (vii) and (viii) shall be collectively referred to as the “AAG Indentures”).
“Insurance Policies” has the meaning set forth in Section 3.17.
“Intellectual Property Rights” means, in any and all jurisdictions throughout the world, all (i) inventions (whether patentable or unpatentable) and patents and patent applications, including reissues, divisionals, continuations, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source, including registrations and applications for registration therefor, and including the goodwill symbolized thereby, and Internet domain names, social media accounts and associated uniform resource locators, (iii) copyrights and works of authorship, including all copyrights in software, (iv) any trade secrets and all other confidential or proprietary business information (including know-how, research and development, data, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans, formulas, processes and procedures) (collectively, “Proprietary Information”), and (v) any and all other intellectual or industrial property rights recognized by any Governmental Entity.
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means all software, computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed or leased by the Group Companies.
“Latest Financial Statements” has the meaning set forth in Section 3.4(a)(iv).
“Law Firm” has the meaning set forth in Section 9.19.
“Leased Real Property” has the meaning set forth in Section 3.20(a).
“Letter of Transmittal” has the meaning set forth in Section 2.13(a).
“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Lien” means any mortgage, pledge, security interest, license, encumbrance, lien, easement, restriction, covenant, condition, title defect, encroachment or other survey defect or charge of any kind.  For the avoidance of doubt, the term “Lien” shall not be deemed to include any non-exclusive license of Intellectual Property Rights.

“Management Services Agreements” means, collectively, the agreements listed in Schedule 1.1(a), as such agreements may amended, modified or supplemented from time to time in accordance with the terms thereof.
“Material Contracts” has the meaning set forth in Section 3.7.
“Material Permits” has the meaning set forth in Section 3.12.
“Merger” has the meaning set forth in Section 2.1.
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Minimum Period” means the period beginning on the date hereof and ending on the date that is the thirtieth (30th) calendar day following the date of this Agreement; provided, that such thirty (30) day period shall be extended by the number of calendar days following May 5, 2015 until the date upon which the Financing Information has been delivered by the Company to Parent; provided, further, that if the Minimum Period expires on a date that is not a Business Day, it shall automatically be extended to expire on the next successive Business Day.
“Multiemployer Plan” has the meaning set forth in Sections 3(37) and 4001(a)(3) of ERISA.
“Net Working Capital” means, with respect to the Group Companies, the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of 12:01 a.m., Eastern Time on the Closing Date and calculated in accordance with Accounting Principles (without giving effect to any of the Transactions (including the Financing and any purchase accounting adjustments)) and (a) taking into account only those assets and liabilities and reflecting other adjustments of the type and kind included in the line items and notes set forth in the Example Statement of Net Working Capital and (b) establishing levels of reserves and materiality using the same principles, practices, methodologies and procedures and in the same manner as such levels were established in preparing the Example Statement of Net Working Capital), in each case, without giving effect to any of the Transactions.  Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to (i) income, franchise (including any Connecticut preference tax), alternative minimum or add-on minimum, or other similar tax assets and liabilities, (ii) Cash and Cash Equivalents, (iii) Unpaid Transaction Expenses (and any amounts expressly excluded from the definition thereof), and (iv) Closing Date Funded Indebtedness (and any amounts expressly excluded from the definition thereof).  “Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds $110,000,000 or (b) the amount by which Net Working Capital is less than $110,000,000, in each case, if applicable; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.
“New Plans” has the meaning set forth in Section 5.9.

“Non-Party Affiliates” has the meaning set forth in Section 9.18.
“Option Payment” means, with respect to a Vested Company Option, the amount equal to (a) the product of (x) the Per Share Common Payment, multiplied by (y) the aggregate number of Company Common Shares issuable in respect of such Vested Company Option outstanding as of immediately prior to the Effective Time, minus (b) the aggregate exercise price that would be paid to the Company in respect of such Vested Company Option had such Vested Company Option been exercised in full immediately prior to the Effective Time, in each case, in accordance with the terms of the applicable option agreement with the Company pursuant to which such Vested Company Option was issued or any other restriction upon exercise and assuming concurrent payment in full of the exercise price of such Vested Company Option solely in cash.
“Option Plan” means the Company’s 2010 Equity Incentive Plan.
“Owned IP Rights” means all Intellectual Property Rights owned by any Group Company.
“Owned Real Property” has the meaning set forth in Section 3.20(b).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Parent to the Company on the date hereof.
“Parent Fundamental Representations” means, collectively, the representations and warranties of the Company set forth in Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.4 (Brokers).
“Per Share Common Payment” means an amount equal to the quotient of (a) an amount equal to (i) the Estimated Purchase Price, plus (ii) the Aggregate Option Exercise Price, minus (iii) the Escrow Amount, minus (iv) the Aggregate Liquidation Preference, minus (v) the Representative Expense Amount, divided by (b) the Aggregate Company Common Shares Deemed Outstanding.
“Percentage Interests” means, with respect to any Seller, the percentage determined by dividing (a) the sum of (i) the aggregate number of Company Common Shares held by such Seller as of immediately prior to the Effective Time (if any), plus (ii) the aggregate number of Company Common Shares issuable in respect of all Vested Company Options and held by such Seller as of immediately prior to the Effective Time (if any), assuming all such Vested Company Options were exercised in full, by (b) the Aggregate Company Common Shares Deemed Outstanding.
“Permits” means all authorizations, licenses, franchise agreements, identification numbers, permits, certificates, franchises and registrations under any Applicable Law.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date, which are being contested in good faith or for which adequate reserves have been established, (c) non-monetary encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar matters affecting title to the real property and other title defects) that do not materially interfere with the Group Companies’ present uses or occupancy of, or materially detract from the value of, such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facilities or the Indentures, (e) Liens granted to any lender at the Closing in connection with the Financing, (f) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which would not have had or would not reasonably be expected to materially interfere with the conduct of the business of the Group Companies, (g) any right, interest, Lien or title of a lessor, service provider or sublessor under any lease or other similar agreement or in the property being leased, arising under a lease or under Applicable Law and (h) Liens described on Schedule 1.1(b).
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Personal Data” means data about an individual who can be identified from that data, or from that data and other information to which any Group Company has access, including an individual’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers.
“Post-Signing Returns” has the meaning set forth in Section 5.10(a).
“Proposed Closing Date Calculations” has the meaning set forth in Section 2.9(b)(i).
“Proprietary Information” has the meaning set forth in the definition of “Intellectual Property Rights”.
“Purchase Price” means (a) the Enterprise Value, plus (b) the Net Working Capital Adjustment (which may be a negative number), plus (c) the amount of Cash and Cash Equivalents, plus (d) the Transaction Tax Benefit Amount, minus (e) the amount of Closing Date Funded Indebtedness, minus (f) the amount of Unpaid Transaction Expenses.
“Purchase Price Dispute Notice” has the meaning set forth in Section 2.9(b)(ii).
“Real Property” means the Leased Real Property and the Owned Real Property.
“Real Property Lease” has the meaning set forth in Section 3.20(a).

“Registered Group Company IP Rights” has the meaning set forth in Section 3.15.
“Release” means any emission, disposal, spilling, leaking, emitting, discharging, pumping, pouring, discarding, emptying, injecting, escaping, leaching, releasing or dumping into the Environment (including the abandonment or discarding of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the migration of any Hazardous Materials through the air, soil, surface water, groundwater or property.
“Remedial Action” means all actions to: (a) clean-up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release or threatened Release or to minimize the further Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; or (c) perform pre-remedial studies or investigations or post-remedial monitoring and care.
“Representative” has the meaning set forth in Section 8.1(a).
“Representative Expense Amount” has the meaning set forth in Section 2.9(a)(iv).
“Requisite Stockholder Approval” means (a) the written consent of holders representing a majority of the voting power of the issued and outstanding Company Common Shares and Company Preferred Shares, voting as a single class, adopting this Agreement and (b) the written consent of holders of a majority of the issued and outstanding shares of Series A Preferred to the amendment to the Company Certificate of Incorporation pursuant to Section 2.5(a).
“Schedules” means the disclosure schedules to this Agreement delivered by the Company to Parent on the date hereof.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Seller” means any holder of Company Common Shares (other than Dissenting Shares), Company Preferred Shares or Vested Company Options.
“Seller Proceeds” has the meaning set forth in Section 2.9(a).
“Series A Preferred Stock” means Series A Preferred Stock of the Company, par value $0.01 per share.
“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of March 17, 2014, by and among the Company, the Avista Sellers, KI-IDQ 2012 Holdings, LLC and the Management Stockholders identified therein.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Support Agreement” means the Support Agreement, dated as of the date hereof, by and among the Supporting Sellers, in their capacity as stockholders of the Company, and Parent.
“Supporting Sellers” has the meaning set forth in the Recital.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Surviving Corporation Bylaws” has the meaning set forth in Section 2.5(b).
“Surviving Corporation Certificate of Incorporation” has the meaning set forth in Section 2.5(a).
“Tax” means any (a) federal, state, provincial, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, escheat, levies, fees, imposts, capital gains, ad valorem, provincial sales, goods and services, utility, or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not), (b) any and all Liability for the payment of any items described in clause (a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary or aggregate group for Tax purposes (or being included (or being required to be included) in any Tax Return related to such group) and (c) any and all Liability for Taxes described in clause (a) or (b) as a transferee or successor.
“Tax Return” means any and all returns, information returns, statements, filings, declarations, claims for refund elections, disclosures, estimates or reports relating to Taxes required to be supplied to a Governmental Entity including any schedule or attachment thereto or amendment thereof.
“Tax Sharing Agreements” has the meaning set forth in Section 3.18(i).
“Termination Date” has the meaning set forth in Section 7.1(e).

“Transaction Expenses” means, without duplication, the aggregate amount of all out-of-pocket costs, fees and expenses incurred or payable by any of the Group Companies in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the Transactions, including (a) the costs, fees and expenses of professionals (including investment bankers, brokers, attorneys, accountant and other consultants and advisors) retained by the Sellers, the Representative, the Group Companies or their respective Affiliates, including J.P. Morgan & Co. and Kirkland & Ellis LLP, (b) any costs, fees and expenses payable pursuant to the Management Services Agreements, (c) any transaction, retention, change in control or stay put bonuses, severance or other similar payments required to be paid solely as a result of the consummation of the Transactions and the employer portion of employment Taxes on these payments (provided, that for the avoidance of doubt, this clause (c) shall not include (i) any double-trigger severance or any payment under employment or other Contracts in effect as of the date hereof and set forth on Schedule 1.1(c) that results from the actions of Parent or any member of the Company Group following the Closing (including any amount payable as a result of a diminution in duties of any employee of any Group Company), or (ii) any stay or retention bonuses entered into or approved by Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation) and (d) the Seller’s portion of the Transfer Taxes payable pursuant to Section 9.4.  Notwithstanding anything to the contrary contained herein, in no event shall “Transaction Expenses” include any amounts with respect to (i) the cost of the “tail” policy contemplated by Section 5.5(b), (ii) the Financing, (iii) HSR Act filing fees and (iv) the Parent’s portion of the Transfer Taxes payable pursuant to Section 9.4.
“Transaction Tax Benefit Amount” means $12,320,694.
“Transactions” means, collectively, the transaction contemplated by this Agreement and the Ancillary Documents.
“Transfer Taxes” means all federal, state, local or foreign or other sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the Transactions.
 “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.
 “Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses incurred and unpaid as of immediately prior to the Closing.
“Vested Company Option” means any vested and unexercised Company Option outstanding as of immediately prior to the Effective Time, including Company Options that vest as a result of the consummation of the Transactions or any other outstanding and unexercised Company Option whose vesting is accelerated (in the sole discretion of the Company) such that it would vest in connection with the consummation of the Transactions.

ARTICLE II
THE MERGER
Section 2.1             Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time.  Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
Section 2.2              Closing of the Merger.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE VI (not including conditions which are to be satisfied by actions taken at the Closing), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto; provided that in no event shall the Closing Date take place prior to the expiration of the Minimum Period without the prior written consent of Parent. The “Closing Date” shall be the date on which the Closing is consummated.
Section 2.3              Effective Time.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or on such other date as Parent and the Company may agree), the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL.  The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
Section 2.4              Effects of the Merger.  The Merger shall have the effects set forth in Section 251 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, Liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
Section 2.5              Certificate of Incorporation; Bylaws.
(a)            At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be “Armored AutoGroup Parent Inc.” (the “Surviving Corporation Certificate of Incorporation”) until thereafter changed or amended as provided therein or by Applicable Law.
(b)            At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation

(the “Surviving Corporation Bylaws”) until thereafter changed or amended as provided therein or by Applicable Law.
Section 2.6             Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
Section 2.7              Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
Section 2.8              Effect on Company Equity Securities.
(a)            Conversion of Merger Sub Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any share of capital stock of Merger Sub, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation (as such term is defined in the Surviving Corporation Certificate of Incorporation).
(b)            Conversion of Company Preferred Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Preferred Share, subject to compliance by such holder of Company Preferred Shares with Section 2.13, each Company Preferred Share issued and outstanding as of immediately prior to the Effective Time shall (other than Cancelled Shares), be canceled and extinguished and be converted into and shall become the right to receive the Liquidation Value (as defined in the Company Certificate of Incorporation) plus all accumulated, accrued and unpaid dividends thereon with respect to such Company Preferred Share as of immediately prior to the Effective Time as provided in Section 2.9(a)(v).  From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Company Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Preferred Shares except as otherwise provided for herein or under Applicable Law.
(c)            Conversion of Company Common Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Shares, subject to compliance by such holder of Company Common Shares with Section 2.13, each Company Common Share issued and outstanding as of immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be canceled and extinguished and be converted into and shall become the right to receive the Per Share Common Payment and a portion (if any) of the Escrow Funds, the Representative Expense Amount and the amounts received by the Representative pursuant to Section 2.9(c) as provided herein.  From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided for herein or under Applicable Law.
(d)            Conversion of Company Options. At the Effective Time, each Vested Company Option shall be converted into the right to receive the Option Payment with respect to such Vested Company Option and a portion (if any) of the Escrow Funds, the Representative Expense Amount and the amounts received by the Surviving Corporation pursuant to Section 2.9(c) as provided herein.  As of the Effective Time, all Company Options (whether or not vested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Company Option shall cease to have any rights with respect thereto, except as otherwise provided for herein or by Applicable Law.  The Company shall take all actions reasonably necessary to effectuate the foregoing and will provide Parent with a reasonable opportunity to review and comment upon such resolutions.
(e)            Cancelled Shares.  Company Preferred Shares and Company Common Shares held in the treasury of the Company or held by Parent or any wholly-owned Subsidiary of Parent shall be canceled for no consideration as part of the Merger (collectively, “Cancelled Shares”).
(f)            Withholding.  Notwithstanding anything to the contrary herein, each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to such payment under the Code or any provision of applicable state, local or non-United States Tax law.  If Parent or the Surviving Corporation, or anyone acting on their behalf, as the case may be, believes that any withholding is due with respect to any payment made by it, it shall give written notice to the payee prior to the making of such payment, and it shall provide such payee a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce the withholding with respect to such payment under the Code or any other applicable Tax law.  To the extent that amounts are so deducted and withheld by Parent or the Surviving Corporation, as the case may be, such deducted and withheld amounts (a) shall be timely remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity and (b) to the extent actually so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.
Section 2.9              Purchase Price.
(a)            Estimated Purchase Price.  No later than five (5) Business Days prior to the Closing, the Company shall deliver to Parent (x) a good faith estimate of the Purchase Price calculated in accordance with the Accounting Principles (the “Estimated Purchase Price”) pursuant to which the Company shall (i) use the Enterprise Value and the Transaction Tax Benefit Amount and (ii) estimate (A) the amount of Closing Date Funded Indebtedness, (B) the amount of Unpaid Transaction Expenses, (C) the amount of Cash and Cash Equivalents and (D) the Net Working Capital Adjustment, (y) a good faith estimate of the Aggregate Liquidation Preference based on the expected Closing Date and (z) a good faith estimate of the aggregate Per Share Common Payments and the aggregate Option Payments, together with reasonable supporting detail of the foregoing.  The Company shall consult with Parent in the Company’s preparation of the Estimated Purchase Price (it being understood that Parent shall have no approval rights with respect thereto). At the Closing, Parent shall pay, or shall cause an Affiliate to pay, or shall cause the Company, Merger Sub or the Surviving Corporation to pay, in cash by wire transfer of immediately available funds:
(i)            $10,000,000 (such amount, the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date among Parent, the Representative and Citibank, N.A. (the “Escrow Agent”) as security for Sellers’ obligations pursuant to Section 2.9(c)(ii), if any, and (y) substantially in the form of Exhibit B attached hereto;
(ii)            the amount set forth in the pay-off letter in respect of any Closing Date Funded Indebtedness under the Credit Facilities to the account(s) set forth therein;
(iii)            an amount equal to the Unpaid Transaction Expenses, to the accounts provided to Parent by the Representative at least two (2) Business Days prior to the Closing Date;
(iv)            $500,000 (such amount, the “Representative Expense Amount”) shall be deposited into an account established by the Representative for purposes of satisfying costs, expenses and/or Liabilities incurred in its capacity as the Representative and otherwise in accordance with this Agreement and the Representative shall provide Parent with wire instructions therefor at least two (2) Business Day prior to the Closing Date;
(v)            an amount equal to the aggregate Liquidation Value (as defined in the Company Certificate of Incorporation) for each Company Preferred Share issued and outstanding as of immediately prior to the Effective Time (other than Cancelled Shares) plus all accumulated, accrued and unpaid dividends thereon as of immediately prior to the Effective Time (the “Aggregate Liquidation Preference”) to an account designated by the Representative (for distribution to the holders of Company Preferred Shares) at least two (2) Business Days prior to the Closing Date;
(vi)            an amount equal to the aggregate Per Share Common Payment with respect to each Company Common Share issued and outstanding as of immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) to an account designated by the Representative (for distribution to the holders of Company Common Shares) at least two (2) Business Days prior to the Closing Date; and
(vii)            an amount equal to the aggregate Option Payments with respect to each Vested Company Option to an account or accounts designated by the Company (for distribution to holders of such Vested Company Options) at least two (2) Business Days prior to the Closing Date and the Company (or the Surviving Corporation) shall promptly pay or cause to be paid to each holder of such Vested Company Options the applicable Option Payment through the Company’s payroll or, in the case of any non-U.S. holder of Vested Company

Options, either through the applicable Group Company’s payroll or through such other means customary for such jurisdiction (but in any event in accordance with Applicable Law) and subject to the delivery of any tax forms (including the delivery of an applicable Tax form to the extent required by Applicable Law and to the extent that such non‑U.S. holder has not already provided an applicable Tax form to the Company).
No later than five (5) Business Days prior to the Closing, the Representative shall deliver to Parent a statement setting forth that the aggregate amount required to be paid by Parent (or its Affiliate) pursuant to each of clauses (v), (vi) and (vii) of this Section 2.9(a) (the “Seller Proceeds”) and the Option Payment payable to each holder of Vested Company Options.  Notwithstanding anything to the contrary herein, (I) Parent and the Surviving Corporation shall be entitled to rely on such statement and the information provided therein by the Representative in all respects without any further inquiry by Parent, (II) upon the payment of the Seller Proceeds by Parent (or its Affiliate) pursuant to clauses (v), (vi) and (vii) of this Section 2.9(a) in the amounts set forth on such statement, neither Parent nor the Surviving Corporation shall have any further obligation or liability with respect to (1) the payment of the Purchase Price to the Sellers or the Representative (other than in respect of any adjustment to the Purchase Price required pursuant to Section 2.9(b) or the payment by the Company of the Option Payments pursuant to Section 2.9(a)(vii) or any payments pursuant to Section 2.9(c) or Section 8.1(a)(v)), or (2) the failure of the Representative to distribute the Seller Proceeds to the holders of Company Common Shares and the holders of Company Preferred Shares, (III) in no event shall the Representative distribute any portion of the Purchase Price (including any payment pursuant to Section 2.9(c)) to any holder of Company Common Shares or holder of Company Preferred Shares who has not submitted a fully executed Letter of Transmittal and all supporting documents required to be submitted pursuant to the terms thereof (including stock certificates or affidavits of loss in lieu thereof), and (IV) in no event shall the aggregate amount of proceeds payable pursuant to this Section 2.9(a) exceed the amount of the Estimated Purchase Price.

(b)            Determination of Final Purchase Price.
(i)            As soon as practicable, but no later than 60 days after the Closing Date, Parent shall prepare and deliver to the Representative, Parent’s good faith proposed calculations (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”) of each of (A) the Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Transaction Expenses and (E) the Purchase Price, in each case, including reasonably detailed calculations of the components thereof and in a manner consistent with the definitions thereof.  Parent agrees to prepare the Proposed Closing Date Calculations in a manner consistent with the Accounting Principles. If Parent fails to deliver the Proposed Closing Date Calculations within such 60 day period, then, at the election of the Representative in its sole discretion, the Actual Adjustment shall be deemed to equal zero; provided, however, that the Representative reserves any and all other rights granted to it in this Agreement.
(ii)            If the Representative does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Parent within 30 days of receiving the Proposed Closing Date Calculations, the parties hereto agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing

Date Funded Indebtedness, Unpaid Transaction Expenses and the Purchase Price, in each case, for purposes of determining the Actual Adjustment.  Prior to the end of such 30‑day period, the Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Purchase Price will be finally determined when such notice is given.  If the Representative gives a Purchase Price Dispute Notice to Parent within such 30‑day period, Parent and the Representative shall use commercially reasonable efforts to resolve the disputes during the 30‑day period commencing on the date Parent receives the Purchase Price Dispute Notice from the Representative.  If the Representative and Parent do not agree upon a final resolution with respect to any disputed items within such 30‑day period, then the remaining items in dispute shall be submitted promptly to Deloitte, or, if such firm declines to be retained to resolve the dispute, another nationally‑recognized, independent accounting firm reasonably acceptable to Parent and the Representative (in either case, the “Accounting Firm”), Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on Parent and Representative (as set forth in the Proposed Closing Date Calculations, the Purchase Price Dispute Notice or as otherwise resolved in writing by Parent and the Representative).  The Accounting Firm shall be requested to render a determination of each disputed item within 30 days after referral of the matter to such Accounting Firm, which determination, must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice) submitted by each of Parent and the Representative to the Accounting Firm within 15 days after the engagement thereof (which the Accounting Firm shall forward to Parent or the Representative, as applicable) and (iii) one written response submitted to the Accounting Firm within 10 Business Days after receipt of each such presentation (which the Accounting Firm shall forward to Parent or the Representative, as applicable), and not on independent review, which such determination shall be conclusive and binding on each party to this Agreement absent manifest error.  The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between the Representative and Parent, and any associated engagement fees shall be initially borne 50% by the Representative and 50% by Parent; provided that such fees shall ultimately be borne by Parent and the Representative in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense.  The Accounting Firm will act as an expert and not as an arbitrator and will address only such items that are in dispute.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether such calculation was done in accordance with the terms hereof, the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions or procedures used to prepare the Proposed Closing Date Calculations, and whether there were mathematical errors in the calculation of the Proposed Closing Date Calculations, and the Accounting Firm shall not make any other determination.  The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.9(b)(ii).  The Proposed Closing Date Calculations

shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.9(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Aggregate Option Exercise Price, Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Transaction Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(iii)            The Surviving Corporation shall, and shall cause each of its Subsidiaries to, promptly make its financial records and personnel available to the Representative and its accountants and other representatives at reasonable times upon reasonable advance notice during the review by the Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.
(iv)            The parties hereto agree that the procedures set forth in this Section 2.9(b) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Parent or the Representative from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.9(b)(ii), or to compel any party to this Agreement to submit any dispute arising in connection with this Section 2.9 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.9, in any court or other tribunal of competent jurisdiction in accordance with Section 9.17.  The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error.  It is the intent of the parties to this Agreement to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of Parent and the Representative and the parties hereto agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.9(b).
(c)            Adjustment to Estimated Purchase Price.
(i)            If the Actual Adjustment is a positive amount, (x) Parent or the Surviving Corporation shall pay to the Representative the portion of the Actual Adjustment due to the holders of Company Common Shares (based on their aggregate Percentage Interests) (for distribution to such holders based on their relative Percentage Interests) and the remainder of the Actual Adjustment to the Surviving Corporation and/or any other Group Company designated by the Surviving Corporation (for distribution to the holders of Vested Company Options based on their relative Percentage Interests), in each case, in cash by wire transfer of immediately available funds and within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.9 and (y) simultaneously therewith, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release (A) to the Representative the portion of the funds then remaining in the Escrow Account due to the holders of Company Common Shares (based on their relative Percentage Interests) for distribution to such holders based on their relative Percentage Interests and (B) the remainder of the funds then remaining in the Escrow Account to the Surviving

Corporation and/or any other Group Company designated by the Surviving Corporation (for distribution to the holders of Vested Company Options based on their relative Percentage Interests); provided, that in no event shall the aggregate amount paid by Parent and the Surviving Corporation pursuant to Section 2.9(c)(i)(x)  exceed $10,000,000.
(ii)            If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.9, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent an amount equal to the absolute value of such negative amount out of the Escrow Account; provided that if the absolute value of the Actual Adjustment is less than the Escrow Amount, then simultaneously with the delivery of such joint written instructions, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release (A) to the Representative the portion of the excess funds in the Escrow Account due to the holders of Company Common Shares (based on their aggregate Percentage Interests) for distribution to such holders of Company Common Shares based on their relative Percentage Interests and (B) the remainder of the excess funds in the Escrow Account to the Surviving Corporation and/or any other Group Company designated by the Surviving Corporation (for distribution to the holders of Vested Company Options based on their relative Percentage Interests), in each case, by wire transfer of immediately available funds and within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.9.
(iii)            With respect to each amount payable in respect of Company Common Shares and Vested Company Options, no later than three (3) Business Days prior to such payment from the Escrow Account to the Representative and the Surviving Corporation (or other Group Company designated by the Surviving Corporation), the Representative shall deliver to Parent a statement setting forth the portions of such payment required to be paid hereunder to the Representative (for distribution to holders of Company Common Stock based on their relative Percentage Interests) and to the Surviving Corporation or any other Group Company designated by the Surviving Corporation (for distribution to the holders of Vested Company Options based on their relative Percentage Interests).  Notwithstanding anything to the contrary herein, (I) Parent, the Surviving Corporation and each Group Company making payments in respect of Company Vested Options shall be entitled to rely on such statement and the information provided therein by the Representative in all respects without any further inquiry and (II) following the payment by Parent (or out of the Escrow Account) of the applicable amounts to the Representative or the Surviving Corporation or any other Group Company designated by the Surviving Corporation so indicated in such statement, making such payment to the Representative or the Surviving Corporation or any other Group Company designated by the Surviving Corporation in accordance with such statement, none of Parent, the Surviving Corporation or any such Group Company shall have any obligation with respect to the distribution of such amounts by the Representative.
(iv)            In the event that, upon the submission of any items in dispute to the Accounting Firm pursuant to Section 2.9(b), the undisputed items would result in a payment out of the Escrow Account to one party, the other, or both, such payment shall be made promptly following such submission, applying the provisions of this Section 2.9(c) mutatis mutandis (including by executing and delivering joint written instructions in respect of such payment to the Escrow Agent), and any such payment will be credited against any payment required to be paid pursuant to this Section 2.9(c).
(v)            For the avoidance of doubt, except for Claims for Actual Fraud against the Person committing such Actual Fraud, the Escrow Amount shall serve as the sole and exclusive source of recovery for any amounts owed to Parent in connection with the final determination of the Purchase Price and Actual Adjustment pursuant to this Section 2.9.
(vi)            Promptly after receipt of the amounts to be paid to the Surviving Corporation pursuant to this Section 2.9(c), if any, the Surviving Corporation shall pay or cause to be paid to each holder of Vested Company Options the applicable portion of such amount (based on their relative Percentage Interests) through the Surviving Corporation’s payroll or, in the case of any non-U.S. holder of Vested Company Options, either through the applicable Group Company’s payroll or through such other means customary for such jurisdiction (but in any event in accordance with Applicable Law) and subject to the delivery of any tax forms (including the delivery of an applicable Tax form, to the extent required by Applicable Law and to the extent that such non‑U.S. holder has not already provided an applicable Tax form to the Company).
(vii)            Notwithstanding anything to the contrary herein, no holder of Company Common Shares or Company Preferred Shares shall be entitled to receive payments pursuant to this Section 2.9(c) until such holder has complied with Section 2.13 (including, for the avoidance of doubt, by delivering a properly completed and duly executed Letter of Transmittal and surrendering its Company Stock Certificates or an affidavit of loss in lieu thereof).
Section 2.10           Option Plans.
(a)            Prior to the Closing, the Company shall take the appropriate actions pursuant to the Option Plan (and the underlying option grant agreements) that are necessary to give effect to the provisions of Section 2.8(d) and Section 2.9(a)(vii) with respect to Vested Company Options.
(b)            The Option Plan and all Company Options shall terminate as of the Effective Time, and no holder of Company Options shall have any rights thereunder, including any rights to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiaries thereof, other than as set forth herein (including pursuant to Section 2.9) or by Applicable Law.
Section 2.11           Additional Actions.  If, at any time before or after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section 2.12           Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Company Common Shares outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Shares shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any of such Company Common Shares or Company Preferred Shares (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and, if applicable, shall be exchanged as provided in Section 2.13.
Section 2.13           Surrender of Certificates.
(a)            The Company will mail or cause to be mailed prior to the Closing: to each holder of Company Common Shares, a letter of transmittal in the form attached hereto as Exhibit C-1 and to each holder of Company Preferred Shares, a letter of transmittal substantially in the form attached hereto as Exhibit C-2, (collectively, the “Letter of Transmittal”), which shall specify that delivery shall be effected only upon proper surrender of the Company Stock Certificates together with such Letter of Transmittal properly completed and duly executed to the Representative and the Company, and instructions for use in surrendering such Company Stock Certificates and receiving the consideration described in Section 2.9(a)(v) and Section 2.9(a)(vi), as applicable (subject to adjustment in accordance with Sections Section 2.9(c) and Section 8.1(a)(iii)) in respect of the Company Common Shares and/or Company Preferred Share evidenced thereby.  Until so surrendered, each such Company Stock Certificates shall represent solely the right to receive at the Effective Time the consideration described in Section 2.9(a)(v) and Section 2.9(a)(vi), as applicable (subject to adjustment in accordance with Section 2.9(c) and Section 8.1(a)(iii)) relating to the Company Common Shares and/or Company Preferred Shares represented thereby; provided, that notwithstanding anything to the contrary in this Agreement, except as may be required pursuant to Applicable Law, no payments shall be made hereunder to any holder of the Company Common Shares or Company Preferred Shares unless and until such Person has complied with this Section 2.13 (including, for the avoidance of doubt, the delivery by such holder of a properly completed and duly executed Letter of Transmittal and the surrendering of such holder’s Company Stock Certificates or an affidavit of loss in lieu thereof).  Any Letter of Transmittal or Company Stock Certificate received prior to Closing shall be deemed effective immediately following the Effective Time.  Any amounts otherwise payable to any such Person who has not complied with this Section 2.13 (including any amounts that may become payable in accordance with Section 2.9(c) and Section 8.1(a)(iii) hereof) shall instead be retained by, or distributed to, the Representative for payment to such Person following compliance with this Section 2.13.

(b)            If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of, and agreeing to indemnify Parent and the Representative with respect to, that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed, the Representative shall pay in exchange for such lost, stolen or destroyed Company Stock Certificate the payment deliverable in respect thereof determined in accordance with this ARTICLE II.
Section 2.14           Treatment of Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, a holder of Company Common Shares who is entitled to demand and has validly and properly demanded appraisal of such shares in writing pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not have such shares converted into, or have the right to receive, the applicable Per Share Common Payment and a portion (if any) of the Escrow Funds and the Representative Expense Amount as provided herein, but instead such holder shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL, unless and until such holder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent.  If any holder of Dissenting Shares shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL), lost the right to dissent or a court of competent jurisdiction shall have determined that such holder is not entitled to the relief provided by Section 262 of the DGCL, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such holder shall be automatically cancelled and converted into and represent only the right to receive the applicable Per Share Common Payment and a portion (if any) of the Escrow Funds and the Representative Expense Amount as provided herein pursuant to Section 2.8 (without, in each case, any interest thereon) and Parent shall promptly deposit any amounts then owed to such holder with the Representative for distribution to such holder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (a) any Company SEC Reports or any IDQ Noteholder Reports (but excluding any disclosures contained under the heading “Risk Factors” or any disclosure of risk included in any “forward-looking statements” disclaimer or that are predictive or cautionary in nature) or (b) subject to Section 9.7, the Schedules, the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
Section 3.1              Organization and Qualification.
(a)            The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect.  Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted.

(b)            Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.2              Capitalization of the Group Companies.
(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 400,000,000 shares of Company Common Shares, 288,384,891 of which are issued and outstanding, and (ii) 200,000,000 shares of Company Preferred Shares, 67,312 of which are issued and outstanding.  All of the issued and outstanding Company Common Shares and Company Preferred Shares are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth on Schedule 3.2 or in the first sentence of this Section 3.2(a), as of the date of this Agreement, there are no outstanding or authorized (x) equity securities of the Company, (y) securities of the Company convertible into or exchangeable for equity securities of the Company, or (z) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible or exchangeable securities or other Contracts or rights (contingent or otherwise) that entitle any Person to acquire any of the foregoing from the Company. Except as set forth on Schedule 3.2, as of the date of this Agreement, the Company has no obligations to issue any equity securities or securities convertible into or exchangeable for equity securities of the Company, and no Group Company has any commitment to issue any of the foregoing or to distribute to holders of any of its capital stock or interests, any evidence of Funded Indebtedness or asset. There are no authorized or outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to any Group Company.  Other than the Stockholders Agreement, no Group Company is a party to, and to the Company’s Knowledge, there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any equity interests in any Group Company.  No Group Company has any obligation to repurchase, redeem or otherwise acquire any equity securities or interests of any Group Company.  No holder of Funded Indebtedness has the right to vote on any matters of any Group Company (or convert into, exchange for, subscribe for or acquire, any capital stock or equity securities of any Group Company or any interests having the right to vote on any matter relating to any Group Company).
(b)            Except as set forth on Schedule 3.2, no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.  Schedule 3.2 sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns directly or indirectly, any equity or equity related securities.  Except as set forth on Schedule 3.2 or as set forth in its Governing Documents, all outstanding equity securities of each Group Company (except to the extent such concepts are not applicable under the Applicable Law of such Subsidiary’s jurisdiction of formation or other Applicable Law) have been duly authorized, validly issued, and, to the extent applicable to such Subsidiary in its jurisdiction of formation or incorporation, are fully paid and are non-assessable and free and clear of any preemptive rights, call rights, put rights, rights of first refusal or similar rights (except to the extent provided by Applicable Law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Group Company.  Except as set forth on Schedule 3.2, there are no outstanding (i) equity securities of any Group Company not held by a Group Company, (ii) securities of any Group Company convertible into or exchangeable for, at any time, equity securities of any Group Company or (iii) options or other rights to acquire from any Group Company, and no obligation of any Group Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of any Group Company.
Section 3.3             Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Transactions (the “Ancillary Documents”) and, subject to receiving the Requisite Stockholder Approval, to consummate the Transactions.  Subject to receipt of the Requisite Stockholder Approval, the execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The Company Board has unanimously (i) determined that it is advisable and in the best interests of the stockholders of the Company to enter into this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement to the stockholders of the Company for adoption and (iv) recommended to the stockholders of the Company that they adopt this Agreement.
Section 3.4              Financial Statements; Aggregate Liquidation Preference.
(a)            Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
(i)            the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2013 and December 31, 2014 and the related audited consolidated statements of income, cash flows and stockholders’ equity of the Company and its consolidated Subsidiaries for each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014;
(ii)            the audited consolidated balance sheet of Armored AutoGroup Inc. and its consolidated Subsidiaries as of December 31, 2014 and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of Armored AutoGroup Inc. and its consolidated Subsidiaries then ended;
(iii)            the audited consolidated balance sheet of IDQ Holdings, Inc. and its consolidated Subsidiaries as of December 31, 2014 and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of IDQ Holdings, Inc. and its consolidated Subsidiaries then ended (the financial statements in (i), (ii) and (iii), collectively, the “Audited Financial Statements”); and
(iv)            the unaudited consolidated balance sheet and statement of profit and loss of (1) Armored AutoGroup Inc. and its consolidated Subsidiaries as of February 28, 2015 and (2) IDQ Holdings, Inc. and its consolidated Subsidiaries as of February 28, 2015 (collectively, the “Latest Financial Statements”).
(b)            Except as set forth on Schedule 3.4, (i) the Audited Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, (ii) the Audited Financial Statements fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, (iii) the Latest Financial Statements fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject to the absence of footnotes and normal year‑end adjustments) and (iv) the Financial Statements referred to in clause (a)(i) of this Section 3.4 are compliant in all material respects with the requirements of Rule 3-05 of Regulation S-X under the Securities Act (as applicable to financial statements of non-public entities).
(c)            As of April 23, 2015, the Aggregate Liquidation Preference is $83,482,904.
Section 3.5              SEC and Other Reports.
(a)            Armored AutoGroup Inc. has filed all forms, reports, registrations, statements, certifications and other documents required to be filed by it with, or furnished by the Company to, the SEC for all periods beginning on or after January 1, 2013 (the “Company SEC Reports”).  The Company SEC Reports were prepared and comply in all material respects in accordance with the applicable requirements of the Exchange Act and the Securities Act, and did not, as of their respective dates (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved written comments from the SEC staff with respect to any of the Company SEC Reports.  To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
(b)            Each of IDQ Holdings, Inc. and IDQ Acquisition Corp. has furnished all material forms, reports, registrations, statements, certifications and other documents required to be furnished by it to the trustee and the holders of the notes under each of the Indentures to which such Person is a party and has satisfied all other material reporting obligations incumbent upon it under each such Indenture, in each case since March 17, 2014 (the “IDQ Noteholder Reports”).  The IDQ Noteholder Reports were prepared in accordance with and complied in all material respects with the requirements of the applicable Indenture, and did not, as of their respective dates (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.6              Consents and Approvals; No Violations.  Except as set forth on Schedule 3.6, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which such Group Company is a party or the consummation by the Company of the Transactions, except for (a) compliance with and filings under the HSR Act, (b) the filing of the Certificate of Merger and (c) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the Transactions.  Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the Transactions will (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) except as set forth on Schedule 3.6, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, Real Property Lease or Material Permit, (iii) violate any order, writ, injunction, decree, Applicable Law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, which in the case of clause (iii) above, would reasonably be expected to have a Company Material Adverse Effect.
Section 3.7              Material Contracts.
(a)            Except for this Agreement and for any Real Property Lease, Schedule 3.7(a) sets forth each of the following types of Contracts to which any Group Company is a party or by which any Group Company is bound as of the date hereof (each, a “Material Contract”) (provided, that for purposes of disclosure on Schedule 3.7(a), each threshold of $100,000 below shall be deemed to be $500,000):
(i)            Contract for the employment of any officer, employee or other person on a full‑time, part-time, consulting or other basis providing total annual compensation in excess of $250,000 (other than any “at will” Contract that may be terminated by any Group Company upon 30 days or less advance notice and does not impose any penalty or severance obligations upon a Group Company upon termination);

(ii)          Contract under which any Group Company has made advances or loans to any other Person (other than (A) any such Contract involving advances made to an employee of the Group Companies in the ordinary course of business and (B) any such Contract between or among one or more members of the Group Companies, on the one hand, and one or more other members of the Group Companies, on the other hand);
(iii)         Contract containing a covenant granted by any Group Company in favor of a third party not to compete or engage in any line of business or conduct business in any geographic area that would be reasonably likely to materially restrain the business of any Group Company;
(iv)        Contract limiting the freedom of any Group Company to solicit for employment or hire any individual, which limitation materially impairs the business of the Group Companies, taken as a whole, as currently conducted;
(v)          Contract required to be disclosed pursuant to Section 3.7(a)(xi) that contains any “most‑favored nations”, exclusivity or similar right or undertaking in favor of any party other than a Group Company;
(vi)        Contract or indenture (including any guarantee) relating to Funded Indebtedness except for Funded Indebtedness for an amount less than $100,000;
(vii)       Contract under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $100,000;
(viii)      Contract under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any Contract under which the aggregate annual rental payments do not exceed $100,000;
(ix)          material Contract pursuant to which any Group Company is granted a license to use any Intellectual Property Rights, or grants any other Person a right to use any Group Company IP Rights (excluding (A) licenses for shrink-wrap, click-wrap or off-the-shelf software, or other generally commercially available software on non-discriminatory terms and (B) non‑disclosure agreements);
(x)           material partnership or strategic alliance agreements and material joint venture agreements relating to the Group Companies;
(xi)          Contract with the top 20 customers of the Group Companies based on revenue during the twelve‑month period ending December 31, 2014 (excluding any purchase or sale orders entered into in the ordinary course of business);
(xii)        Contract with the top 20 vendors of the Group Companies based on the expenditures made during the twelve‑month period ending December 31, 2014 (excluding any purchase or sale orders entered into in the ordinary course of business);

(xiii)       Contract with distributors and sales agents that are material to the business of the Group Companies;
(xiv)      Contract that is with any Governmental Entity for the sale of products in excess of $100,000 in revenue for the fiscal year ended December 31, 2014;
(xv)        collective bargaining agreement;
(xvi)      Contract that relates to any future disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company, other than in the ordinary course of business;
(xvii)    Contract to make capital expenditures in excess of $100,000 for which any Group Company shall have continuing Liabilities after the Closing Date;
(xviii)   Contract that requires a Group Company to purchase its total requirement of any material product or service from a third party or that contains “take or pay” provisions with a vendor of the Group Companies referenced in Section 3.7(a)(xii);
(xix)       settlement or compromise of any litigation or other material Claim to which any Group Company is or was a party (A) under which the Group Company will have any Liability after the Closing Date in excess of $250,000 or (B) which imposes material non-monetary obligations;
(xx)         Contract relating to the group provision of or purchase of services for Employee Benefit Plans; or
(xxi)       Contract that relates to any completed disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company since January 1, 2011, other than sales of inventory in the ordinary course of business.
(b)            Except as set forth on Schedule 3.7(b), each Material Contract is a valid, legal and binding agreement of the applicable Group Company and (assuming that such Material Contract was duly and validly authorized, executed and delivered by the other Persons party thereto) enforceable against the applicable Group Company and, to the Company’s Knowledge, each other party thereto, in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.  Each Group Company has performed in all material respects all obligations required to be performed by it under the Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in material breach of or material default thereunder and, to the Knowledge of the Company, no other party to any Material Contract is in breach of or default thereunder in any respect that is or would reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies.  The Company has made available to the Parent a true and complete copy of each Material Contract.

Section 3.8              Customers and Suppliers.  Schedule 3.8 sets forth a true and complete list, for the twelve-month period ending December 31, 2014, of the 10 largest customers of goods and services of the Group Companies (based on revenue during such twelve-month period) and the 10 largest suppliers of goods and services to the Group Companies (based on the expenditures made during such twelve-month period).  Except as set forth on Schedule 3.8, as of the date hereof, no Person set forth on Schedule 3.8 has provided written notice to a Group Company that such Person is cancelling or otherwise terminating the relationship of such Person with the Company or any of its Subsidiaries.
Section 3.9              Absence of Changes.  Except as set forth on Schedule 3.9, during the period beginning on the date of the Latest Financial Statement and ending on the date hereof, (i) there has not been any event, change, occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) other than in connection with the Transactions, each Group Company has conducted its business in all material respects in the ordinary course consistent with past practices and (iii) no Group Company has taken any action which, if taken after the date hereof, would require the consent of Parent pursuant to Section 5.1(b)(i), (ii), (iii), (vi), (vii), (xvii), (xx) and (xxi).
Section 3.10           Litigation.  Except as set forth on Schedule 3.10, there is no Claim or series of related Claims pending or, to the Company’s Knowledge, threatened in writing or under investigation against (a) any Group Company which would reasonably be expected to result in Liability to a Group Company in excess of $250,000 or the imposition of material equitable remedies on any Group Company or (b) to the Company’s Knowledge, any director, officer or employee of a Group Company in connection with such director’s, officer’s or employee’s relationship with a Group Company.  Except as set forth on Schedule 3.10, no Group Company is subject to any outstanding order, writ, injunction or decree that has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.11           No Undisclosed Liability.  No Group Company has any material Liability of any nature required to be disclosed or reserved against on a balance sheet in accordance with GAAP, other than (a) Liabilities set forth in the Latest Financial Statement, (b) Liabilities incurred in the ordinary course of business after the date of the Latest Financial Statement or (c) Liabilities incurred in connection with the Transactions.  No Group Company maintains any “off-balance sheet” arrangement within the meaning of Item 303 of Regulation S-K of the SEC.
Section 3.12           Compliance with Applicable Law.  The Group Companies hold all permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted, other than any such permits, licenses, approvals, certificates and authorizations which, if not held by the Group Companies, would not reasonably be expected to have a Company Material Adverse Effect (each, a “Material Permit”).  The business of the Group Companies is, and has been since the date that is four (4) years prior to the date of this Agreement, operated in compliance in all material respects with all Applicable Laws and Material Permits. Except as set forth on Schedule 3.12, since the date that is four (4) years prior to the date hereof, no Group Company has received any written notice from a Governmental Entity that alleges that the business of the Group Companies is not in compliance in any material respect with any Applicable Law or Material Permit. This Section 3.12 does not relate to employee plan matters (which is the subject of Section 3.13), environmental matters (which is the subject of Section 3.14), labor and employment matters (which is the subject of Section 3.16) or Tax matters (which is the subject of Section 3.18).
Section 3.13           Employee Plans.
(a)            Schedule 3.13(a) lists all Employee Benefit Plans.  For each Employee Benefit Plan, to the extent applicable, true, complete and correct copies of the following have been made available in all material respects to Parent: (i) each current Employee Benefit Plan document, current related insurance Contract and trust, including all amendments to each, and a written summary of any material Employee Benefit Plan not in writing; (ii) the most recent determination or opinion letter received from the Internal Revenue Service; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent annual reports Form 5500 series, including all schedules, financial statements, and actuarial reports; and (v) for each option under the Option Plan that is currently outstanding, a list of holders, dates of grant, number of shares, exercise price per share, shares vested and dates exercisable.
(b)            Except as set forth on Schedule 3.13(b), no Group Company has any obligation to contribute to a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides post-termination health or other welfare benefits to current or former employees of any Group Company other than health continuation coverage mandated under COBRA. No Employee Benefit Plan is, and no Group Company has any obligation to contribute to: (i) a “multiple employer welfare plan” or a “multiple employer welfare arrangement” within the meaning of Section 514(b)(6) or 3(40) of ERISA, or (ii) a “welfare benefit fund” within the meaning of Section 419(e) of the Code.  Except as set forth on Schedule 3.13(b), no Group Company has incurred or expects to incur any withdrawal Liability (either as a contributing employer or as part of a controlled group which includes a contributing employer) to any Multiemployer Plan, in connection with any complete or partial withdrawal as a result of the transactions contemplated under this Agreement or otherwise.
(c)            Except as set forth on Schedule 3.13(c): (i) each Employee Benefit Plan and each Foreign Benefit Plan has been administered in all material respects in accordance with its terms and complies in all material respects with the applicable requirements of ERISA, the Code, COBRA and any other Applicable Laws and (ii) each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to materially adversely affect the qualified status of any such Employee Benefit Plan.  All required reports and descriptions of the Employee Benefit Plans have been timely filed and distributed in all material respects.
(d)            Except as set forth on Schedule 3.13(d), no Group Company has any material Liability under Title IV of ERISA nor, is any material Liability under Title IV of ERISA reasonably expected to be incurred by any Group Company, including on account of any ERISA Affiliate.  All material contributions required to be made by any Group Company under

Applicable Law or the terms of any Employee Benefit Plan, Multiemployer Plan, Foreign Benefit Plan or the plan of a Governmental Entity, or collective bargaining agreement as of the Closing Date, have been made in full or properly accrued as of such date.
(e)            No Group Company has engaged in any transaction with respect to any Employee Benefit Plan, Multiemployer Plan or Foreign Benefit Plan, that would reasonably be expected to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other Applicable Law.  To the Company’s Knowledge, no “fiduciary” within the meaning of Section 3(21) of ERISA has committed any breach of fiduciary responsibility imposed by ERISA or other similar Applicable Law with respect to any Employee Benefit Plan, Multiemployer Plan, Foreign Benefit Plan or otherwise that would result in material Liability to a Group Company.  Other than claims and appeals for benefits in the ordinary course, there is no pending, or to the Company’s Knowledge, threatened or anticipated action, suit, grievance, investigation, arbitration, litigation or claim with respect to any Employee Benefit Plan, Multiemployer Plan, Foreign Benefit Plan, or any assets of any thereof, and there is no pending audit or investigation of any Employee Benefit Plan, Multiemployer Plan or Foreign Benefit Plan, by any Governmental Entity, in each case, that would result in material Liability to a Group Company.
(f)            The consummation of the Transactions will not give rise to any Liability under any Employee Benefit Plan, Multiemployer Plan, Foreign Benefit Plan or otherwise, including Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of any Group Company (whether current, former or retired) or their beneficiaries.  Except as set forth on Schedule 3.13(f), no amount received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions, by any employee, officer, director, stockholder or other service provider of any Group Company under any Employee Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code.  No Group Company has an obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director or other service provider of the Group Company on or after the Effective Time for any Tax incurred by such individual or entity under Section 409A or 4999 of the Code.  The parties acknowledge that this Section 3.13(f) shall not apply to any arrangements entered into at the direction of Parent or between Parent and its Affiliates, on the one hand, and a disqualified individual on the other hand (“Buyer Arrangements”) so that, for the avoidance of doubt, compliance with this Section 3.13(f) shall be determined as if such Buyer Arrangements had not been entered into.
(g)            Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder in all material respects.
Section 3.14           Environmental Matters.
(a)            Except as set forth on Schedule 3.14:

(i)            Each of the Group Companies are, and since the date that is four (4) years prior to the date hereof, have been, in compliance with all applicable Environmental Laws, except for any such noncompliance as would not reasonably be expected to have a Company Material Adverse Effect;
(ii)           Without limiting the generality of the foregoing, the Group Companies have obtained and are in compliance with all Permits, licenses and other authorizations that are required by applicable Environmental Laws for their operations as currently conducted, except for any failures to so obtain or comply as would not reasonably be expected to have a Company Material Adverse Effect;
(iii)          The Group Companies have not retained or assumed, or provided any indemnification or guarantee with respect to, either contractually or by operation of law, any Liability or Contract of any other Person relating to any environmental matter, including but not limited to, any Environmental Claim related to (i) a Group Company; (ii) the Real Property; (iii) any previously leased or owned real property; or (iv) any other real property; except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
(iv)         No Group Company has received any unresolved written notice of an Environmental Claim, or relating to compliance with or Liability (including any investigatory, corrective or Remedial Action obligation) under, any applicable Environmental Laws; except in each of the foregoing cases for any such notice the subject matter of which would not reasonably be expected to have a Company Material Adverse Effect; and
(v)           With respect to its business, no Group Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, allowed a Release of, or exposed any Person to any Hazardous Material, and none of the Real Property is contaminated by any Hazardous Material, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
(b)            The Group Companies have made available to Parent all material environmental audits, environmental assessments, environmental investigation reports, and environmental sampling in the possession or control of the Group Companies, in each case, materially bearing on environmental, health or safety Liabilities relating to (i) the Group Companies or (ii) the Real Property.
(c)            This Section 3.14 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including matters relating or subject to Environmental Laws.
Section 3.15           Intellectual Property.
(a)            Except as set forth on Schedule 3.15(a), the Group Companies own, license or otherwise have the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights which are used in, held for use in, or necessary for the conduct of the business of the Group Companies (collectively, the “Group Company IP Rights”).  Except as would not reasonably be expected to have a Company Material Adverse Effect, upon the Closing, the Group Companies will continue to have the right to use all Group Company IP Rights on substantially similar terms and conditions as the Group Companies enjoyed immediately prior to the Closing.
(b)            Schedule 3.15(b) sets forth a true and complete list, as of the date hereof, of (i) all U.S. federal and non-U.S. issued patents, trademark registrations, copyright registrations, Internet domain name registrations and social media account identifiers owned by or registered to a Group Company and (ii) all U.S. federal and non-U.S. patent applications, trademark applications, and copyright applications owned by a Group Company (collectively, “Registered Group Company IP Rights”), including for each such item listed, as applicable, its (A) territory, (B) application or serial number and date, (C) issue or registration number and date, (D) title or mark, (E) owner and (F) any payments or filings required to be made within one hundred eighty (180) days after the date of this Agreement. All material Registered Group Company IP Rights are subsisting and are, to the Company’s Knowledge, valid, enforceable and in full force and effect.
(c)            Except as set forth on Schedule 3.15(c), there are no claims pending or, to the Company’s Knowledge, threatened (i) against any Group Company before any Governmental Entity alleging that any Group Company is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person in any material respect; (ii) before any Governmental Entity that have been brought by any Group Company against any Person alleging infringement, misappropriation or other violation of any Owned IP Rights; and (iii) that would reasonably be expected to adversely impact any Group Company’s ability to use or exploit any Owned IP Rights.
(d)            To the Company’s Knowledge (i) the conduct of the business of the Group Companies as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and (ii) no Person is currently infringing, misappropriating or otherwise violating any material Owned IP Rights.
(e)            The Group Companies have taken reasonable measures to maintain and protect the confidentiality of all material Proprietary Information owned or held by each Group Company, as applicable.  The Group Companies are in compliance, in all material respects, with all Applicable Laws regarding the collection, use and protection of Personal Data. To the Company’s Knowledge, no Person has gained access to or made any unauthorized use of any such Proprietary Information or Personal Data maintained by the Group Companies. To the Company’s Knowledge, the IT Systems (i) are adequate, in all material respects, for the operations of each Group Company’s business, (ii) to the extent such IT Systems are material, perform in material conformance with their documentation and (iii) to the extent such IT Systems are material, are free from any material defect.
Section 3.16           Labor Matters.
(a)             No Group Company is a party to any collective bargaining agreement.

(b)            (i) To the Company’s Knowledge, no union organization campaign is in progress with respect to any employees of any Group Company and (ii) there is no strike, walk out, work stoppage, lockout or other material labor dispute pending or, to the Company’s Knowledge, threatened against any Group Company.
(c)            All individuals who are performing consulting or other services for a Group Company are correctly classified in all material respects as either “independent contractors” or “employees” as the case may be.
(d)            No Group Company has implemented any location closing or employee layoffs during the four-year period prior to the date hereof in violation of the Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff statute, rule or regulation.
Section 3.17           Insurance.  Schedule 3.17 contains a list of all material policies of fire, Liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”).  True and complete copies of such Insurance Policies, together with all amendments and supplements thereto, have been made available to Parent.  All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid or accrued, and no cancellation, termination, non-renewal of or material alteration of coverage under, any of such Insurance Policies has occurred or been threatened in writing.  Except as set forth on Schedule 3.17, there are no claims related to the business of the Group Companies pending under any Insurance Policies which would be reasonably expected to exceed the limits of any Insurance Policy.  None of the Group Companies is in material breach or material default with respect to any Insurance Policy, and, to the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach or event of material default under any Insurance Policy by any of the Group Companies.
Section 3.18           Tax Matters.  Except as set forth on Schedule 3.18:
(a)            each Group Company (i) has prepared and duly filed (or has had so prepared and filed on its behalf) with the appropriate domestic federal, state, local and foreign taxing authorities all income Tax Returns and all other material Tax Returns required to be filed with respect to such Group Company and (ii) has fully and timely paid or accrued (or had paid on its behalf) all material Taxes owed by it (whether or not shown on any Tax Return), including Taxes which such Group Company is obligated to withhold and has made adequate provision in accordance with GAAP for any unpaid Taxes of the Group Companies that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof;
(b)            all Tax Returns filed with respect to each of the Group Companies are true and correct in all material respects;
(c)            each Group Company has made available to Parent correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired;
(d)            no audit or other proceeding by any taxing authority is pending or threatened in writing with respect to any Taxes due from or with respect to any Group Company and no taxing authority has given written notice of its intention to assert any deficiency or claim for additional Taxes against any Group Company;
(e)            no Group Company has consented to extend the time (or is the beneficiary of any extension of time) in which any Tax may be, or to waive the statutory period of limitations applicable for any Tax that may be, assessed or collected by any taxing authority (other than any extension which is no longer in effect or statute of limitations which has since expired) and no request by a Group Company for any such waiver or extension is currently pending;
(f)             no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes which has not since been satisfied by payment or been withdrawn;
(g)            within the last four (4) years, no written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction;
(h)            there are no Liens for Taxes upon the assets or properties of any Group Company, except for statutory Liens for Taxes not yet due;
(i)              no Group Company is a party to any Contract relating to the sharing, allocation or indemnification of Taxes (excluding Tax provisions in agreements the principal subject of which does not relate to Taxes) (collectively, “Tax Sharing Agreements”) or has any Liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulations § 1.1502-6, Treasury Regulations § 1.1502-78 or any similar state, local or foreign tax law, as a transferee or successor, or otherwise;
(j)             each Group Company has withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate taxing authority, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of Applicable Laws, and each Group Company has complied in all material respects with all Tax information reporting provisions of such Tax withholding and remitting provisions of Applicable Laws;
(k)            no Group Company constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the four years prior to the date of this Agreement;

(l)             any adjustment of Taxes of any Group Company made by the Internal Revenue Service, which adjustment is required to be reported to the appropriate state, local or foreign taxing authorities, has been so reported;
(m)            no Group Company will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law;
(n)            no Group Company has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and no Group Company is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other taxing authority; and
(o)            no Group Company has entered into any transaction that constitutes (i) a “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) or (ii) a “confidential corporate tax shelter” within the meaning of Treasury Regulations § 301.6111-2(a)(2).
This Section 3.18 contains the sole and exclusive representations and warranties of the Company with respect to Taxes.
Section 3.19           Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Group Company, except to the extent such fee or commission or similar payment constitute Transaction Expenses.
Section 3.20           Real and Personal Property.
(a)            Leased Real Property.  Schedule 3.20(a) sets forth a list of all leases, licenses and other occupancy agreements and other agreements for material distribution centers that are regularly relied on in the operation of the business (each, including any and all amendments, modifications, guaranties and other agreements relating thereto, a “Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant, licensee or occupant as of the date of this Agreement.  The Company has made available to Parent, true and complete copies of all Real Property Leases.  Except as set forth on Schedule 3.20(a), each Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  Except as set forth on Schedule 3.20(a), each of the Group Companies, and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Real Property Lease.  Except as disclosed on Schedule 3.20(a), there are no written or oral subleases, concessions or other Contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property.  No event has occurred or circumstances exist which, with the delivery of notice, the passage of time, or both, would constitute, a material breach or material default by the applicable Group Company or permit the termination, modification, or acceleration of rent under a Real Property Lease as a result of any action or inaction by the applicable Group Company, or to the Company’s Knowledge, permit the termination, modification or acceleration of rent under a Real Property Lease.  To the Company’s Knowledge, no event has occurred or circumstances exist which with the delivery of notice, the passage of time or both, would constitute a material breach or material default by the applicable landlord or permit the termination or modification of a Real Property Lease. The applicable Group Company’s interest under each Real Property Lease is subject to no Liens other than Permitted Liens.
(b)            Owned Real Property.  Schedule 3.20(b) sets forth the address of each real property owned by any Group Company (such real property, the “Owned Real Property”).  With respect to each Owned Real Property: (i) a Group Company has good and marketable title to such Owned Real Property, free and clear of all Liens, except Permitted Liens (provided, however, that all Liens associated with the Credit Facilities shall be released as of the Closing Date); (ii) except as set forth on Schedule 3.20(b), the applicable Group Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the rights of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal granted by any Group Company to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Group Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Group Companies.
(c)            Real Property.  The Real Property comprises all of the real property used or intended to be used in the operation of the business of the Group Companies.  To the Company’s Knowledge, the improvements to the Real Property, including all systems located on the Real Property which are material to the operation of the business of the Group Companies from such location, are in good operating order and condition (reasonable wear and tear excepted) and suitable for their current use.  The Real Property has direct access or indirect access through valid easements to and from public rights of way, and, to the Company’s Knowledge, is served by utilities, in each case as required by the normal operation of the businesses being operated from the Real Property.
(d)            Personal Property.  Except as disclosed on Schedule 3.20(c), as of the date of this Agreement, the Group Companies collectively own or hold under valid leases all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Liens identified on Schedule 3.20(c) and Permitted Liens.
Section 3.21           Products.
(a)            The Group Companies have no outstanding product warranty claim or series of related claims with respect to their products which would reasonably be expected to result in Liability to a Group Company in excess of $100,000.  The warranty expense (including the cost of any replaced or reworked parts) of the Business has not exceeded $100,000 in any of the last four (4) fiscal years and, to the Company’s Knowledge, is not expected to exceed that amount in the fiscal year ending December 31, 2015.
(b)            Each of the products manufactured, produced, distributed or sold by the Group Companies, all production processes established by the Group Companies with respect thereto, and all services performed by the Group Companies are, and since the date that is four (4) years prior to the date hereof have been, in material compliance with all contractual specifications applicable to such products and services, other than as would not reasonably be expected to have a material effect on the Group Companies, taken as a whole.
Section 3.22           Transactions with Affiliates.  Schedule 3.22 sets forth all Contracts or arrangements between any Group Company, on the one hand, and Affiliates of the Group Companies (other than any Group Company or any employee of any Group Company), on the other hand, that will not be terminated effective as of the Closing Date.  Except as disclosed on Schedule 3.22, (i) none of the Group Companies or their respective Affiliates and (ii) to the Company’s Knowledge, none of their  directors, officers or members of senior management and  no individual in such Person’s immediate family or any trust, partnership or corporation in which any such Person has a material economic interest (such Persons, the “Affiliated Persons”) (a) possesses, directly or indirectly, any financial interest in, or is a director or officer of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee or competitor of any Group Company, (b) is a party to any Contract or transaction with a Group Company or has any material ownership or material financial interest in any asset, property or right (tangible or intangible) used by a Group Company, or (c) has any commitment from any Group Company to make a loan or extend or guarantee credit to or for the benefit of such Affiliated Person.  Ownership of five percent or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 3.22.
Section 3.23           Anti-Corruption and International Trade Matters.
(a)            No Group Company, no director or officer of any Group Company and, to the Knowledge of the Company, no employee or other person acting for or on behalf of any Group Company is designated on, or is owned or controlled by any entity or individual that is designated on, any list of sanctioned parties maintained by the United States, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department.  Since the date that is four (4) years prior to the date hereof, no Group Company has participated in any transaction involving such a designated person, or involving any country or territory subject to comprehensive U.S., UK or EU sanctions, including Iran, Cuba, Sudan, Syria, North Korea, or Crimea.
(b)            Since the date that is four (4) years prior to the date hereof, the Group Companies have complied, and currently are in compliance, in all material respects with all Applicable Laws related to anti-corruption, anti-money laundering, sanctions, exports and imports, including the Foreign Corrupt Practices Act, the export control regulations administered by the U.S.

Department of Commerce, the sanctions regulations administered by the U.S. Department of Treasury, and U.S. customs laws and regulations, and there are no unresolved claims against any Group Company with respect to any such Applicable Law.
(c)            Without limiting the foregoing, since the date that is four (4) years prior to the date hereof, no Group Company has received any written notice that it is subject to any governmental investigation, audit, or inquiry or conducted any internal investigation or made any voluntary or involuntary disclosure to any Governmental Entity involving or related to any alleged or actual violation of any Applicable Law relating to anti-corruption, anti-money laundering, sanctions, exportation or importation.
(d)            The Group Companies have instituted and maintain policies and procedures that are designed to provide reasonable assurance of ongoing compliance with Applicable Law relating to anti-corruption, anti-money laundering, sanctions, exportation and importation.
Section 3.24          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III, THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.  PARENT AND MERGER SUB SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS AGREEMENT, IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY OR THE REPRESENTATIVE (ON SELLER’S BEHALF) PURSUANT HERETO, OR ANY ANCILLARY DOCUMENT (INCLUDING ANY LETTER OF TRANSMITTAL OR AFFIDAVIT OF LOST CERTIFICATE).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to Section 9.7, except as disclosed on the Parent Disclosure Schedules, Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company, as of the date hereof and as of the Closing Date, as follows:
Section 4.1              Organization.  Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Merger.
Section 4.2              Authority.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which

Parent and Merger Sub are parties and to consummate the Transactions.  The execution and delivery of this Agreement and the Ancillary Documents to which Parent and/or Merger Sub is a party and the consummation of the Transactions have been (and the Ancillary Documents to which Parent and/or Merger Sub are is a party will be) duly authorized by all necessary action on the part of Parent and/or Merger Sub and no other proceeding (including by their respective equityholders) on the part of Parent or Merger Sub is necessary to authorize this Agreement and the Ancillary Documents to which Parent and/or Merger Sub is a party to consummate the Transactions.  No vote of Parent’s equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the Transactions and Parent, acting as the sole stockholder of Merger Sub, has approved this Agreement.  This Agreement has been (and the Ancillary Documents to which Parent and/or Merger Sub is a party will be) duly and validly executed and delivered by Parent and/or Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and/or Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and/or Merger Sub is a party will be duly authorized, executed and delivered by the other parties hereto and thereto), enforceable against each of Parent and/or Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 4.3              Consents and Approvals; No Violations.  Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.6, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the Ancillary Documents to which Parent and/or Merger Sub is a party or the consummation by Parent and/or Merger Sub of the Transactions, except for (a) compliance with and filings under the HSR Act, (b) the filing of the Certificate of Merger and (c) those set forth on Schedule 4.3.  Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement and the Ancillary Documents to which Parent and/or Merger Sub is a party nor the consummation by Parent or Merger Sub of the Transactions will (i) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (ii) except as set forth on Schedule 4.3, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the Merger.
Section 4.4              Brokers.  No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates for which Sellers or any Group Company may become liable.

Section 4.5              Debt Financing. As of the date of this Agreement, Parent has delivered to the Company and the Representative true, complete and correct copies of the executed debt commitment letter (the “Debt Financing Commitment Letter”) and corresponding customarily redacted fee letter (none of which redacted terms would reasonably be expected to adversely affect the amount or availability of the Debt Financing or affect the conditions thereto) from the financial institutions identified therein (the “Debt Financing Commitments,” as each may be amended or replaced from time to time to the extent permitted by Section 5.8(a)) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding the Transactions (being collectively referred to as the “Debt Financing”). The Debt Financing Commitment Letter is a legal, valid and binding obligations of Spectrum Brands, Inc. (a wholly‑owned Subsidiary of Parent), and to the knowledge of Parent, the other parties thereto, and is enforceable in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.  As of the date hereof, the Debt Financing Commitment Letter is in full force and effect, and the Debt Financing Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated. Neither Parent nor Spectrum Brands, Inc. is in breach of any of the terms or conditions set forth in the Debt Financing Commitment Letter, and as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, Parent has no reason to believe that any of the conditions in the Debt Financing Commitment Letter will not be satisfied, or that the Debt Financing will not be made available on a timely basis in order to consummate the Transactions. As of the date hereof, no counterparty to any Debt Financing Commitment Letter has notified Parent or Spectrum Brands, Inc. of its intention to terminate the Debt Financing Commitment Letter or not to provide the Debt Financing. The net proceeds from the Debt Financing, together with other sources of liquidity as shall be available to Parent, will be sufficient to consummate the Transactions, including the payment of all fees and expenses of or payable by Parent, Spectrum Brands, Inc., Merger Sub or the Surviving Corporation, and any related repayment or refinancing of any Closing Date Funded Indebtedness, and any other amounts required to be paid in connection with the consummation of the Transactions. Parent and Spectrum Brands, Inc. have paid in full any and all commitment or other fees required by the Debt Financing Commitment Letter that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due. There are no conditions precedent or contingencies to the obligations of the parties under the Debt Financing Commitment Letter (including, to the extent applicable, pursuant to any “flex” provisions in the related fee letter or otherwise) to make the full amount of the Debt Financing available to Parent or Spectrum Brands, Inc. on the terms therein except as expressly set forth in the Debt Financing Commitment Letter. There are no side letters or other Contracts to which Parent or any of its Affiliates (including Spectrum Brands, Inc.) is a party related to the funding of the full amount of the Debt Financing that could adversely affect the availability of the Debt Financing other than as expressly set forth in the Debt Financing Commitment Letter.  No Person has any right to impose, and none of the providers under the Debt Financing Commitment Letter or Parent or Spectrum Brands, Inc. has any obligation to accept, any condition precedent to such funding other than any of the conditions expressly set forth in the Debt Financing Commitment Letter nor any reduction to the aggregate amount available under the Debt Financing Commitment Letter on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Financing Commitment Letter on the Closing Date, except as expressly provided therein).  Subject to the Company’s compliance with this Agreement and the satisfaction (or waiver) of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Debt Financing, or that the Debt Financing will not be available on the Closing Date. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Parent or Spectrum Brands, Inc. to obtain the Debt Financing, any Alternative Debt Financing or any other financing.
Section 4.6              Merger Sub Activities.  Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Transactions and has not engaged in any activities or business, and has incurred no Liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the Transactions.
Section 4.7              Surviving Corporation after the Merger.  Assuming (a) satisfaction of the conditions in Section 6.1 and Section 6.3, (b) the representations and warranties of the Company contained in this Agreement are true and correct, and (c) no material adverse change with respect to the business, operations, assets, properties and financial condition of the Parent and its Subsidiaries has occurred prior to the Closing, at and immediately after the Effective Time, and after giving effect to the Merger and the other Transactions the Group Companies, Parent and its other Subsidiaries (i) will be solvent (in that both the fair value of their consolidated assets will not be less than the sum of their consolidated debts and that the present fair saleable value of their consolidated assets will not be less than the amount required to pay their probable consolidated Liabilities on their consolidated debts as they become absolute and matured), (ii) will have adequate capital with which to engage in their business, and (iii) will not have incurred debts beyond their ability to pay as they become absolute and matured.
Section 4.8               Acknowledgment and Representations by Parent and Merger Sub.
(a)            Each of Parent and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Group Companies as contemplated hereunder.  Parent, Merger Sub and their respective representatives have undertaken such investigation and have been provided with and has evaluated such documents and information as each of them have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Merger.  In making their determination to proceed with the Merger, Parent and Merger Sub have relied solely on the results of their and their respective representatives’ own independent investigation and the representations and warranties of the Company expressly and specifically set forth in ARTICLE III (as qualified by the Schedules), in the certificates or other instruments delivered pursuant hereto, or in any Ancillary Document (including any Letter of Transmittal or affidavit of lost certificate).

(b)            In connection with the investigation by Parent and Merger Sub of the Group Companies, Parent, Merger Sub and their respective representatives have received and, after the date hereof but prior to the Closing, may receive from the Group Companies or any of their representatives certain projections, budgets, forward looking statements and other forecasts.  Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections, budgets, forward looking statements and other forecasts, that Parent, Merger Sub and their respective representative are familiar with such uncertainties, that Parent, Merger Sub and their respective representatives are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, budgets, forward looking statements and other forecasts so furnished to them (including the reasonableness of the assumptions underlying such projections, budgets, forward looking statements and other forecasts), and that Parent and Merger Sub have not relied upon, are not relying upon and will not rely upon any such projections, budgets, forward looking statements or other forecasts or any other materials, documents or information (including those provided in certain “data rooms,” confidential information memoranda or similar materials, or management presentations in connection with the Merger) made available to Parent, Merger Sub and their respective representatives and Affiliates by the Group Companies or any of their representatives, and Parent and Merger Sub shall have no claim against any Person with respect thereto.
(c)            Parent and Merger Sub (on behalf of themselves and their Affiliates) acknowledge that, other than as expressly set forth in ARTICLE III, in the certificates or other instruments delivered pursuant hereto, or in any Ancillary Document (including any Letter of Transmittal or affidavit of lost certificate), none of the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, equityholders, agents or representatives or any other Person makes or has made any representation or warranty, contractual or legal, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective agents, representatives, lenders or Affiliates or any other Person acting on their behalf prior to the execution of this Agreement.
ARTICLE V
COVENANTS
Section 5.1              Conduct of Business of the Company.
(a)            From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall and shall cause each other Group Company, except as (i) consented to in writing by Parent, (ii) required by Applicable Law, (iii) contemplated by this Agreement or (iv) listed on Schedule 5.1, to (A) use commercially reasonable efforts to conduct its business in the ordinary course, consistent with past practice, in substantially the same manner heretofore conducted, (B) use commercially reasonable efforts to preserve intact the material business relationships of the Group Companies with customers, suppliers, manufacturers and others with whom the Group Companies deal in the ordinary course of business consistent with past practice, (C) use commercially reasonable efforts to maintain the goodwill and reputation of the Group Companies in the ordinary course of business consistent with past practice and (D) continue to make capital expenditures to the extent required to be made prior to the Closing Date in accordance with the Capital Expenditures Budget.
(b)            Without limiting Section 5.1(a), from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as (A) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (B) required by Applicable Law, (C) contemplated by this Agreement or (D) listed on Schedule 5.1, the Company shall not, and shall cause each other Group Company not to:
(i)            change or amend the Company Certificate of Incorporation, Company Bylaws or other organizational documents of any of the Group Companies (whether by merger, consolidation, conversion or otherwise);
(ii)           make, declare, set aside for payment, establish a record date for, authorize or pay any dividend or distribution (whether in cash, assets, stock or otherwise), other than dividends and distributions paid by wholly-owned Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries;
(iii)         split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize or effect any other similar transaction with respect to any of Group Company’s capital stock, or issue, sell, grant or authorize or propose the issuance, sale, grant or authorization of any shares of capital stock or any other securities in respect of, in lieu of or in substitution for shares of such Group Company’s capital stock, or any rights, warrants or options to acquire or with respect to any such shares of capital stock or securities, ownership interest or convertible or exchangeable or exercisable securities except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary of the Company after the consummation of such transaction;
(iv)         sell, assign, transfer, convey, grant, pledge, license or otherwise dispose of, grant any right to, or create or incur any Lien (other than a Permitted Lien) on, in a single transaction or a series of transactions, any material assets or material properties of the Group Companies, including (A) the capital stock or other equity interests in any Group Company and (B) any Group Company IP Rights, except, in each case, sales of inventory or disposal of assets in the ordinary course of business consistent with past practice;
(v)          do any act or knowingly omit to do any act whereby any material Owned IP Rights would become invalidated, abandoned, lost, impaired, unmaintained, unenforceable or dedicated to the public domain;
(vi)         acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(vii)       enter into any new commitments to make or authorize any capital expenditures or make any capital expenditures, other than (A) those contemplated by the Capital Expenditure Budget and (B) any unbudgeted capital expenditures that do not exceed $250,000 in the aggregate;

(viii)      make any material loans or advances or capital contributions to any Person, except for (A) any such loans, advances or capital contributions between or among one or more members of the Group Companies, on the one hand, and one or more other members of the Group Companies, on the other hand, (B) advances to customers or suppliers in the ordinary course of business consistent with past practice or (C) advances to employees or officers of the Group Companies in the ordinary course of business consistent with past practice;
(ix)          except as required by Applicable Law, make or change any Tax election or adopt or change any Tax accounting method, or file any amended Tax Returns, in each case, if the action would adversely affect Parent or Merger Sub with respect to any Tax Liability of the Company or any of its Subsidiaries for any taxable period;
(x)           enter into or renew any non-compete, exclusivity, non-solicitation, “most-favored nation” or similar provision or Contract that adversely restricts or limits the operations of the Group Companies prior to or after the Closing;
(xi)          incur, assume, prepay, issue, guarantee, modify, syndicate, refinance or otherwise become liable for any Funded Indebtedness (directly, contingently or otherwise), other than (A) borrowings under the Company’s existing Credit Facilities or (B) the incurrence of trade indebtedness in the ordinary course of business consistent with past practice;
(xii)        enter into, renew or agree to enter into or renew any employee welfare, pension, retirement, profit-sharing or similar plan, program, agreement, policy or arrangement excepted as required by Applicable Law or pursuant to existing, written, binding agreements in effect prior to the date of this Agreement;
(xiii)       hire any employee of the Group Company or engage any other individual to provide services to the Group Company, other than hiring of non‑executive employees in the ordinary course of business consistent with past practice; provided, that the annual compensation for any non-executive employee hired does not exceed $150,000;
(xiv)      enter into any collective bargaining agreement or other agreement with any labor organization;
(xv)        increase the compensation or benefits of any employee of any Group Company, other than in the ordinary course of business consistent with past practice;
(xvi)      grant or increase any severance, retention or change-of-control bonus or other similar payments to any current or former employee, consultant or independent contractor (other than, in each case, to the extent such payments constitute Transaction Expenses);
(xvii)     make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, Liabilities or results of operations of any of the Group Companies, except insofar as may have been required by a change in GAAP or Applicable Law;

(xviii)   adopt, establish, enter into, amend or terminate or increase the benefits under any Employee Benefit Plan or other employee benefit, plan, practice, program, policy or Contract that would be an Employee Benefit Plan if in effect on the date of this Agreement, in any case other than as may be required by the terms of such Employee Benefit Plan or other plan, practice, program, policy or Contract or as may be required by Applicable Law or in order to qualify under Sections 401 and 501 of the Code or Section 409A of the Code;
(xix)       increase the compensation or benefits of any current or former director, officer employee or consultant of any Group Company except in the ordinary course of business consistent with past practice;
(xx)         commence, waive, release, settle or compromise any Claim or series of related Claims, investigation, inquiry or audit involving any Group Company for an amount in excess of $100,000, or that would (A) provide for an admission of liability by any Group Company or (B) result in non-de minimis injunctive relief in favor of the other party;
(xxi)       fail to (1) use commercially reasonable efforts to maintain in full force and effect existing Insurance Policies in the ordinary course of business consistent with past practice or (2) use commercially reasonable efforts to replace existing Insurance Policies that have expired or been terminated after the date hereof;
(xxii)      grant any material refunds, credits, rebates or other allowances to any supplier, vendor, distributor, customer or franchisee, other than in the ordinary course of business consistent with past practice;
(xxiii)    adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document with respect to any of the Group Companies;
(xxiv)    (A) enter into, amend, modify or terminate any lease for the use or occupancy of any real property requiring rental and other payments in excess of $250,000 over the term thereof or (B) sell, assign, transfer, convey or otherwise dispose of, or purchase or acquire any Real Property;
(xxv)     other than in the ordinary course of business consistent with past practice, enter into any Material Contract or otherwise modify, amend or terminate any Material Contract (other than terminations or renewals in the ordinary course of business consistent with past practice); or
(xxvi)    enter into any Contract to do any action prohibited under this Section 5.1(b).
Section 5.2              Access to Information.  From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide to Parent and Merger Sub and their authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company); provided, that the Group Companies shall not be required to permit, and Parent, Merger Sub and their representatives shall not be permitted to, perform any environmental sampling at any Leased Real Property or Owned Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions.  All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, no Group Company or any of its respective Affiliates shall be required to disclose to Parent, Merger Sub or any of their respective representatives any information (i) if doing so would reasonably be expected to violate any Contract, fiduciary duty or Applicable Law to which any Seller, Group Company or any Affiliate is a party or is subject), (ii) which would reasonably be expected to result in the loss of the ability to successfully assert attorney-client and work product privileges, (iii) if any Group Company or any of their respective Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (iv) if any Group Company reasonably determines that such information should not be disclosed due to its competitively sensitive nature; provided, in each case, the Company shall, and shall cause each other Group Company to use commercially reasonable efforts to, allow otherwise required disclosure to Parent to occur without so jeopardizing any such privilege, litigation or the competitively sensitive nature of such information or contravening any such Contract, fiduciary duty or Applicable Law (except that the Company shall not be required to incur any costs or pay any fees with respect thereto).
Section 5.3              Requisite Stockholder Approval.  Promptly following its delivery of the Requisite Stockholder Approval to Parent, the Company shall deliver to the holders of Company Common Shares and Company Preferred Shares that did not execute the Requisite Stockholder Approval (i) a copy of such Requisite Stockholder Approval, and (ii) the notices required pursuant to Section 228 of the DGCL.  Any such notice will comply with the requirements of the DGCL.
Section 5.4              Efforts to Consummate.
(a)            Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VI).  Notwithstanding the foregoing, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the Transactions.  All HSR Act filing fees shall be borne by Parent.  Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the Transactions promptly (and in any event, within ten (10) Business Days) after the date of this Agreement (which such filings shall request early termination of the waiting period under the HSR Act) and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act.  Without limiting the foregoing, (i) Parent, Merger Sub, and their respective Affiliates shall not extend (or take any action with the effect of extending) any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the Company, and (ii) Parent and Merger Sub agree to take (and Parent’s and Merger Sub’s “reasonable best efforts” shall expressly include the taking of), and cause their Affiliates to take, all actions that may be required by any Governmental Entity to expeditiously consummate the Transactions, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, or proposing or negotiating to do the same for (i) any entities, assets or facilities of any Group Company after the Closing or (ii) any entity, facility or assets of Parent or its Affiliates before or after the Closing, (B) terminating, modifying, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party), (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements, (D) modifying any course of conduct regarding future operations of Parent or Merger Sub or any of their Affiliates or with respect to any of the businesses, assets, rights or interested to be acquired pursuant to this Agreement and (E) otherwise taking or committing to take any other action that limits or would limit Parent or Merger Sub or any of their Affiliates’ freedom of action with respect to the businesses, assets, rights or interested to be acquired pursuant to this Agreement; provided, that nothing set forth in this Section 5.4(a) shall require Parent, Merger Sub or their Affiliates to take or consent to any action that is not conditioned on the consummation of the Closing.
(b)            Prior to the Effective Time, Parent and Merger Sub shall not, and shall cause their Affiliates not to, directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the Merger.
(c)            In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and, to the extent necessary to satisfy the conditions set forth in ARTICLE VI, use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.
Section 5.5              Indemnification; Directors’ and Officers’ Insurance.
(a)            Parent and Merger Sub agree that, for a period of six years following the Effective Time, all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in such

Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Merger and shall continue in full force and effect and the Group Companies on their own behalf will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the Merger.  To the maximum extent permitted by Applicable Law, such indemnification shall be mandatory rather than permissive, and Parent shall cause the Surviving Corporation to advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements.  The indemnification and Liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by Applicable Law.
(b)            The Company shall, prior to the Closing Date, purchase at Parent’s expense for the period beginning on the Closing and ending six years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing.  Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies.
(c)            Parent, Merger Sub and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 5.5 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current shareholders, members, or other Affiliates of the stockholders or their respective shareholders (“Indemnitee Affiliates”) separate from the indemnification obligations of the Group Companies hereunder.  The parties hereto hereby agree (i) that the Group Companies are the indemnitors of first resort solely with respect to matters involving or relating to the Group Companies (i.e., its obligations to the indemnified Persons under this Section 5.5 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the indemnified Persons under this Section 5.5 with respect to matters involving or relating to the Group Companies are secondary), (ii) that rights to indemnification and advancement of expenses by the Group Companies shall be determined without regard to any rights the indeminified Persons under this Section 5.5 may have against any Indemnitee Affiliate, and (iii) that the parties hereto (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind arising from any rights that any Person indemnified under this Section 5.5 may have against any Indemnitee Affiliate.  The obligations of Parent and the Group Companies under this Section 5.5 shall be binding upon the successors and permitted assigns of Parent.
(d)            The directors, officers, employees and agents of each Group Company entitled to the indemnification, Liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5.  This Section

5.5 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation.
(e)            If Parent, the Surviving Corporation or any of its Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or any of its Subsidiaries shall assume the obligations set forth in this Section 5.5.
Section 5.6              Exclusive Dealing.  During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company will not, and will cause its directors, officers, representatives and Affiliates not to, execute or enter into, or legally commit to execute or enter into, any written agreement with respect to any Competing Transaction, enter into or participate in any negotiations or discussions with any potential third party acquirer or its representatives regarding a Competing Transaction (other than Parent and its Affiliates), knowingly encourage, knowingly facilitate, initiate or solicit any Competing Transaction or provide confidential non-public information to any potential third party acquirer or its representatives to facilitate a Competing Transaction.  Without limiting the foregoing, following the date hereof, no Group Company will file any registration statement or any amendment to any registration statement (for the avoidance of doubt, periodic and current reports required by the rules and regulations of the SEC or the Indentures are not subject to this sentence), with the SEC or cause or permit any previously filed registration statement or any amendment thereto to become effective.
Section 5.7              Retention of Documents and Information.  After the Closing Date, and subject to Parent’s document retention policies, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, until the sixth (6th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and, subject to any confidentiality restrictions that the Group Companies are subject and the preservation of any applicable legal privilege, make the same available for inspection and copying by the Representative (at Representative’s expense), during normal business hours of the Surviving Corporation or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice in a manner so as to not interfere with the normal business operations of any Group Company.
Section 5.8              Financing; Financing Cooperation.
(a)            Parent shall, and shall cause each of its Affiliates (including Spectrum Brands, Inc.) to, use its reasonable best efforts to obtain the Debt Financing or any other financing that is in an aggregate amount sufficient for purposes of funding in full the Transactions (the “Financing”) on a timely basis, but in no event later than two (2) Business Days prior to the Termination Date, including, if necessary using its reasonable best efforts to (i) comply with its obligations under the applicable Debt Financing Commitment Letter and any definitive agreements related thereto, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on a timely basis on terms and conditions (including the “market flex” provisions) contained therein or otherwise not materially less favorable to Parent in the aggregate than those contained in the Debt Financing Commitment Letter (and the redacted fee letter), (iii) satisfy on a timely basis all conditions applicable to Parent and Spectrum Brands, Inc. contained in the Debt Financing Commitment Letter within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing, (iv) enforce its rights against the financial institutions that are a party to the Debt Financing Commitment Letter, and (v) consummate the Debt Financing at or prior to the Closing Date (it being understood that it is not a condition to Closing under this Agreement for Parent or Spectrum Brands, Inc. to obtain the Debt Financing, any Alternative Debt Financing or other Financing).  For the avoidance of doubt, in the event all or any portion of the Debt Financing structured as “high-yield” financing has not been consummated on or prior to the Closing, Parent and Merger Sub shall use their reasonable best efforts to cause the proceeds of the bridge facilities contemplated by the Debt Financing Commitment Letter to be available.  Parent shall keep the Representative and the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing.  Parent shall give the Representative and the Company prompt notice upon having knowledge of any breach by any party of the Debt Financing Commitment Letter or any termination of the Debt Financing Commitment Letter.  Other than as expressly set forth in Section 5.8(b), Parent shall not, and shall not permit its Affiliates (including Spectrum Brands, Inc.) to, without the prior written consent of the Representative, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Debt Financing Commitment Letter or any other provision of, or remedies under, the Debt Financing Commitment Letter, in each case, to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of (A) adversely affecting in any material respect the ability of Parent to timely consummate the Transactions, (B) amending, modifying, supplementing or waiving the conditions or contingencies to the Debt Financing Commitment Letter or the Debt Financing in a manner materially adverse to the Company or the Sellers or (C) materially delaying the Closing.
(b)            If all or any portion of the Debt Financing becomes unavailable, Parent shall use its reasonable best efforts to (i) arrange to promptly obtain the Debt Financing or such portion of the Debt Financing from alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes or equity securities, or any other financing or offer and sale of other debt or equity securities, or any combination thereof, in an amount sufficient, when added to any portion of the Debt Financing or other sources of liquidity that is available, to pay in cash all amounts required to be paid by Parent in connection with the Transactions (“Alternative Debt Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto that provides for financing (A) on terms not materially less favorable, in the aggregate, to Parent, (B) containing conditions to draw and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Financing Commitment Letter as of the date hereof and (2) would not reasonably be expected to delay the Closing and (C) in an amount that is sufficient, when added to any portion of the Debt Financing or other sources of liquidity that is available, to pay in cash all amounts required to be paid by Parent in connection with the Transactions. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing and the term “Debt Financing Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter.

(c)            Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide the following reasonable cooperation with the arrangement of the Financing: (i) on or prior to May 15, 2015, the Company shall provide to Parent unaudited interim financial statements of (A) Armored AutoGroup Inc. and its consolidated Subsidiaries for the quarter ended March 31, 2015 and (B) IDQ Holdings, Inc. and its consolidated Subsidiaries for the quarter ended March 31, 2015 (such financial statements, the “Financing Information”), and the Company shall not be required to provide any other financial statements of the Group Companies; (ii) the Company shall use commercially reasonable efforts, to the extent such information is available, to provide financial and other information reasonably necessary to prepare a description of the Group Companies’ business and financial information reasonably necessary to prepare a management discussion and analysis, in each case, that is customary for the Debt Financing and, in the case of the management discussion and analysis, corresponds to the applicable Audited Financial Statements and the Financing Information;  (iii) the Company shall use commercially reasonable efforts, to the extent such information is available, to provide such other financial data as may be reasonably necessary to allow Parent its Affiliates to prepare pro forma financial statements of the type and form customarily included in the Debt Financing (which, for the avoidance of doubt, shall not include the obligation to provide financial statements of the Group Companies other than the Financing Information);  (iv) the Company shall use commercially reasonable efforts to participate in meetings, drafting sessions and rating agency presentations to the extent reasonably necessary to allow Parent or any of its Affiliates to consummate the Financing; and (v) the Company shall use commercially reasonable efforts, to the extent reasonably necessary to allow Parent or any of its Affiliates to consummate the Financing, to cause its auditors to (A) provide representation letters, certifications and consents in connection with the preparation and use of financial information in offering documents, prospectuses, rating agency presentations, investor presentations, registration statements filed pursuant to the Securities Act, Exchange Act reports, other filings required to be made by Parent or such Affiliate under the Exchange Act and other documents to be filed with the SEC, and accounting comfort letters addressed to the underwriters or initial purchasers solely in respect of any Financing Information or Financial Statements to the extent included in offering documents or prospectuses and (B) participate in drafting sessions and due diligence sessions (including accounting due diligence sessions) with respect to any such offering and provide assistance in responding to comments or questions from the SEC with respect to the financial information, in each case, as reasonably requested by Parent and to the extent such items relate  to information that the Company is otherwise required to provide under this Section 5.8(c).  The Financing Information shall have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject to the absence of footnotes and normal year-end adjustments and, in certain cases, normal quarterly adjustments, and shall fairly present, in all material respects, the consolidated financial position of the applicable entities as of the dates thereof and their consolidated results of operations for the periods then ended (subject to the absence of footnotes and normal year-end adjustments). Notwithstanding the immediately preceding sentence, (i) none of the Sellers, the Company or any of the Group Companies shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing, Debt Financing or any Alternative Debt Financing, (ii) the effectiveness of any documentation executed by any Group Company with respect thereto (other than, for the avoidance of doubt, customary representation letters executed in favor of its auditors) shall be subject to the consummation of the Closing and (iii) the Group Companies shall not be required to (x) obtain payoff letters with respect to any Funded Indebtedness (other than Closing Date Funded Indebtedness under the Credit Facilities) or (y) except as provided in Section 5.11, give any notices under the indentures governing any outstanding bonds or notes of any Group Company.  Any information provided pursuant to this Section 5.8(c) shall be subject to confidentiality obligations customary for the Financing as contemplated by the Debt Financing Commitment Letter.  Parent acknowledges and agrees that none of the Sellers nor any Group Company nor any of their respective Affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, or incur any Liability to any Person under or in connection with, the arrangement of the Financing, Debt Financing or Alternative Debt Financing that Parent may raise in connection with the Transactions, and that Parent shall indemnify and hold harmless the Representative, the Sellers, the Group Companies and their respective Affiliates and directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing, Debt Financing or Alternative Debt Financing and any information utilized in connection therewith (other than information provided by the Group Companies expressly for use in connection therewith), and each of such Persons is intended to be a third party beneficiary of this Section 5.8(c).  Parent shall, and shall cause its Affiliates to, promptly reimburse the Company for all out-of-pocket costs or expenses incurred by the Group Companies in connection with cooperation provided for in this Section 5.8(c).  Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.2(b), as it applies to the Group Companies’ obligations under this Section 5.8(c), shall be deemed satisfied unless a Group Company has knowingly, willfully and materially breached its obligations under this Section 5.8(c) and such breach is the proximate cause of Parent’s failure to obtain the Financing, Debt Financing or Alternative Debt Financing.
(d)            For the avoidance of doubt, all Closing Date Funded Indebtedness (other than Closing Date Funded Indebtedness under the Credit Facilities) shall remain outstanding immediately following the Effective Time and shall be liabilities of the Surviving Corporation and its Subsidiaries.
Section 5.9              Employee Benefits Plans and Retention.  Parent shall grant, or shall cause the Surviving Corporation to grant, employees of each Group Company who continue to be employed by a Group Company credit for any service with such Group Company earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (but not for purposes of any plans subject to Title IV of ERISA) (the “New Plans”).  In addition, Parent shall (i) cause to be waived all pre‑existing condition exclusions and actively‑at‑work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out‑of‑pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.  Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan or Foreign Benefit Plan.  Parent agrees that Parent and the Surviving Corporation shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B‑9.
Section 5.10           Tax Matters. During the period from the date of this Agreement to the Closing Date, the Group Companies shall:
(a)            prepare and duly file all federal income Tax Returns and all other material Tax Returns required to be filed by the Group Companies between the date of this Agreement and the day prior to the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in, or interpretation of, Applicable Law;
(b)            deliver drafts of all Post-Signing Returns that are income Tax Returns to Parent no later than ten (10) Business Days prior to the date on which such Post-Signing Returns are required to be filed;
(c)            fully and timely pay all Taxes due and payable, if any, in respect of such Post-Signing Returns that are so filed;
(d)            promptly notify Parent of any material federal, state, local or foreign income or franchise Claim or audit pending or threatened in writing against or with respect to any Group Company in respect of any Tax matter, including Tax Liabilities and refund claims, and not settle or compromise any such, Claim or audit without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); and
(e)            terminate all Tax Sharing Agreements to which any Group Company is a party such that there are no further Liabilities thereunder, other than any Tax Sharing Agreements solely among the Group Companies.
The Company shall be deemed to have performed and complied in all material respects with the covenants, obligations and agreements required to be performed or complied with under this Section 5.10, except to the extent noncompliance would reasonably be expected to have a Company Material Adverse Effect.

Section 5.11           Redemption Notices.  The Company shall cause Armored AutoGroup Inc. to give a notice of redemption under the AAG Indentures as Parent may reasonably request in writing; provided, that any such notice under the AAG Indentures given prior to the Closing Date shall be conditional upon the Closing and the terms and conditions specified by Parent for the redemption shall be in compliance with Applicable Law and the AAG Indentures.  For the avoidance of doubt, no Group Company shall be required to provide any notice of redemption under any IDQ Indenture prior to the Closing Date.

Section 5.12           280G Payments.  Prior to the Effective Time, the Company shall (i) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all rights to payments (or other benefits) contingent on the consummation of the Transactions (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and (ii) submit to its stockholders for a vote all such waived payments in a manner such that, if such vote is adopted by the stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. The Company agrees to provide to Parent written drafts of the shareholder disclosure statement, waivers, and stockholder approval forms that will be provided to disqualified individuals and stockholders in advance of delivering such documents to the disqualified individuals and stockholders, as applicable, and allow Parent a reasonable opportunity to provide comments on such documents. The parties acknowledge that this Section 5.12 shall not apply to any Buyer Arrangements unless Parent provided sufficient information regarding such Buyer Arrangements to the Company no later than ten (10) Business Days prior to the Effective Time, so that, for the avoidance of doubt, compliance with this Section 5.12 shall be determined as if such Buyer Arrangements had not been entered into.
Section 5.13           Termination of Affiliate Transactions.  On or prior to the Closing Date, the Company shall, or shall cause, all transactions and Contracts entered into by any Group Company with any Affiliated Person to be terminated without further obligation on the part of any Group Company (other than this Agreement, the Ancillary Documents, employment or similar Contract of a Group Company employee (other than the Contract set forth on Schedule 5.13) or any other Contract between a portfolio company of the Avista Sellers, KI‑IDQ 2012 Holdings, LLC or any of their respective affiliated investment funds, on the one hand, and any Group Company, on the other hand, entered into in the ordinary course of business on arm’s length terms).  From the date hereof through the Closing, the Company shall not, and shall not permit any Group Company to, enter into any transaction or Contract (other than the Ancillary Documents) with any Affiliated Person unless such transaction or Contract shall be terminated on or prior to the Closing Date in accordance with this Section 5.13.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.1              Conditions to the Obligations of the Company, Parent and Merger Sub.  The obligations of the Company, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction (or, if permitted by Applicable Law, waiver in writing by the party for whose benefit such condition exists in accordance with Section 9.11) at or prior to the Effective Time of the following conditions:
(a)            any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;
(b)            no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and
(c)            the Requisite Stockholder Approval shall have been obtained.
Section 6.2              Other Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver in writing by Parent and Merger Sub at or prior to the Effective Time of the following further conditions:
(a)            (i) the Company Fundamental Representations shall be true and correct in all respects both when made and as of the Closing Date, as though made on and as of such date, except (A) to the extent such Company Fundamental Representations are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, (B) where the failure to be so true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be expected to have more than a de minimis adverse impact on the Group Companies or the Transactions, and (C) solely with respect to the representations and warranties set forth in Section 3.2 (Capitalization of the Group Companies), except for failures to be so true and correct that do not result in any increase in the Purchase Price, and (ii) all other representations and warranties of the Company set forth in ARTICLE III hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (B) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (provided that for the purposes of this clause (ii), qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect other than those set forth in clause (i) of Section 3.9);
(b)            the Company shall have performed and complied in all material respects with all covenants, obligations and agreements required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;
(c)            the Company shall have delivered the following documents to Parent:
(i)            a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(f) are satisfied;
(ii)           written resignations of (A) each of the directors of the Company and (B) those officers and directors of the Group Companies designated by Parent at least ten Business Days prior to the Closing Date; and
(iii)         a certificate from the Company, in form and substances as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that the

Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.
(d)            the Escrow Agreement shall have been executed by the Representative;
(e)            the Company shall have received and provided Parent with a copy of pay-off letter(s) in customary form with respect to the payoff of the Closing Date Funded Indebtedness under the Credit Facilities; and
(f)            since the date of this Agreement, no fact, event or circumstance shall have occurred which has had a Company Material Adverse Effect.
Section 6.3              Other Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver in writing by the Representative at or prior to the Effective Time of the following further conditions:
(a)            (i) the Parent Fundamental Representations shall be true and correct in all respects both when made and as of the Closing Date, as though made on and as of such date, except (A) to the extent such Parent Fundamental Representations are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and (B) where the failure to be so true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be expected to have more than a de minimis adverse impact on the Sellers or the Transactions, and (ii) all other representations and warranties of Parent and Merger Sub set forth in ARTICLE IV hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (B) to the extent that the effects, events, changes, occurrences, circumstances, states of fact or developments that cause such representations and warranties to not be true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be expected to prevent or materially delay Parent from performing its obligations under this Agreement or from consummating the Transactions (provided, that for the purposes of this clause (ii), qualifications as to materiality contained in such representations and warranties shall not be given effect);
(b)            Parent and Merger Sub shall each have performed and complied in all material respects with all covenants, obligations and agreements required to be performed or complied with by them under this Agreement on or prior to the Closing Date;
(c)            Parent shall have delivered to the Company a certificate of an authorized officer of Parent and an authorized officer of Merger Sub, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied; and
(d)            the Escrow Agreement shall have been executed by Parent.

Section 6.4              Frustration of Closing Conditions.  Except as required by Applicable Law, no party hereto may rely either as a basis for not consummating the Merger or terminating this Agreement, on the failure of any condition set forth in this ARTICLE VI to be satisfied, if such failure was caused by such party’s material breach of this Agreement.
ARTICLE VII
TERMINATION
Section 7.1              Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (except as limited as to time in the case of clause (e) below) by written notice setting forth the applicable clause below, only:
(a)            by mutual written consent of Parent and the Company;
(b)            by Parent, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct, which failure to be true and correct, either individually or in the aggregate, would result in the condition to Closing set forth in Section 6.2(a) not being satisfied or if any of the covenants, obligations or agreements of the Company set forth in this Agreement shall have been breached, which breach, either individually or in the aggregate, would result in the condition to Closing set forth in Section 6.2(b) not being satisfied and, in each case, such failure to be true and correct or breach (or failures to be true and correct or breaches) is not cured within the earlier of (i) the Termination Date and (ii) 30 days after written notice thereof is delivered to the Company; provided, that Parent will not have the right to terminate this Agreement pursuant to this Section 7.1(b) if Parent is then in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) are unable to be satisfied;
(c)            by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in ARTICLE IV shall not be true and correct, which failure to be true and correct, either individually or in the aggregate, would result in the condition to Closing set forth in Section 6.3(a) not being satisfied or if any of the covenants, obligations or agreements of the Parent or Merger Sub set forth in this Agreement shall have been breached, which breach, either individually or in the aggregate, would result in the condition to Closing set forth in Section 6.3(b) not being satisfied and, in each case, such failure to be true and correct or breach (or failures to be true and correct or breaches) is not cured within the earlier of (i) the Termination Date and (ii) 30 days after written notice thereof is delivered to Parent; provided, that the Company will not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) are unable to be satisfied;
(d)            by Parent, if the Requisite Stockholder Approval is not obtained within one (1) Business Day of the date of this Agreement;
(e)            by Parent, if the Merger shall not have been consummated on or prior to June 30, 2015 (the “Termination Date”), unless the failure to consummate the Merger is primarily the result of a breach by Parent or Merger Sub of their respective representations, warranties, agreement, obligations or covenants under this Agreement;
(f)             by the Company, if the Merger shall not have been consummated on or prior to the Termination Date unless, the failure to consummate the Merger is primarily the result of a breach by the Company of its representations, warranties, agreements, obligations or covenants under this Agreement;
(g)            by the Company, if the Merger shall not have been consummated within five (5) Business Days (but in no event later than the Termination Date) of the first date upon which the Merger is required to be consummated pursuant to Section 2.2; or
(h)            by either Parent or by the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, that this termination right may not be exercised by a party if its breach of any covenant or agreement herein shall have resulted in the imposition, or failure to withdraw, such order, decree ruling, judgment or injunction.
Section 7.2              Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become null, void and of no effect (and there shall be no Liability on the part of Parent, Merger Sub or the Company or their respective Non-Party Affiliates) with the exception of (i) the provisions of this Section 7.2, ARTICLE VIII, ARTICLE IX and the penultimate sentence of Section 5.2, each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (ii)  any Liability of any party hereto for any willful or intentional breach of this Agreement (and, for the avoidance of doubt, any failure by Parent to consummate the Transactions when such Transactions are required to be consummated pursuant to Section 2.2 within the time period set forth in Section 7.1(g) shall be deemed to be a willful or intentional breach of this Agreement) prior to such termination, in which case and notwithstanding anything to the contrary in this Agreement, the Sellers and the Company shall be entitled to all remedies available at law or in equity, including equitable relief (including specific performance in accordance with Section 9.17) and damages (including damages for the benefit of the bargain lost by the Sellers and the Company, diminution in value of the Group Companies, and the reimbursement of the Sellers’ and the Group Companies’ costs and expenses (including pursuant to Section 5.8)).  The parties hereto agree that the Company shall be entitled to receive any damages that Sellers would have been entitled to claim had they been a direct party to this Agreement. Nothing herein shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 9.17.
ARTICLE VIII
REPRESENTATIVE OF SELLERS
Section 8.1              Authorization of Representative
(a)            For purposes of this Agreement, the Ancillary Documents, the Transactions and any Action relating to the foregoing, Avista Capital Partners II GP, LLC (or any of its Affiliates as designated by Avista Capital Partners II GP, LLC) is hereby appointed, authorized and empowered to act as a representative (the “Representative”) for the benefit of the Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection therewith and to facilitate the consummation of the Transactions, including pursuant to the Ancillary Documents, which shall include the power and authority:
(i)            to execute and deliver the Escrow Agreement and any other Ancillary Documents (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable and take all actions required permitted to be taken under this Agreement and the Ancillary Documents;
(ii)          to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and any other Ancillary Documents and the consummation of the Transactions as the Representative, in its sole discretion, may deem necessary or desirable;
(iii)         to use the Representative Expense Amount to satisfy costs, expenses and/or Liabilities of the Representative in connection with matters related to this Agreement and/or the Ancillary Documents, with any balance of the Representative Expense Amount not used for such purposes to be disbursed by the Representative so that the applicable portions are paid to each holder of Company Common Shares based on its Percentage Interests and the remainder is paid to the Surviving Corporation and/or any other Group Company designated by the Surviving Corporation (for distribution to each holder of Vested Company Options based on its Percentage Interest, less applicable withholding taxes) at such time as the Representative determines in its sole discretion that no such costs, expenses and/or Liabilities shall become due and payable;
(iv)        to pay the Aggregate Liquidation Preference to the holders of Company Preferred Shares in accordance with Section 2.9(a);
(v)          to collect and receive all moneys and other proceeds and property payable to the Sellers as described herein, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative (including any Transaction Expenses paid by the Representative in excess of the Representative Expense Amount), the Representative shall disburse and pay the applicable portions thereof (A) to each holder of Company Common Shares based on its Percentage Interests and (B) to the Surviving Corporation and/or any other Group Company designated by the Surviving Corporation (for distribution to each holder of Vested Company Options based on its Percentage Interests), at such time as the Representative determines in its reasonable discretion;
(vi)         as the Representative, to enforce and protect the rights and interests of Sellers (including the Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other Ancillary Document or the Transactions, and to take any and all actions which the Representative believes are necessary or appropriate under this Agreement and any Ancillary Document for and on behalf of the Sellers, including asserting or pursuing any Claim against Parent, Merger Sub and/or the Surviving Corporation, defending any third party Claims or Claims by Parent, Merger Sub or their Affiliates, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert or institute any Claim; (B) investigate, defend, contest or litigate any Claim initiated by Parent, the Surviving Corporation or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any Seller, the Escrow Funds, and receive process on behalf of any or all Sellers in any such Claim and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Claim; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle, negotiate or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Claim, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions;
(vii)       to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Ancillary Document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement, the Escrow Agreement or such other Ancillary Document, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is in writing signed by the waiving party or by the Representative;
(viii)     engage attorneys, accountants, financial and other advisors and other Persons (including the Escrow Agent) necessary or appropriate (at the expense of the holders of Company Common Shares and Vested Company Options pro rata based on their respective Percentage Interests), in the sole discretion of the Representative in the performance of its duties hereunder; and
(ix)         to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions.
(b)            The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Representative from the holders of Company Common Shares and Vested Company Options (on a pro rata basis based on their respective Percentage Interest).  In connection with this Agreement, the Escrow Agreement and any other Ancillary Document, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any other Ancillary Document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to Liability to any Seller. Each holder of Company Common Shares and Vested Company Options shall indemnify, pro rata based upon such holder’s Percentage Interest, the Representative against all losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any Claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or any other Ancillary Document or otherwise in its capacity as the Representative.  The foregoing indemnification shall not apply in the event of any Claim which finally adjudicates the Liability of the Representative hereunder for its gross negligence or willful misconduct.  In the event of any indemnification hereunder, upon written notice from the Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each holder of Company Common Shares and Vested Company Options shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such holder’s Percentage Interest.  The Representative may resign or be replaced by the Sellers together holding at least 50% of the Percentage Interest and the newly appointed Representative shall deliver written notice thereof to Parent and the Escrow Agent (together with reasonable evidence thereof).  Such substituted Representative shall be deemed to be the Representative for all purposes of this Agreement and the Ancillary Documents.  Such removal and appointment shall be effective upon the later of the date indicated in the written notice or the date such written notice is received by Parent and the Escrow Agent.  All decisions and actions by the Representative shall be binding upon all Sellers and no Sellers shall have the right to object, dissent, protest or otherwise contest the same.
(c)            All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or any Ancillary Document.
(d)            Parent, Merger Sub and the Surviving Corporation shall have the right to rely conclusively upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, the Escrow Agreement and any other Ancillary Document, all of which actions or omissions shall be legally binding upon the Sellers.  Parent, Merger Sub and the Surviving Corporation are entitled to deal exclusively with the Representative on all matters relating to this Agreement, any Ancillary Document or the Transactions.  Any action taken or not taken or decisions, communications or writings made, given or executed by the Representative, for or on behalf of any Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller.  Any notice or communication delivered by Parent, Merger Sub or the Surviving Corporation to the Representative shall be deemed to have been delivered to all of the Sellers.  Parent, Merger Sub and the Surviving Corporation shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with this Agreement, any Ancillary Document and the Transactions, unless the same is made, given or executed by the Representative.

(e)            The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each stockholder of the Company, (ii) shall survive the consummation of the Merger and (iii) shall be enforceable notwithstanding any rights or remedies any of the Company’s stockholders may have in connection with the Transactions.
Section 8.2              The Representative.  The parties hereto acknowledge and agree that Avista Capital Partners II GP, LLC (in its capacity as the Representative) is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the Transactions.  Accordingly, the parties hereto acknowledge and agree that the Representative, acting in such capacity, shall not be responsible for the obligations of any Seller or other Person under this Agreement or any Ancillary Document, (ii) shall have only such obligations hereunder as are expressly set forth herein or in any Ancillary Document and (iii) shall be entitled to the limitations of liability and rights to indemnification as provided by the Sellers hereunder.
ARTICLE IX
MISCELLANEOUS
Section 9.1              Entire Agreement; Assignment.  This Agreement, together with all Exhibits, Schedules and Parent Disclosure Schedules hereto and the Ancillary Documents, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Confidentiality Agreement, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any party hereto (whether by operation of law or otherwise), without the prior written consent of Parent, Merger Sub and the Representative; provided, however, that (i) Parent may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (B) designate one or more of its Affiliates to perform its obligations hereunder, in each case, if Parent nonetheless remains fully responsible for the performance of its obligations hereunder and (ii) Parent may assign all or a portion of its rights and obligations to any Financing source as collateral in connection with the Financing.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.
Section 9.2              Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or E-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

To Parent or Merger Sub:
Spectrum Brands Holdings, Inc.
3001 Deming Way
Middleton, WI 53562-1431
Attention:              Nathan Fagre,
                            Senior Vice President, General Counsel
                            and Secretary
Facsimile:                (608) 288-7546
E‑mail:                       nathan.fagre@spectrumbrands.com
with a copy (which shall not constitute notice to Parent or Merger Sub) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:              Steven J. Williams
Facsimile:                212-757-3990
E‑mail:                      swilliams@paulweiss.com
To the Representative:
Avista Capital Partners
65 East 55th Street
18th Floor
New York, NY 10022
Attention:              David Burgstahler
                                          David Durkin
                                          Jackson Phillips
                                          Ben Silbert
Facsimile:               (212) 593-6901
E‑mail:                      burgstahler@avistacap.com
                                         durkin@avistacap.com
                                          phillips@avistacap.com
                                         silbert@avistacap.com
with copies (which shall not constitute notice to the Representative) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:              Jai Agrawal
                                          Joshua Kogan
                                          Dvir Oren
Facsimile:                (212) 446-6460
E‑mail:                       jagrawal@kirkland.com
                                          joshua.kogan@kirkland.com
                                         dvir.oren@kirkland.com

To the Company (prior to the Closing):
Armored AutoGroup Parent Inc.
44 Old Ridgbury Road
Suite 300
Danbury, Connecticut  06810
Attention:              Michael Klein
Facsimile:                (203) 797-9103
E‑mail:                      Michael.Klein@armoredautogroup.com
with copies (which shall not constitute notice to the Company) to:
Avista Capital Partners II, LLC
65 East 55th Street
18th Floor
New York, NY 10022
Attention:              David Burgstahler
                                         David Durkin
                                          Jackson Phillips
                                          Ben Silbert
Facsimile:                (212) 593-6901
E‑mail:                      burgstahler@avistacap.com
                                         durkin@avistacap.com
                                          phillips@avistacap.com
                                          silbert@avistacap.com
and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:              Jai Agrawal
                                          Joshua Kogan
                                          Dvir Oren
Facsimile:                (212) 446-6460
E‑mail:                       jagrawal@kirkland.com
                                          joshua.kogan@kirkland.com
                                         dvir.oren@kirkland.com
To the Surviving Corporation (after the Closing):
c/o Spectrum Brands Holdings, Inc.
3001 Deming Way
Middleton, WI 53562-1431
Attention:              Nathan Fagre,
                            Senior Vice President, General Counsel
                            and Secretary

Facsimile:                (608) 288-7546
E‑mail:                       nathan.fagre@spectrumbrands.com
with a copy (which shall not constitute notice to the Company) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:              Steven J. Williams
Facsimile:                212-757-3990
E‑mail:                       swilliams@paulweiss.com
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 9.3              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except to the extent the DGCL shall be held to govern the Merger.  Notwithstanding the foregoing, each of the parties hereto agrees that the Debt Commitment Letter, the rights and duties of the parties thereunder and any Claims arising under or related thereto shall be governed and construed in accordance with the laws of the jurisdiction provided under the governing law provisions thereof.
Section 9.4              Fees and Expenses.  Except as otherwise set forth in this Agreement, whether or not the Merger is consummated (including, for avoidance of doubt, the fees and expenses to be borne by Parent in accordance with Section 5.4, Section 5.8 and Section 7.2), all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses; provided, that in the event that the Transactions are consummated, then at the Closing, Parent shall, or shall cause the Surviving Corporation to, pay all Unpaid Transaction Expenses to the extent provided in Section 2.9(a)(iii).  Notwithstanding the foregoing, Parent shall bear one-half (1/2) of all Transfer Taxes and the remaining one half (½) of such Transfer Taxes shall be deemed to be Transaction Expenses.
Section 9.5             Press Releases and Announcements.   None of the parties hereto nor any of their respective representatives shall issue any press releases or make any public announcements of non‑public information with respect to this Agreement or the Transactions (including the Merger) without the prior written consent of Parent or the Representative, as the case may be.  Notwithstanding the foregoing, any such press release or public announcement may be made if required by Applicable Law or a securities exchange rule; provided that the party required to make such press release or public announcement shall, to the extent possible, use commercially reasonable efforts to confer with the other parties concerning the timing and content of such press release or public announcement before the same is made.  Notwithstanding the foregoing, any Seller that is an investment fund (including Affiliates of such Seller) may provide general information about the subject matter of this Agreement in connection with their fundraising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this nature (including disclosures with respect to investment multiples, returns on investment, rates of return and other customary financial performance metrics related to such Seller’s investment in the Group Companies).
Section 9.6              Construction; Interpretation.  The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules, Parent Disclosure Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  Further, no party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.  Unless otherwise expressly provided herein, any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Parent Disclosure Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the words “party” or “parties” shall refer to parties to this Agreement; (vi) all references to Articles, Sections, Exhibits, Schedules or Parent Disclosure Schedules are to Articles, Sections, Exhibits, Schedules and Parent Disclosure Schedules of this Agreement; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (ix) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (x) other than as used with respect to any Schedule or Parent Disclosure Schedule, references to any Applicable Law, agreement or Contract are to that Applicable Law, agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xiii) the words “dollar” or “$” shall mean U.S. dollars; (xiv) the word “day” means calendar day unless Business Day is expressly specified (provided, that if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter); and (xv) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but including”.
Section 9.7              Exhibits and Schedules.  All Exhibits, Schedules, Parent Disclosure Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  Any item disclosed in any Schedule or Parent Disclosure Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule or Parent Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule or Parent Disclosure Schedule is or is not material for purposes of this Agreement.  Any capitalized term used in any Exhibit, Schedule or Parent Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.
Section 9.8              Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 5.5, Section 5.8(c), Section 7.2, this Section 9.8 and Section 9.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, (a) from and after the Closing, the equityholders and optionholders of the Company as of immediately prior to the Closing shall be third party beneficiaries of Section 2.8, Section 2.9, Section 8.1(a)(iv) and Section 9.18, (b) the Sellers, the Representative and its Affiliates are third party beneficiaries of Section 9.19 and (c) the Financing Sources and their Affiliates are third party beneficiaries of Section 9.3, this Section 9.8, Section 9.10, Section 9.15, Section 9.16 and Section 9.18.
Section 9.9              Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 9.10           Amendment.  Prior to the Effective Time, subject to Applicable Law (including the DGCL) and Section 9.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company.  After the Effective Time, subject to Applicable Law (including the DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent, the Surviving Corporation and the Representative.  This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 9.10 shall be void. Notwithstanding anything to the contrary herein, Section 9.3, Section 9.8, this Section 9.10, Section 9.15, Section 9.16 and Section 9.18 may not be amended or modified without the prior written consent of the Financing Sources.
Section 9.11           Extension; Waiver.  At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein.  At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company or Sellers pursuant hereto or (iii) waive compliance by the Company with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 9.12           Survival of Representations and Covenants.  The representations, warranties, covenants and agreements of the parties contained in this Agreement shall terminate as of and shall not survive beyond the Closing for all purposes, including any right to damages under any theory or cause of action, and there shall be no Liability in respect thereof, including but not limited to Liability for any inaccuracy, misrepresentation, breach of, default in, or failure to perform any such representations, warranties, covenants or agreements whether such Liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of its or their respective partners, members, officers, directors, employees, agents or representatives, except for (i) those covenants and agreements to the extent that by their terms apply or are to be performed in whole or in part at or after the Closing, (ii) this ARTICLE IX, which surviving provisions shall be the sole and exclusive remedies of each party with respect to this Agreement from and after the Closing, and (iii) any claims for Actual Fraud committed by such Person.
Section 9.13           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages in.PDF format shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 9.14           Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.

Section 9.15           WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT FINANCING COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 9.16           Jurisdiction and Venue.  Each of the parties hereto (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Delaware) in any Claim arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Claim may be heard and determined in any such court and (iii) agrees not to bring any Claim arising out of or relating to this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Claim so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party hereto agrees that service of summons and complaint or any other process that might be served in any Claim may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.2.  Nothing in this Section 9.16, however, shall affect the right of any party to serve legal process in any other manner permitted by the Applicable Law.  Each party hereto agrees that a final, non-appealable judgment in any Claim so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law. Notwithstanding anything to the contrary herein, each party hereto hereby irrevocably agrees (i) that any Claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of or relating to the Transactions, the Debt Financing and the transactions contemplated by the Debt Financing Commitment Letter, any related fee letters or the performance of services thereunder shall be brought to the exclusive jurisdiction of any state or federal court sitting in the City of New York, Borough of Manhattan, (ii) not to bring or permit any of its Affiliates to bring or support any other Person in bringing any such Claim  and (iii) to waive any right to trial by jury in respect of any such Claim.
Section 9.17           Remedies.
(a)            Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Parent and the Company agree that irreparable harm, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to comply with their obligations under Section 5.8 or take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Section 5.8 and Parent’s obligations to consummate the Transactions if it is required to do so hereunder), in each case, without posting a bond or undertaking and without needing to prove damages, this being in addition to any other remedy to which they are entitled at law or in equity. The foregoing right shall include the right of the Company and the Representative to cause Parent to cause the Transactions to be consummated, in each case, if, the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to such conditions being capable of being satisfied at such time). Each of Parent, Merger Sub and the Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
(b)            To the extent any party hereto brings a Claim or other similar process to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Claim or other similar process or (ii) such other time period established by the court presiding over such Claim or other similar process (and Parent shall use commercially reasonable efforts to extend the term of any Financing beyond the revised Termination Date as extended by this Section 9.17).
Section 9.18           Non-Recourse.  Except for any Claims for Actual Fraud committed by such Person, all Claims (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against the entities that are expressly identified as parties hereto and thereto.  Except for any Claims for Actual Fraud committed by such Person, no Person who is not a named party to this Agreement or the other Ancillary Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Ancillary Documents (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Ancillary Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other

Ancillary Agreement (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. For the avoidance of doubt, none of the Financing Sources will have any liability to the Seller or its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Seller nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided that this sentence shall in no way limit the Company’s ability to seek specific performance pursuant to Section 9.17.
Section 9.19           Waiver of Conflicts and Privileged Information.
(a)            Each party to this Agreement acknowledges that (i) one or more of the Group Companies, the Representative, Sellers and/or their respective Affiliates have retained Kirkland & Ellis LLP (the “Law Firm”) to act as their counsel in connection with the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the Transactions) as well as other past and ongoing matters, (ii) Law Firm has not acted as counsel for any other Person in connection with the Transactions and (iii) no Person other than the Group Companies, one or more of the Sellers, the Representative or their respective Affiliates has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof.  Parent hereby (A) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Group Companies) to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of any Seller, the Representative or their respective Affiliates in any matter involving the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the Transactions), including in any litigation, arbitration, mediation or other proceeding, and (B) consents to, and will cause each of its Subsidiaries (including, after the Closing, the Group Companies) to consent to, any such representation, even though in each case (x) the interests of such Seller, the Representative or such Affiliates may be directly adverse to Parent, the Group Companies or their respective Affiliates, (y) Law Firm may have represented the Sellers, the Group Companies, the Representative or their respective Affiliates in a substantially related matter, or (z) Law Firm may be handling other ongoing matters for Parent, the Group Companies, or any of their respective Affiliates.
(b)            Parent agrees that, after the Closing, none of Parent, the Group Companies or any of their Affiliates will have any right to access or control any of Law Firm’s records or communications relating to or affecting the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the Transactions or thereby), which will be the property of (and be controlled by) the Representative.  In addition, Parent agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Group Companies.  Accordingly, Parent will not, and will cause each of its Affiliates (including, after the Closing, the Group Companies) not to, use any Attorney-Client Communication remaining in the records of the Group Companies after the Closing in a manner that may be adverse to the Representative, any Seller or any of their respective Affiliates.

(c)            Parent agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Group Companies), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Sellers and will not pass to or be claimed by Parent, the Group Companies, or any of their Affiliates, and (ii) the Representative will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications.  Accordingly, Parent will not, and will cause each of its Affiliates (including, after the Closing, the Group Companies) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Seller, the Representative or any of their respective Affiliates; or (y) waive any privilege relating to such Attorney-Client Communication to the extent the Sellers are asserting such privilege in any proceeding and have notified Parent in respect thereof.  Furthermore, Parent agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Group Companies), that in the event of a dispute between any Seller, the Representative or any of their respective Affiliates, on the one hand, and the Group Companies, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to such Seller, the Representative or their respective Affiliates any information or documents developed or shared during the course of Law Firm’s joint representation.
* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ARMORED AUTOGROUP PARENT INC.

By:	/s/ Michael Klein
Name: Michael Klein
Title: CEO

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ David Maura
Name: David Maura
Title: Chairman of the Board

IGNITE MERGER SUB, INC.

By:	/s/ David Maura
Name: David Maura
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
AVISTA CAPITAL PARTNERS II GP, LLC, solely in its capacity as Representative

By:	/s/ David Burgstahler
Name: David Burgstahler
Title: Authorized Representative

[Signature Page to Agreement and Plan of Merger]

EXHIBIT B

ESCROW AGREEMENT
This ESCROW AGREEMENT (this “Agreement”) is executed and effective on [●], 2015 (the “Effective Date”), by and among Avista Capital Partners II GP, LLC, a Delaware limited liability company (the “Representative”), Spectrum Brands Holdings, Inc., a Delaware corporation (“Parent”) and Citibank, N.A., as escrow agent (the “Escrow Agent”).  Each of the Representative, Parent and the Escrow Agent are from time to time referred to herein each individually as a “Party”, and collectively as the “Parties”.  Each capitalized term which is used but not otherwise defined in this Agreement has the meaning assigned to such term in the Merger Agreement (as defined below).
WHEREAS, on April 28, 2015, Armored AutoGroup Parent Inc., a Delaware corporation (the “Company”), Parent, Ignite Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and the Representative entered into that certain Agreement and Plan of Merger (as such agreement may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, on the Effective Date, the transactions contemplated by the Merger Agreement were consummated, pursuant to which, among other things, Merger Sub merged with and into the Company;
WHEREAS, the Representative and Parent agreed in the Merger Agreement to enter into this Agreement with the Escrow Agent;
WHEREAS, on the Effective Date, Parent will deliver to the account designated by the Escrow Agent, by wire transfer of immediately available funds for deposit in the Escrow Account (as defined below), an amount equal to $10,000,000 (the “Escrow Amount”), pursuant to the terms and conditions set forth in the Merger Agreement (including, without limitation, Section 2.9(a)(i) thereof);
WHEREAS, the Escrow Agent agrees to hold and distribute the Escrow Amount in accordance with the terms of this Escrow Agreement;
WHEREAS, pursuant to the Merger Agreement, each of the Sellers appointed, authorized and empowered the Representative as exclusive agent and attorney-in-fact to act on behalf of such Seller, in connection with and to facilitate the consummation of the Transactions, including pursuant to the Escrow Agreement, and all actions taken by the Representative under this Escrow Agreement will be binding upon such Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by each of the them.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.                  Appointment of and Acceptance by Escrow Agent.  The Representative and Parent hereby appoint and designate the Escrow Agent to hold and maintain possession of the Escrow Account (as defined below) and the Escrow Amount deposited therein and to act as

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escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and designation under the terms and conditions set forth herein.
2.                   Receipt of Deposit; Establishment of Escrow.
(a)             On the Effective Date, Parent will deliver, or cause to be delivered, by wire transfer of immediately available funds for deposit, an amount equal to the Escrow Amount to the Escrow Agent, and the Escrow Agent will acknowledge to the Representative and Parent its receipt of the Escrow Amount.
(b)            The Escrow Agent shall hold, invest and disburse the funds remaining in the Escrow Account from time to time (the “Escrow Funds”) solely in accordance with the terms of this Agreement.
(c)            The Escrow Agent shall place the Escrow Funds into a separate, non-commingled non-interest bearing account (the “Escrow Account”).
3.                  Maintenance of the Escrow Funds.  Receipt and disbursement of the Escrow Funds shall be confirmed by the Escrow Agent to Parent and the Representative as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Representative or Parent to the Escrow Agent within thirty (30) calendar days after receipt thereof.  The Escrow Agent shall provide a report to Parent and the Representative upon any disbursement of the Escrow Funds made pursuant to this Agreement, which report shall include (i) the address to which each payment was sent or the wiring instructions, as applicable,  (ii) the amount disbursed and (iii) the check or reference number, as applicable.
4.                  FIRPTA.  Parent represents to Escrow Agent that it is not a “foreign person” for purposes of Section 1445 of the Code and applicable Treasury Regulations thereunder.  In the event the Escrow Funds held in the Escrow Account ever earn interest at the election of the Parties, the Parties shall provide written instruction to the Escrow Agent as to whom the interest paid to the Escrow Account is attributed to for tax reporting purposes.
5.                  Escrow Agent’s Disbursement of the Escrow Funds.
(a)            Except as otherwise set forth in this Section 5, the Escrow Agent shall disburse the Escrow Funds, or any portion thereof, only (i) in accordance with the joint written instructions of the Representative and Parent (the “Joint Instructions”), (ii) upon receipt of a copy of a final determination of the Actual Adjustment issued by the Accounting Firm in accordance with Section 2.9 of the Merger Agreement, certified in writing by the Party providing such determination (a “Final Determination”), or (iii) upon receipt of a copy of a final judgment, decree or order of a court not subject to appeal, certified in writing by the Party providing such judgment, decree or order, along with such certificate (a “Final Judgment”) (such Party to concurrently provide a copy of such Final Judgment to the other Party). The Joint Instructions shall set forth, or the Final Judgment or Final Determination shall be accompanied by, sufficient payment instructions for each portion of the Escrow Funds to be distributed and except as otherwise set forth in this Section 5, the Escrow Agent shall act solely upon such Joint Instructions, Final Judgment or Final Determination.

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(b)            Any amount payable pursuant to this Section 5 shall be paid within three (3) Business Days following the receipt of the Joint Instructions, Final Judgment or Final Determination via wire transfer of immediately available funds to the account designated in writing by the recipient thereof.
(c)            The Escrow Agent shall act solely upon the instructions and notices it receives from the Parties under this Section 5 and shall not be responsible for determining whether such instructions are in accordance with the Merger Agreement.
6.                  Liability and Duties of the Escrow Agent.  The Escrow Agent’s duties and obligations under this Agreement shall be determined solely by the express provisions of this Agreement and as set forth in the Final Determination, the Final Judgment or any additional written escrow instructions in accordance with this Agreement and signed jointly by the Representative and Parent which the Escrow Agent may receive after the date of this Agreement (including the Joint Instructions).  The Escrow Agent shall be under no obligation to refer to any documents other than this Agreement and the written instructions and requests, the Final Determination and any Final Judgment delivered to the Escrow Agent hereunder.  The Escrow Agent shall not be obligated to recognize, and shall not have any liability or responsibility arising under, any agreement to which the Escrow Agent is not a party, even though reference thereto may be made herein.  With respect to the Escrow Agent’s responsibility, the Representative and Parent further agree that:
(a)            The Escrow Agent, including its officers, directors, employees and agents, shall not be liable to anyone whomsoever by reason of any error of judgment or for any act done or step taken or omitted in good faith by the Escrow Agent, or for any mistake of fact or law or anything which the Escrow Agent may do or refrain from doing in good faith in connection herewith, unless caused by or arising out of the fraud, gross negligence or willful misconduct of the Escrow Agent (including its affiliates and its and its affiliates’ respective officers, directors and employees).  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through attorneys, affiliates or agents and, with respect to such attorneys or agents (but not affiliates), shall be liable only for its fraud, gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such attorney or agent.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  The Representative and Parent shall jointly and severally, indemnify and hold the Escrow Agent and its directors, officers and employees (the “indemnitees”) harmless from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the reasonable and documented out-of-pocket fees and expenses of outside counsel and all reasonable and documented expenses of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the fraud, gross negligence or willful misconduct

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of the Escrow Agent or its affiliates or its or its affiliates’ respective officers, directors or employees or, (ii) to the extent expressly permitted by the terms of this Agreement, its following any instructions or other directions, whether joint or singular, from Parent and the Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The Representative and Parent hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Funds for the payment of any claim for indemnification, expenses and amounts due hereunder.  In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Funds for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 6.  Notwithstanding anything to the contrary herein, the Representative and Parent agree, solely as between themselves, that any obligation for indemnification under this Section 6 (or for reasonable and documented fees and expenses of the Escrow Agent described in Section 7) shall be borne between the Representative and Parent based on the relative fault of such Parties (and their representatives), as determined by a court of competent jurisdiction, in causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Representative and one-half by Parent, and each such Party shall promptly satisfy its obligations to the other (including, if any amounts have been withdrawn from the Escrow Account by the Escrow Agent to satisfy the Parties’ joint obligations to the Escrow Agent, the Parent shall promptly reimburse the Representative for amounts withdrawn from the Escrow Account for which it was responsible under this sentence).  Anything in this Agreement to the contrary notwithstanding, in no event shall any Party be liable under this Agreement for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if such Party has been advised of the likelihood of such loss or damage and regardless of the form of action.  The obligations contained in this Section 6 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.
(b)            Promptly after the end of each month, or at any other time upon request by Parent or the Representative, the Escrow Agent shall provide the Representative and Parent with monthly statements showing disbursements, if any, of the Escrow Funds.
(c)            This Agreement is a personal one, the Escrow Agent’s duties hereunder being only to the Representative and Parent, their successors, permitted assigns, heirs and legal representatives, and to no other Person whomsoever.
(d)            No succession to, or assignment of, the interest of the Representative or Parent under this Agreement shall be binding upon the Escrow Agent unless and until written notice of such succession or assignment has been provided to the Escrow Agent.
(e)            The Escrow Agent may rely or act upon any written instructions furnished to it pursuant to the terms and provisions of this Agreement bearing a signature or signatures believed by the Escrow Agent in good faith to be genuine of the Representative and Parent without inquiry and without requiring substantiating evidence of any kind.
(f)            In case the Escrow Agent obeys or complies with any writ, order, judgment or decree entered by any court affecting the property deposited under this Agreement,

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the Escrow Agent shall not be liable to the Representative or Parent or to any other Person by reason of such compliance in connection with such litigation (other than as a result of the fraud, gross negligence or willful misconduct of the Escrow Agent (including its affiliates and its and its affiliates’ respective officers, directors and employees)).  The Escrow Agent will provide written notice to the Representative and Parent as soon as practicable of any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process served upon the Escrow Agent which in any way affects the Escrow Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Funds) (any of the foregoing, an “Order”), and to the extent practicable, at least five (5) Business Days prior to disbursing any funds from the Escrow Account in respect thereof); provided, that the Escrow Agent shall have no obligation to provide notice to the Representative or Parent with respect to any Order until notice of such Order has been received by the Escrow Agent (from any source) at the address set forth in Section 9, so long as the Escrow Agent provides reasonable written notice to the Representative and Parent prior to taking any action to obey or comply with any Order, whether or not notice of such Order has been provided to the Escrow Agent at the address set forth in Section 9.
(g)            The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the other Parties specifying a date when such resignation shall take effect.  In addition, Parent, on the one hand, and the Representative, on the other hand, acting jointly, shall have the right to terminate the appointment of the Escrow Agent by giving it thirty (30) days’ notice in writing of such termination, specifying the date upon which such termination shall take effect.  Within thirty (30) days after receiving such notice in the case of resignation, or providing such notice in the case of termination, the Representative and Parent jointly shall (i) each pay one-half of the Escrow Agent’s outstanding fees, costs and expenses that are due and payable under this Agreement and (ii) appoint a successor escrow agent to which the Escrow Agent shall distribute the property then held under this Agreement and shall deliver all information and documentation related thereto, whereupon the Escrow Agent shall upon such distribution and delivery to a successor escrow agent, be discharged of and from any and all further obligations arising in connection with this Agreement, except for such liability and expenses which results from the Escrow Agent’s fraud, gross negligence or willful misconduct.  If the Representative and Parent have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following either receipt of the notice of resignation or provision of the notice of termination, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.  Until a successor escrow agent has accepted such appointment and the Escrow Agent has transferred the Escrow Funds to such successor escrow agent, the Escrow Agent shall continue to retain and safeguard the Escrow Funds until receipt of (A) a joint written instruction by Parent and the Representative, or (B) an order of a court of competent jurisdiction.  In accordance with Section 6(a) and Section 7, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent.
(h)            In the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be permitted but not obligated to refer the matter to a court of competent jurisdiction and shall retain the Escrow Funds until the Escrow Agent shall

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have received (i) an order of a court of competent jurisdiction directing delivery of the Escrow Funds or (ii) a joint written instruction executed by Parent and the Representative directing delivery of the Escrow Funds, at which time the Escrow Agent shall disburse the Escrow Funds in accordance with such court order or joint written instruction.  The Parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same (unless in connection with any such dispute a party claims fraud, gross negligence or willful misconduct by the Escrow Agent (including its affiliates and its and its affiliates’ respective officers, directors and employees).
(i)            Subject to Sections 6(a) and 7, the Escrow Agent does not have any interest in the Escrow Funds, but is serving as escrow holder only and has only possession thereof as escrow agent hereunder.  Sections 6(a), 7 and this Section 6(i) shall survive notwithstanding any termination of this Agreement or the Escrow Agent’s resignation.
7.                  Compensation of Escrow Agent.  The Escrow Agent shall be entitled to fees and reimbursement for all reasonable and documented out-of-pocket expenses including, but not by way of limitation, the reasonable and documented out-of-pocket fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, in accordance with the fee schedule attached hereto as Schedule 1.  Such fees and expenses shall be paid on the Effective Date 50% by Parent and 50% by the Representative.  Subject to Section 6(a), any such fees and expenses that are payable following the Effective Date shall be payable 50% by the Representative and 50% by Parent; provided that fees payable by Parent or the Representative hereunder may be paid out of the Escrow Funds to the extent and at such time as the portion of the Escrow Funds is released to Parent or the Representative, respectively.
8.                  Security Procedures.
(a)            Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 5 of this Agreement, may be given to the Escrow Agent only by mail, confirmed facsimile or email and no instruction for or related to the transfer or distribution of the Escrow Funds, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction in writing by mail, facsimile or email at the address, number or email, respectively, provided to the Parties by the Escrow Agent in accordance with Section 9.
(b)            In the event funds transfer instructions are given (other than in writing at the time of the execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the individual(s) designated on the Incumbency Certificates which have been provided by each of the Representative and Parent to the Escrow Agent (the “Incumbency Certificates”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be the individual(s) so designated.  Each funds transfer instruction shall be executed by an authorized signatory, a list of such signatories is set forth on Incumbency Certificates.  The individuals and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent.  Each of the Representative and Parent agree to promptly provide the Escrow

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Agent with a replacement Incumbency Certificate and any necessary due diligence documentation requested by the Escrow Agent naming a replacement authorized signatory or replacement authorized individual for call-backs, as applicable, if at any time any authorized signatory or authorized individual for call-backs contained in its Incumbency Certificate is no longer authorized on behalf of such Party.  The parties to this Agreement acknowledge that such security procedure is commercially reasonable.  It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by any party hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank.  The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.
9.                  Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given and received when delivered (i) personally, (ii) the third Business Day after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) the first Business Day after being sent via a nationally recognized overnight courier or (iv) upon affirmative confirmation of receipt after being sent to the recipient via facsimile or via email (if a facsimile or email address, as applicable, is provided in this Section 9).  Such notices, demands and other communications will be sent to the address indicated below:
Notices to the Representative:

Avista Capital Partners
65 East 55th Street, 18th Floor
New York, NY 10022
Attention: David Burgstahler
                             David Durkin
                             Jackson Phillips
                             Ben Silbert
Facsimile:   (212) 593-6901
Email:              burgstahler@avistacap.com
                             durkin@avistacap.com
                              phillips@avistacap.com
                              silbert@avistacap.com
with a copy (which shall not constitute notice to the Representative) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Attention:   Jai Agrawal
     Joshua Kogan
     Dvir Oren
Facsimile:   (212) 446-6460
Email:               jagrawal@kirkland.com

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                         joshua.kogan@kirkland.com
                        dvir.oren@kirkland.com

Notices to Parent:

Spectrum Brands Holdings, Inc.
3001 Deming Way
Middleton, WI 53562-1431
Attention:   Nathan Fagre,
                    Senior Vice President, General Counsel and Secretary
Facsimile:    (608) 288-7546
E-mail:             nathan.fagre@spectrumbrands.com

with a copy (which shall not constitute notice to Parent) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:   Steven J. Williams
Facsimile:     (212) 757-3990
E-mail:              swilliams@paulweiss.com
Notices to the Escrow Agent:

Citibank, N.A.
c/o Citi Private Bank
153 E. 53rd Street, 21st Floor
New York, NY 10022
Attention:  Ms. Kerry McDonough, Director
Facsimile:  (212) 783-7131

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent reasonably deems appropriate.  For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
10.                Binding Effect; Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither the Representative nor Parent may assign any of its rights or obligations under this Agreement without the prior written consent of the other, except that, subject to Section 6(d) hereof, either party may assign its rights and obligations under this

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Agreement without such consent to any assignee of such party under the Merger Agreement pursuant to Section 9.1 thereof.  A copy of any such assignment shall be forwarded to the Escrow Agent and the Escrow Agent shall advise the applicable Party in the event such other due diligence documentation is needed in accordance with Section 24 herein.
11.                Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
12.                No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by Parent, the Representative and the Escrow Agent to express their mutual intent, and no rule of strict construction will be applied against any Person.
13.                Headings; Interpretation.  The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used in this Agreement.  Words used in the singular number may include the plural and the plural may include the singular.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  Except as expressly set forth in this Agreement, the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement.  For purposes of this Agreement, a “Person” shall mean means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, governmental authority, and any other person or entity.
14.                Counterparts;  Facsimile and Email Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
15.                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
16.               Amendment; Waiver.  This Agreement may not be amended or modified, except by a written instrument executed by Parent, the Representative and the Escrow Agent.  No provision of this Agreement may be waived except in a writing signed by the party against whom such enforcement is sought.  Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any

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occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.
17.              Termination.  This Agreement shall remain in effect unless and until the Escrow Funds are distributed in full.  Termination of this Agreement shall not impair the obligations of Parent and the Representative set forth in Sections 6(a) and 7, which such obligations shall survive the termination of this Agreement.
18.               Merger or Consolidation.  Any banking association or corporation into which the Escrow Agent (or substantially all of its escrow business) may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the escrow business of the Escrow Agent shall be sold or otherwise transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
19.               Entire Agreement.  As between all of the Parties, this Agreement and the Merger Agreement and the other Ancillary Documents (including, in each case, any schedule, exhibit or annex attached hereto or thereto) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way; provided, that in regard to the Escrow Agent only, this Agreement (including any schedule attached hereto) contains the entire agreement and understanding among the Parties hereto and the Escrow Agent with respect to the subject matter hereof.  Solely with respect to Parent and the Representative, in the event of any conflict between the terms and provisions of this Agreement and either the Merger Agreement or any other Ancillary Document (including, in each case, any schedule, exhibit or annex attached hereto or thereto), the terms and conditions of the Merger Agreement or such Ancillary Document, as applicable, shall control as between the Representative and Parent.
20.                No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.
21.               Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS

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WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
22.                Jurisdiction.  Each of the Parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 22 or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 9 and that nothing in this Section 22 shall affect the right of any Party to serve legal process in any other manner permitted by applicable law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.  Each Party agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
23.                Force Majeure.  Notwithstanding any other provision of this Agreement, no Party shall be liable to any other Party for losses due to, or if it is unable to perform any obligation hereunder because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures or other causes reasonably beyond its control.
24.                Identification.  The Representative and Parent acknowledge that the Escrow Agent, pursuant to the requirements of Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), requires the Escrow Agent to implement reasonable procedures to verify the identity of any Person that opens a new account with it.  Accordingly, the Representative and Parent acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Representative’s and Parent’s identity including without limitation name, address and organizational documents (“Identifying Information”).  The Representative and Parent agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required (in the Escrow Agent’s reasonable judgment) by the

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USA PATRIOT ACT as a condition of opening an account with or using any service provided by the Escrow Agent.
25.                Citibank Name.  Other than the Merger Agreement or any Ancillary Documents and except as required by law, no printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "Citibank" by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent, which consent shall not be unreasonably withheld.

*     *     *     *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

REPRESENTATIVE:

AVISTA CAPITAL PARTNERS II GP, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT

PARENT:

SPECTRUM BRANDS HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT

Schedule 1
ESCROW AGENT FEE SCHEDULE
Acceptance Fee
To cover the acceptance of the Escrow Agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

WAIVED

Administration Fee
To cover maintenance of the Escrow Account including safekeeping of assets, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other duties required by the Escrow Agent under the terms of the Escrow Agreement:

WAIVED

Escrowed Funds to be deposited in a non interest-bearing transaction deposit account insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”).

1099 Tax Preparation Fee
To cover preparation of Form 1099 for each calendar year:

WAIVED

Transaction Fees
To cover all checks, wire transfers, postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:
WAIVED
Legal Fees

At cost, if/when applicable.

Other Fees

$2,500 per amendment, if/when necessary

Schedule 2

PARENT WIRE INSTRUCTION
Bank:	[________________].
Bank Address:	[________________]
[________________]
ABA:	[________________]
A/C Name:	[________________]
A/C #:	[________________]

REPRESENTATIVE WIRE INSTRUCTION

Bank:	[________________].
Bank Address:	[________________]
[________________]
ABA:	[________________]
A/C Name:	[________________]
A/C #:	[________________]

EXHIBIT C-1

LETTER OF TRANSMITTAL

With respect to the Common Stock of
ARMORED AUTOGROUP PARENT INC.

Ladies and Gentlemen:

You are receiving this Letter of Transmittal in connection with the merger (the “Merger”) of Ignite Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Armored AutoGroup Parent Inc., a Delaware corporation (the “Company”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2015, by and among Spectrum Brands Holdings, Inc., a Delaware corporation (“Parent”), Merger Sub, the Company and Avista Capital Partners II GP, LLC, as Representative (the “Representative”).  Capitalized terms used in this Letter of Transmittal and not defined herein shall have the meanings assigned to them in the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, each issued and outstanding Company Preferred Share, Company Common Share and Company Option will be cancelled and extinguished and (other than any Cancelled Shares, any Dissenting Shares and unvested Company Options) will be converted automatically into the right to receive the applicable portion of the Merger consideration payable in respect of such Company Preferred Share, Company Common Share and Company Option, as applicable, as set forth in the Merger Agreement, payable in each case without interest to the Sellers.

  To the extent the undersigned holds Company Preferred Shares, the undersigned hereby acknowledges that, in order to receive the consideration payable in respect of the undersigned’s Company Preferred Shares pursuant to the Merger Agreement, the undersigned must execute and deliver to the Representative a separate Letter of Transmittal with respect to such Company Preferred Shares in accordance with the provisions of such other Letter of Transmittal.

Upon fully completing, signing and returning this Letter of Transmittal, you will be surrendering your Company Common Shares and any certificates evidencing your Company Common Shares, in exchange for the right to receive in cash:

(a)	in respect of each Company Common Share so surrendered (if any), the Per Share Common Payment; plus
(b)	a portion of the funds remaining in the Escrow Account (if any, after giving effect to the payment of any Actual Adjustment calculated pursuant to Section 2.9(b) of the Merger Agreement in favor of Parent); plus
(c)	a portion of any Actual Adjustment calculated pursuant to Section 2.9(b) of the Merger Agreement in favor of the Sellers (if any); plus

(d)	a portion of amounts (if any) distributed to the Sellers from the balance of the Representative Expense Amount in accordance with Section 8.1(a)(iii) of the Merger Agreement.
                          You hereby acknowledge and agree that you have (i) to the extent you and your advisors deemed appropriate, reviewed the Merger Agreement and the terms of the Merger described therein and approve the Merger Agreement and the transactions contemplated thereby, including the Merger; and, the Escrow Agreement and the terms of the Escrow Account described therein, (ii) reviewed the provisions of Section 262 of the DGCL (stating that appraisal rights may be available subject to the waiver below), a copy of which is enclosed herewith as Exhibit 1 and (iii) had an opportunity to consult with and have relied solely upon the advice, if any, of your legal, financial, accounting and/or tax advisors with respect to the Merger Agreement, the Merger and the other transactions described therein and the Escrow Agreement, in each case to the extent you have deemed necessary.  You hereby acknowledge and agree that you have not been advised or directed by Parent, Merger Sub, the Company, the Surviving Corporation, any Seller, the Representative, any of their Affiliates, or their or their Affiliates’ respective legal counsel or other advisors or representatives in respect of any such matters and that you have not relied on any such parties in connection with this Letter of Transmittal, the Merger Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.

You hereby acknowledge that the Avista Entities (as defined in the Stockholders Agreement) have duly exercised their rights under Section 5.02 of the Stockholders Agreement in connection with the transactions contemplated by the Merger Agreement.  Without limiting the foregoing, you hereby waive, and agree not to assert or perfect, any appraisal or dissenters’ rights with respect to all of the Company Common Shares owned by you under Section 262 of the DGCL or any other Applicable Law, whether or not you have previously made a written demand upon the Company and otherwise complied with the appraisal rights provisions of the DGCL or other such Applicable Law.  You hereby agree that the Stockholders Agreement shall be terminated effective as of the Effective Time and shall thereafter be of no further force or effect; provided, that your obligations pursuant to Sections 5.02 and 5.03 of the Stockholders Agreement shall survive such termination.

By signing and returning this Letter of Transmittal, you acknowledge and agree (i) $3,000,000 in the aggregate will be held by the Escrow Agent on behalf of you and the other equityholders of the Company to be used as the sole source for payment of certain purchase price adjustments in favor of Parent pursuant to Section 2.9(c)(ii) of the Merger Agreement, and (ii) that pursuant to Article 8 of the Merger Agreement, you have appointed (and you hereby agree and consent to such appointment of) the Representative as your attorney-in-fact and agent for and on your behalf, and consent to the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under or contemplated by the Merger Agreement and the other documents contemplated thereby, including with respect to the Representative Expense Amount established under Section 2.9(a)(iv) of the Merger Agreement, and acknowledge and agree that you may be required to indemnify, defend and hold harmless the Representative upon the terms and subject to the conditions set forth in Section 8.1 of the Merger Agreement.

By signing and returning this Letter of Transmittal, you represent and warrant to Parent and Merger Sub that (a) you have good and valid title to the Company Common Shares

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that you are surrendering for payment hereunder and are the record and beneficial owner of such Company Common Shares, (b) such Company Common Shares are free and clear of all Liens (except, if applicable, pursuant to the Stockholders Agreement or as may be imposed by Applicable Law), (c) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to such Company Common Shares, (d) you are not party to any voting or similar agreements (except, if applicable, the Option Plan and, prior to the Effective Time, the Stockholders Agreement) with respect to such Company Common Shares and you have full and exclusive authority to surrender without restriction such Company Common Shares.

You hereby accept the amount of the Per Share Common Payment in respect of your Company Common Shares being surrendered by you hereunder (as applicable), and the rights to potentially receive certain payments, if any, under Sections 2.9(c) and 8.1(a)(iii) of the Merger Agreement, and you acknowledge and agree that (i) such amount satisfies all obligations to you under Applicable Law, the Certificate of Incorporation, the other organizational documents of the Company, any agreement, arrangement or understanding between you and the Company and/or any representative of the Company, and any other agreement pertaining to such Company Common Shares, (ii) such amount accurately reflects the portion of the aggregate merger consideration which you are entitled to receive pursuant to and in accordance with the terms of the Merger Agreement, Applicable Law, the Certificate of Incorporation, the other organizational documents of the Company, any agreement, arrangement or understanding between you and the Company and/or any representative of the Company, and any other agreement pertaining to such Company Common Shares, and (iii) in accepting such amount the Surviving Corporation, the Company, Parent, any Seller and Merger Sub and their respective representatives shall be deemed to have satisfied all obligations to make any and all payments with respect to the Merger for such Company Common Shares and shall have no further obligations to you with respect to payment of any portion of the aggregate merger consideration, except as expressly set forth in the Merger Agreement (and the undersigned expressly waives any and all claims to the contrary).  However, such acknowledgement shall not be deemed to waive or release (i) Parent, the Surviving Corporation, the Company or any of their Subsidiaries from any obligations to you as an employee, officer or director of the Company or such Subsidiary for accrued and unpaid salary, accrued bonus, expense reimbursements and employee benefits in the ordinary course of business or (ii) your right to receive the consideration contemplated by the Merger Agreement in accordance with the terms thereof, or any other of your rights expressly set forth in the Merger Agreement or in any other written agreement between you and the Company relating to your employment with or provision of services to the Company or any of its Subsidiaries.  By accepting the Per Share Common Payment, you hereby waive any and all rights related to your ownership of any Company Common Shares being surrendered hereunder, at any time prior to the Effective Time, including, without limitation, any voting rights, liquidation rights, rollover, purchase or redemption rights or payment rights in respect of any rollover, purchase or redemption, registration rights, dissenters’ rights, preemptive rights, option or put rights, rights of first refusal, consent rights regarding a change of control of the Company or similar preferences, whether arising pursuant to any organizational documents of the Company, by agreement or by operation of law.  You further waive any and all rights that you may have to acquire additional Company Common Shares, pursuant to any stock option agreement, warrant or otherwise.

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Effective as of the Effective Time, you hereby unconditionally and irrevocably and forever release and discharge Parent and its Affiliates (which include the Surviving Corporation and the Group Companies), each other Seller and its Affiliates and the Representative, and their respective successors and assigns, and any present or former directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders or equityholders of any of the foregoing Persons (each, a “Releasee”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity (collectively the respective “Released Claims”) that you ever had, now have or ever may have or claim to have against any Releasee, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Effective Time, in each case, to the extent arising out of, resulting from, or related to, your ownership of Company Common Shares (or any instrument convertible into, or exercisable or exchangeable for, Company Common Shares); provided, that the foregoing shall not apply to Released Claims (a) pursuant to the terms of the Merger Agreement (including Section 5.5), the Escrow Agreement, this Letter of Transmittal or any other Ancillary Documents or (b) that cannot be waived by Applicable Law.  For the avoidance of doubt, the foregoing shall also not apply: (a) if you are an employee, officer or director of a Group Company, (i) in respect of base salary or benefits that remain unpaid or in respect of reimbursement of out‑of‑pocket expenses in compliance with the Group Companies’ employee expense reimbursement policy, or pursuant to any employment, severance or similar agreement between you and any of the Group Companies, or (ii) that are rights under any written employment, severance or similar agreement or (b) in respect of any obligation of any Group Company under its bylaws, charter, or similar organizational documents to indemnify you in accordance with the terms thereof or any insurance policy of the Group Companies providing for coverage with respect thereto. The undersigned, on behalf of itself and its Affiliates, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The undersigned, on behalf of itself and its Affiliates, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its Affiliates, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this letter of transmittal and the Merger Agreement and that this paragraph is intended for the benefit of, and to grant third party beneficiary rights to each Releasee to enforce this paragraph.

Effective as of the Effective Time, Parent, on behalf of itself and its Affiliates (which includes the Surviving Corporation and the Group Companies), hereby unconditionally and irrevocably and forever releases and discharges you and each of your Affiliates, successors and assigns, and any present or former directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders or equityholders of any of the foregoing Persons (each, a “Seller Releasee”), of and from, and hereby unconditionally and irrevocably waives, any and all Released Claims that such party ever had, now has or ever may have or claim to have against any Seller Releasee, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Effective Time, in each case, to the extent arising out of, resulting from, or related to, your ownership of

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Company Common Shares (or any instrument convertible into, or exercisable or exchangeable for, Company Common Shares); provided, that the foregoing shall not apply to Released Claims (a) pursuant to the terms of the Merger Agreement, the Escrow Agreement or the other Ancillary Documents or (b) that cannot be waived by Applicable Law.  For the avoidance of doubt, the foregoing shall also not apply to any defenses available to any Group Company in respect of any obligation of any Group Company under its bylaws, charter or similar organizational documents to indemnify the undersigned in accordance with the terms thereof or any insurance policy of the Group Companies providing for coverage with respect thereto.  Parent, on behalf of itself and its Affiliates (which includes the Surviving Corporation and Group Companies), expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Parent, on behalf of itself and its Affiliates (which includes the Surviving Corporation and Group Companies), understand the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its Affiliates, of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this letter of transmittal and the Merger Agreement and that this paragraph is intended for the benefit of, and to grant third party beneficiary rights to each Seller Releasee to enforce this paragraph.

You hereby agree to, upon request, execute any additional documents necessary or desirable to complete the sale, transfer and cancellation of the Company Common Shares hereby delivered, provided that such documents do not result in your receiving less value than provided by the terms of the Merger Agreement or impose any additional potential liabilities on you.

All issues and questions concerning the construction, validity, interpretation and enforceability of this Letter of Transmittal hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

You hereby (i) submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Delaware) in any action or proceeding arising out of or relating to this Letter of Transmittal, (ii) agree that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agree not to bring any action or proceeding arising out of or relating to this Letter of Transmittal in any other court. You hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety or other security that might be required of any other party with respect thereto. You agree that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party. Nothing in this paragraph, however, shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law. You agree that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law.

5

From and after the Closing Date you shall not, and shall use your commercially reasonable efforts to cause your Affiliates (together with you, each a “Restricted Person”) not to, disclose any Confidential Information in respect of the Company to anyone other than to representatives of Parent and the Surviving Corporation (except for (a) any such Confidential Information which is requested or required by Applicable Law or legal process to be disclosed by such Restricted Person, and then only after you have given notice (except to the extent such notice is prohibited by Applicable Law or if such disclosure is required pursuant to the request of any regulatory authority having jurisdiction over a Restricted Person in the ordinary course of examination of such Restricted Person’s books and records by such regulatory authority or in response to any request by such regulatory authority) to Parent of its obligation to disclose such Confidential Information so that Parent may waive compliance with the provisions of this paragraph, or be given a reasonable opportunity to obtain, at Parent’s expense, an appropriate protective order with respect to such disclosure, and you shall reasonably cooperate with Parent (to the extent not prohibited by Applicable Law), at Parent’s expense, in connection with obtaining such protective order; provided, that if in the absence of a protective order or the receipt of a waiver by Parent, you are nonetheless, upon the advice of counsel, required or requested to disclose Confidential Information, you may disclose such Confidential Information but only to the extent so required to be disclosed upon the advice of counsel, (b) Confidential Information that is or becomes generally available to the public other than as a result of disclosure by a Restricted Person in violation of this paragraph or that is or becomes available to a Restricted Person on a non-confidential basis from a source that is not known by such Restricted Person to be bound by a confidentiality obligation to Parent or the Surviving Corporation, (c) with the prior written consent of Parent, or (d) in connection with any required Tax disclosures or to enforce your rights under the Merger Agreement or this Letter of Transmittal). For purposes hereof “Confidential Information” shall mean any information concerning (a) the businesses or affairs of the Group Companies and/or (b) the negotiation, terms and conditions of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, to the extent applicable, if you are an investment fund or other similar vehicle, you and your Affiliates may provide general information about the subject matter of the Merger Agreement in connection with your fund raising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this nature.

You hereby agree that the Parent, Merger Sub, the Surviving Corporation and, with respect to the release granted in respect of the Released Claims, the Releasees, shall be third party beneficiaries of your representations, warranties, undertakings and agreements, with full rights as such.

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Please read this Letter of Transmittal carefully and in its entirety.  This Letter of Transmittal should be completed and signed and hand-delivered or sent by overnight courier or certified mail, return receipt requested and properly insured, with a completed and signed enclosed Internal Revenue Service (“IRS”) Form W-9 (or the applicable IRS Form W-8 if you are a non-U.S. stockholder) and stock certificate.

Delivery of a check or wire transfer (if applicable) for any cash payment to which you are entitled shall be made promptly following the proper delivery, and receipt herein.

BOX A - Signature of Registered Stockholder(s)
(Must be signed by all registered stockholders.
Include legal capacity if signing on behalf of an entity.)

By signing below, I/we certify that I/we have complied with all instructions to this Letter of Transmittal, was/were the registered holder of the shares submitted herewith immediately prior to the Effective Time, have full authority to surrender the shares and give the instructions in this Letter of Transmittal and warrant that the shares submitted herewith are free and clear of all Liens (except, if applicable, pursuant to the Stockholders Agreement or as may be imposed by Applicable Law).  I/we, the undersigned, agree to defend, hold harmless and indemnify the Company, Parent, Merger Sub, the Surviving Corporation, the Representative, and their respective representatives against and from any and all losses suffered and incurred by any such Person in connection with any breach of the representations, warranties, undertakings, agreements or certifications made by the undersigned in this Letter of Transmittal.

Signature

Signature

Telephone Number and/or Email Address

BOX B COMPANY COMMON SHARES SURRENDERED
Certificate #	# of Shares

TOTAL:
I have lost my certificate(s) for ___________ shares of Company Stock and have enclosed a signed copy of the Affidavit of Lost Stock Certificate.

BOX C – One Time Delivery Instructions
To be completed ONLY if the check is to be delivered to an address other than that listed in Box D. MAIL TO:
Name
Street Address
City, State and Zip Code
Please remember to complete and sign the enclosed Form W-9 (attached hereto as Exhibit 2) or, if applicable, Form W-8.

BOX D - Name and Address of Registered Stockholder(s)

Name: Address:

BOX E - Bank Wire or ACH Instructions

NOTE: If you do not complete the information below, a check for the proceeds will be delivered to you at the address as it appears on Box E of this Letter of Transmittal. The name on the bank account must match the registration and include all registered holders. Please wire the entitled funds as follows:

ABA Routing Number
Bank Name
Bank Address
Name on Bank Account
Account Number (DDA)
For Further Credit Acct #
For Further Credit Acct Name
SWIFT / IBAN (req’d for Intl wires)

By completion of Box E, the registered stockholder hereby agrees that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing the Representative to make payment to the bank account listed above.

General Instructions
Please read this information carefully.
A former stockholder of the Company will not receive any amounts due until all documents required by this Letter of Transmittal are received by the Representative and the Company at the addresses set forth below and until the same are processed for payment by the Representative.  No interest will accrue on any amounts due.
•	BOX A-Signatures: All registered stockholders must sign as indicated in Box A. If you are signing on behalf of an individual or entity that is a registered stockholder your signature must include your legal capacity.
•	BOX B-Share Detail: List the certificate number and number of shares represented by such certificate of each certificate representing Company Common Shares that you wish to surrender. Do not surrender with this Letter of Transmittal any certificates representing shares other than Company Common Shares.
•	BOX C-One Time Delivery: Complete only if the check is to be delivered to an address other than that listed in Box D.
•	BOX D-Name and Address of Registered Stockholder: Lists the name and address of the record holder(s) of Company Common Shares.
•	BOX E - Wire Instructions: To elect a bank wire transfer please complete Box E in its entirety. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used. If the name of the bank account does not match the name in Box E, or does not include all registered holders, a check will be sent.
•	Stock Transfer Taxes: The registered holder must timely pay all applicable transfer, documentary, sales, use, stamp, registration and other taxes and, at his or her own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes. In the event that any applicable transfer, documentary, sales, use, stamp, registration or other tax becomes payable by any transferee or assignee of the registered holder, such transferee or assignee must pay such tax or must establish that such tax has been paid or is not applicable. The Surviving Corporation, the Company, Parent, the Representative, any Seller and Merger Sub and their respective representatives will have no responsibility with respect to transfer, documentary, sales, use, stamp, registration or other taxes.
•	Deficient Presentments: In the event that the Representative determines that any Letter of Transmittal does not appear to have been properly completed or executed, or any other irregularity in connection with the surrender of Company Common Shares appears to exist, the Representative shall be entitled to consult with Parent for further instructions. The Representative and Parent reserve the right to reject all incomplete or irregular presentations. A surrender will not be deemed to have been made until all irregularities have been cured or waived.
•	Returning Letter of Transmittal: Return this Letter of Transmittal only to the addresses below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your shares.
By Mail, Overnight Courier or Hand-Delivery to:

[-------------------]

For additional information regarding this Letter of Transmittal please contact [--------] at [-----------] or via email at [--------------].

IMPORTANT TAX INFORMATION
Under United States federal income tax laws, a holder that receives payments may be subject to backup withholding on such payments. To prevent backup withholding, a holder that is a U.S. Person who receives payments is required to provide the Surviving Corporation and Parent (as payer) with such holder’s correct taxpayer identification number (“TIN”) on the enclosed Form W-9 (or otherwise establish a basis for exemption from backup withholding) and certify under penalty of perjury that such TIN is correct and that such holder is not subject to backup withholding.  If such holder is an individual, the TIN is his or her social security number.  If the Surviving Corporation or Parent is not provided with the correct TIN, a penalty may be imposed by the IRS, and any payment may be subject to backup withholding.
Certain holders (including, among others, all corporations and foreign individuals and entities) are not subject to these backup withholding and reporting requirements.  Exempt holders should indicate their exempt status on Form W-9 or applicable Form W-8.  In order for a foreign individual or entity to qualify as an exempt recipient, such individual or entity should submit a Form W-8BEN or W-8BEN-E, as applicable, signed under penalties of perjury, attesting to such individual’s or entity’s exempt status.  The applicable Form W-8 can be obtained from the Exchange Agent or at the link below.  Please note that there are additional Form W-8s if the W-8BEN or W-8BEN-E does not apply to your particular situation.  The W-8 forms can be accessed at the IRS website: http://www.irs.gov.

If backup withholding applies, the Surviving Corporation or Parent is required to backup withhold, currently at a rate of 28%, on any payments made to the holder or other payee.  Backup withholding is not an additional tax.  Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld provided that the required information is timely given to the IRS.  If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.
Purpose of Form W-9
Form W-9 and instructions to the form are enclosed with this Letter of Transmittal.  Please also read through the instructions to Form W-9.
FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX ADVISOR OR THE IRS.

EXHIBIT 1

Appraisal Rights

(See attached)

§ 262 Appraisal rights
(a)            Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)            Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)            Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)            Notwithstanding paragraph (b)(l) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.            Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.            Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.            Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.            Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

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(3)             In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)            In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c)            Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d)            Appraisal rights shall be perfected as follows:
(1)            If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)            If the merger or consolidation was approved pursuant to§ 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of§ 114 of this title.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20

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days after the date of mailing of such notice or, in the case of a merger agreement approved pursuant to § 25l(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 25l(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 25l(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 25l(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)            Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within l0 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)            Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as

15

to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)            At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h)            After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)            The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)            The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)            From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock

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for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)            The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7.;

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EXHIBIT 2

IRS Form W-9

(See attached)

Form **W-9**
(Rev. December 2014)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give Form to the requester. Do not send to the IRS.

Print or type
See Specific Instructions on page 2.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification; check only **one** of the following seven boxes:

☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶ ________

Note. For a single-member LLC that is disregarded, do not check LLC; check the appropriate box in the line above for the tax classification of the single-member owner.

☐ Other (see instructions) ▶

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any) ________

Exemption from FATCA reporting code (if any) ________

(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN* on page 3.

Note. If the account is in more than one name, see the instructions for line 1 and the chart on page 4 for guidelines on whose number to enter.

Social security number

☐☐☐ - ☐☐ - ☐☐☐☐

or

Employer identification number

☐☐ - ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 3.

Sign Here | **Signature of U.S. person** ▶ | **Date** ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. Information about developments affecting Form W-9 (such as legislation enacted after we release it) is at *www.irs.gov/fw9*.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following:

- Form 1099-INT (interest earned or paid)
- Form 1099-DIV (dividends, including those from stocks or mutual funds)
- Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)
- Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)
- Form 1099-S (proceeds from real estate transactions)
- Form 1099-K (merchant card and third party network transactions)
- Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)
- Form 1099-C (canceled debt)
- Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See *What is backup withholding?* on page 2.

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See *What is FATCA reporting?* on page 2 for further information.

Cat. No. 10231X Form **W-9** (Rev. 12-2014)

Form W-9 (Rev. 12-2014) Page 2

Note. If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien;
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;
- An estate (other than a foreign estate); or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States:

- In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;
- In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and
- In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.
2. The treaty article addressing the income.
3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.
4. The type and amount of income that qualifies for the exemption from tax.
5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,
2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),
3. The IRS tells the requester that you furnished an incorrect TIN,
4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or
5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See *Exempt payee code* on page 3 and the separate Instructions for the Requester of Form W-9 for more information.

Also see *Special rules for partnerships* above.

What is FATCA reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See *Exemption from FATCA reporting code* on page 3 and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; **do not** leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account, list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9.

a. **Individual.** Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note. ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. **Sole proprietor or single-member LLC.** Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or "doing business as" (DBA) name on line 2.

c. **Partnership, LLC that is not a single-member LLC, C Corporation, or S Corporation.** Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

d. **Other entities.** Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e. **Disregarded entity.** For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a "disregarded entity." See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, "Business name/disregarded entity name." If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Form W-9 (Rev. 12-2014) Page 3

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box in line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box in line 3.

Limited Liability Company (LLC). If the name on line 1 is an LLC treated as a partnership for U.S. federal tax purposes, check the “Limited Liability Company” box and enter “P” in the space provided. If the LLC has filed Form 8832 or 2553 to be taxed as a corporation, check the “Limited Liability Company” box and in the space provided enter “C” for C corporation or “S” for S corporation. If it is a single-member LLC that is a disregarded entity, do not check the “Limited Liability Company” box; instead check the first box in line 3 “Individual/sole proprietor or single-member LLC.”

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space in line 4 any code(s) that may apply to you.

Exempt payee code.

- Generally, individuals (including sole proprietors) are not exempt from backup withholding.
- Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.
- Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.
- Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note. You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see *Limited Liability Company (LLC)* on this page), enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at *www.ssa.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: *A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.*

Form W-9 (Rev. 12-2014) Page 4

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if items 1, 4, or 5 below indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see *Exempt payee code* earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]
4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
5. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
6. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*
For this type of account:	**Give name and EIN of:**
7. Disregarded entity not owned by an individual	The owner
8. A valid trust, estate, or pension trust	Legal entity[4]
9. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11. Partnership or multi-member LLC	The partnership
12. A broker or registered nominee	The broker or nominee
13. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or DBA name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships* on page 2.

***Note.** Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov.* You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: *spam@uce.gov* or contact them at *www.ftc.gov/idtheft* or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

EXHIBIT C-2

LETTER OF TRANSMITTAL

With respect to the Preferred Stock of
ARMORED AUTOGROUP PARENT INC.

Ladies and Gentlemen:

You are receiving this Letter of Transmittal in connection with the merger (the “Merger”) of Ignite Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Armored AutoGroup Parent Inc., a Delaware corporation (the “Company”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2015, by and among Spectrum Brands Holdings, Inc., a Delaware corporation (“Parent”), Merger Sub, the Company and Avista Capital Partners II GP, LLC, as Representative (the “Representative”).  Capitalized terms used in this Letter of Transmittal and not defined herein shall have the meanings assigned to them in the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, each issued and outstanding Company Preferred Share, Company Common Share and Company Option will be cancelled and extinguished and (other than any Cancelled Shares, any Dissenting Shares and unvested Company Options) will be converted automatically into the right to receive the applicable portion of the Merger consideration payable in respect of such Company Preferred Share, Company Common Share and Company Option, as applicable, as set forth in the Merger Agreement, payable in each case without interest to the Sellers.

To the extent the undersigned holds Company Common Shares, the undersigned hereby acknowledges that, in order to receive the consideration payable in respect of the undersigned’s Company Common Shares pursuant to the Merger Agreement, the undersigned must execute and deliver to the Representative a separate Letter of Transmittal with respect to such Company Common Shares in accordance with the provisions of such other Letter of Transmittal.

Upon fully completing, signing and returning this Letter of Transmittal, you will be surrendering Company Preferred Shares and any certificates evidencing your Company Preferred Shares, in exchange for the right to receive, in respect of each Company Preferred Share so surrendered (if any), an amount in cash equal to the sum of (i) the Liquidation Value (as defined in the Company Certificate of Incorporation) plus (ii) all accumulated, accrued and unpaid dividends thereon with respect to such Company Preferred Share as of immediately prior to the Effective Time as provided in Section 2.9(a)(v) of the Merger Agreement (the “Preferred Stock Consideration”).

                         You hereby acknowledge and agree that you have (i) to the extent you and your advisors deemed appropriate, reviewed the Merger Agreement and the terms of the Merger described therein and approve the Merger Agreement and the transactions contemplated thereby, including the Merger and (ii) had an opportunity to consult with and have relied solely upon the advice, if any, of your legal, financial, accounting and/or tax advisors with respect to the Merger

Agreement, the Merger and the other transactions described therein, in each case to the extent you have deemed necessary.  You hereby acknowledge and agree that you have not been advised or directed by Parent, Merger Sub, the Company, the Surviving Corporation, any Seller, the Representative, any of their respective Affiliates or any of their or their Affiliates’ respective legal counsel or other advisors or representatives in respect of any such matters and that you have not relied on any such parties in connection with this Letter of Transmittal, the Merger Agreement or the transactions contemplated hereby or thereby.

You hereby acknowledge that the Avista Entities (as defined in the Stockholders Agreement) have duly exercised their rights under Section 5.02 of the Stockholders Agreement in connection with the transactions contemplated by the Merger Agreement. Without limiting the foregoing, you hereby waive, and agree not to assert or perfect, any appraisal or dissenters’ rights with respect to all of the Company Preferred Shares owned by you under Section 262 of the DGCL (a copy of which is enclosed herewith as Exhibit 1) or any other Applicable Law, whether or not you have previously made a written demand upon the Company and otherwise complied with the appraisal rights provisions of the DGCL or other such Applicable Law. You hereby agree that the Stockholders Agreement shall be terminated effective as of the Effective Time and shall thereafter be of no further force or effect; provided, that your obligations pursuant to Sections 5.02 and 5.03 of the Stockholders Agreement shall survive such termination.

By signing and returning this Letter of Transmittal, you acknowledge and agree that pursuant to Article 8 of the Merger Agreement, you have appointed (and you hereby agree and consent to such appointment of) the Representative as your attorney-in-fact and agent for and on your behalf, and consent to the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under or contemplated by the Merger Agreement and the other documents contemplated thereby, including with respect to the Representative Expense Amount established under Section 2.9(a)(iv) of the Merger Agreement, and acknowledge and agree that you may be required to indemnify, defend and hold harmless the Representative upon the terms and subject to the conditions set forth in Section 8.1 of the Merger Agreement.  You acknowledge and agree that Parent, Merger Sub and the Surviving Corporation shall have the rights set forth in Section 8.1(d) and 2.9 of the Merger Agreement, including without limitation the right to rely conclusively upon all actions taken or omitted to be taken by the Representative and to deal exclusively with the Representative.

By signing and returning this Letter of Transmittal, you represent and warrant to Parent and Merger Sub that (a) you have good and valid title to the Company Preferred Shares that you are surrendering for payment hereunder and are the record and beneficial owner of such Company Preferred Shares, (b) such Company Preferred Shares are free and clear of all Liens (except, if applicable, pursuant to the Stockholders Agreement or as may be imposed by Applicable Law), (c) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to such Company Preferred Shares, (d) you are not party to any voting or similar agreements (except, if applicable, the Option Plan and, prior to the Effective Time, the Stockholders Agreement) with respect to such Company Preferred Shares and you have full and exclusive authority to surrender without restriction such Company Preferred Shares.

2

You hereby accept the amount of the Preferred Stock Consideration in respect of your Company Preferred Shares being surrendered by you hereunder (as applicable), and you acknowledge and agree that (i) such amount satisfies all obligations to you under Applicable Law, the Certificate of Incorporation, the other organizational documents of the Company, any agreement, arrangement or understanding between you and the Company and/or any representative of the Company, and any other agreement pertaining to such Company Preferred Shares, (ii) such amount accurately reflects the portion of the aggregate merger consideration which you are entitled to receive pursuant to and in accordance with the terms of the Merger Agreement, Applicable Law, the Certificate of Incorporation, the other organizational documents of the Company, any agreement, arrangement or understanding between you and the Company and/or any representative of the Company, and any other agreement pertaining to such Company Preferred Shares, and (iii) in accepting such amount the Surviving Corporation, the Company, Parent, any Seller and Merger Sub and their respective representatives shall be deemed to have satisfied all obligations to make any and all payments with respect to the Merger for such Company Preferred Shares and shall have no further obligations to you with respect to payment of any portion of the aggregate merger consideration, except as expressly set forth in the Merger Agreement (and the undersigned expressly waives any and all claims to the contrary).  However, such acknowledgement shall not be deemed to waive or release (i) Parent, the Surviving Corporation, the Company or any of their Subsidiaries from any obligations to you as an employee, officer or director of the Company or such Subsidiary for accrued and unpaid salary, accrued bonus, expense reimbursements and employee benefits in the ordinary course of business or (ii) your right to receive the consideration contemplated by the Merger Agreement in accordance with the terms thereof, or any other of your rights expressly set forth in the Merger Agreement or in any other written agreement between you and the Company relating to your employment with or provision of services to the Company or any of its Subsidiaries. By accepting the Preferred Stock Consideration (as applicable), you hereby waive any and all rights related to your ownership of any Company Preferred Shares being surrendered hereunder, at any time prior to the Effective Time, including, without limitation, any voting rights, liquidation rights, rollover, purchase or redemption rights or payment rights in respect of any rollover, purchase or redemption, registration rights, dissenters’ rights, preemptive rights, option or put rights, rights of first refusal, consent rights regarding a change of control of the Company or similar preferences, whether arising pursuant to any organizational documents of the Company, by agreement or by operation of law.  You further waive any and all rights that you may have to acquire additional Company Common Shares and/or Company Preferred Shares, pursuant to any stock option agreement, warrant or otherwise.

Effective as of the Effective Time, you hereby unconditionally and irrevocably and forever release and discharge Parent and its Affiliates (which include the Surviving Corporation and the Group Companies), each other Seller and its Affiliates and the Representative, and their respective successors and assigns, and any present or former directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders or equityholders of any of the foregoing Persons (each, a “Releasee”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or

3

unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity (collectively, the respective “Released Claims”) that you ever had, now have or ever may have or claim to have against any Releasee, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Effective Time, in each case, to the extent arising out of, resulting from, or related to, your ownership of Company Preferred Shares (or any instrument convertible into, or exercisable or exchangeable for, Company Preferred Shares); provided, that the foregoing shall not apply to Released Claims (a) pursuant to the terms of the Merger Agreement (including Section 5.5), the Escrow Agreement, this Letter of Transmittal or any other Ancillary Documents or (b) that cannot be waived by Applicable Law.  For the avoidance of doubt, the foregoing shall also not apply: (a) if you are an employee, officer or director of a Group Company, (i) in respect of base salary or benefits that remain unpaid or in respect of reimbursement of out‑of‑pocket expenses in compliance with the Group Companies’ employee expense reimbursement policy, or pursuant to any employment, severance or similar agreement between you and any of the Group Companies, or (ii) that are rights under any written employment, severance or similar agreement or (b) in respect of any obligation of any Group Company under its bylaws, charter, or similar organizational documents to indemnify you in accordance with the terms thereof or any insurance policy of the Group Companies providing for coverage with respect thereto. The undersigned, on behalf of itself and its Affiliates, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The undersigned, on behalf of itself and its Affiliates, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its Affiliates, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this letter of transmittal and the Merger Agreement and that this paragraph is intended for the benefit of, and to grant third party beneficiary rights to each Releasee to enforce this paragraph.

Effective as of the Effective Time, Parent, on behalf of itself and its Affiliates (which includes the Surviving Corporation and the Group Companies), hereby unconditionally and irrevocably and forever releases and discharges you and each of your Affiliates, successors and assigns, and any present or former directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders or equityholders of any of the foregoing Persons (each, a “Seller Releasee”), of and from, and hereby unconditionally and irrevocably waives, any and all Released Claims that such party ever had, now has or ever may have or claim to have against any Seller Releasee, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Effective Time, in each case, to the extent arising out of, resulting from, or related to, your ownership of Company Preferred Shares; provided, that the foregoing shall not apply to Released Claims (a) pursuant to the terms of the Merger Agreement, the Escrow Agreement or the other Ancillary Documents or (b) that cannot be waived by Applicable Law.  For the avoidance of doubt, the foregoing shall also not apply to any defenses available to any Group Company in respect of any obligation of any Group Company under its bylaws, charter or similar organizational documents to indemnify the undersigned in accordance with the terms thereof or any insurance policy of the Group Companies providing for coverage with respect thereto.  Parent, on behalf of itself and its Affiliates (which includes the Surviving Corporation and Group Companies), expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Parent, on behalf of itself and its Affiliates (which includes the Surviving Corporation and Group

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Companies), understand the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its Affiliates, of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this letter of transmittal and the Merger Agreement and that this paragraph is intended for the benefit of, and to grant third party beneficiary rights to each Seller Releasee to enforce this paragraph.

You hereby agree to, upon request, execute any additional documents necessary or desirable to complete the sale, transfer and cancellation of the Company Preferred Shares hereby delivered, provided that such documents do not result in your receiving less value than provided by the terms of the Merger Agreement or impose any additional potential liabilities on you.

All issues and questions concerning the construction, validity, interpretation and enforceability of this Letter of Transmittal hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

You hereby (i) submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Delaware) in any action or proceeding arising out of or relating to this Letter of Transmittal, (ii) agree that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agree not to bring any action or proceeding arising out of or relating to this Letter of Transmittal in any other court. You hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety or other security that might be required of any other party with respect thereto. You agree that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party. Nothing in this paragraph, however, shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law. You agree that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law.

From and after the Closing Date you shall not, and shall use your commercially reasonable efforts to cause your Affiliates (together with you, each a “Restricted Person”) not to, disclose any Confidential Information in respect of the Company to anyone other than to representatives of Parent and the Surviving Corporation (except for (a) any such Confidential Information which is requested or required by Applicable Law or legal process to be disclosed by such Restricted Person, and then only after you have given notice (except to the extent such notice is prohibited by Applicable Law or if such disclosure is required pursuant to the request of any regulatory authority having jurisdiction over a Restricted Person in the ordinary course of examination of such Restricted Person’s books and records by such regulatory authority or in response to any request by such regulatory authority) to Parent of its obligation to disclose such Confidential Information so that Parent may waive compliance with the provisions of this paragraph, or be given a reasonable opportunity to obtain, at Parent’s expense, an appropriate

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protective order with respect to such disclosure, and you shall reasonably cooperate with Parent (to the extent not prohibited by Applicable Law), at Parent’s expense, in connection with obtaining such protective order; provided, that if in the absence of a protective order or the receipt of a waiver by Parent, you are nonetheless, upon the advice of counsel, required or requested to disclose Confidential Information, you may disclose such Confidential Information but only to the extent so required to be disclosed upon the advice of counsel, (b) Confidential Information that is or becomes generally available to the public other than as a result of disclosure by a Restricted Person in violation of this paragraph or that is or becomes available to a Restricted Person on a non-confidential basis from a source that is not known by such Restricted Person to be bound by a confidentiality obligation to Parent or the Surviving Corporation, (c) with the prior written consent of Parent, or (d) in connection with any required Tax disclosures or to enforce your rights under the Merger Agreement or this Letter of Transmittal). For purposes hereof “Confidential Information” shall mean any information concerning (a) the businesses or affairs of the Group Companies and/or (b) the negotiation, terms and conditions of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, to the extent applicable, if you are an investment fund or other similar vehicle, you and your Affiliates may provide general information about the subject matter of the Merger Agreement in connection with your fund raising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this nature.

You hereby agree that the Parent, Merger Sub, the Surviving Corporation and, with respect to the release granted in respect of the Released Claims, the Releasees, shall be third party beneficiaries of your representations, warranties, undertakings and agreements, with full rights as such.

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Please read this Letter of Transmittal carefully and in its entirety.  This Letter of Transmittal should be completed and signed and hand-delivered or sent by overnight courier or certified mail, return receipt requested and properly insured, with a completed and signed enclosed Internal Revenue Service (“IRS”) Form W-9 (or the applicable IRS Form W-8 if you are a non-U.S. stockholder) and stock certificate.

Delivery of a check or wire transfer (if applicable) for any cash payment to which you are entitled shall be made promptly following the proper delivery, and receipt herein.

BOX A - Signature of Registered Stockholder(s)
(Must be signed by all registered stockholders.
Include legal capacity if signing on behalf of an entity.)

By signing below, I/we certify that I/we have complied with all instructions to this Letter of Transmittal, was/were the registered holder of the shares submitted herewith immediately prior to the Effective Time, have full authority to surrender the shares and give the instructions in this Letter of Transmittal and warrant that the shares submitted herewith are free and clear of all Liens (except, if applicable, pursuant to the Stockholders Agreement or as may be imposed by Applicable Law).  I/we, the undersigned, agree to defend, hold harmless and indemnify the Company, Parent, Merger Sub, the Surviving Corporation, the Representative, and their respective representatives against and from any and all losses suffered and incurred by any such Person in connection with any breach of the representations, warranties, undertakings, agreements or certifications made by the undersigned in this Letter of Transmittal.

Signature

Signature

Telephone Number and/or Email Address

BOX B COMPANY COMMON SHARES SURRENDERED
Certificate #	# of Shares

TOTAL:
I have lost my certificate(s) for ___________ shares of Company Stock and have enclosed a signed copy of the Affidavit of Lost Stock Certificate.

BOX C – One Time Delivery Instructions
To be completed ONLY if the check is to be delivered to an address other than that listed in Box D. MAIL TO:
Name
Street Address
City, State and Zip Code
Please remember to complete and sign the enclosed Form W-9 (attached hereto as Exhibit 2) or, if applicable, Form W-8.

BOX D - Name and Address of Registered Stockholder(s)

Name: Address:

BOX E - Bank Wire or ACH Instructions

NOTE: If you do not complete the information below, a check for the proceeds will be delivered to you at the address as it appears on Box E of this Letter of Transmittal. The name on the bank account must match the registration and include all registered holders. Please wire the entitled funds as follows:

ABA Routing Number
Bank Name
Bank Address
Name on Bank Account
Account Number (DDA)
For Further Credit Acct #
For Further Credit Acct Name
SWIFT / IBAN (req’d for Intl wires)

By completion of Box E, the registered stockholder hereby agrees that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing the Representative to make payment to the bank account listed above.

General Instructions
Please read this information carefully.
A former stockholder of the Company will not receive any amounts due until all documents required by this Letter of Transmittal are received by the Representative and the Company at the addresses set forth below and until the same are processed for payment by the Representative.  No interest will accrue on any amounts due.
•	BOX A-Signatures: All registered stockholders must sign as indicated in Box A. If you are signing on behalf of an individual or entity that is a registered stockholder your signature must include your legal capacity.
•	BOX B-Share Detail: List the certificate number and number of shares represented by such certificate of each certificate representing Company Common Shares that you wish to surrender. Do not surrender with this Letter of Transmittal any certificates representing shares other than Company Common Shares.
•	BOX C-One Time Delivery: Complete only if the check is to be delivered to an address other than that listed in Box D.
•	BOX D-Name and Address of Registered Stockholder: Lists the name and address of the record holder(s) of Company Common Shares.
•	BOX E - Wire Instructions: To elect a bank wire transfer please complete Box E in its entirety. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used. If the name of the bank account does not match the name in Box E, or does not include all registered holders, a check will be sent.
•	Stock Transfer Taxes: The registered holder must timely pay all applicable transfer, documentary, sales, use, stamp, registration and other taxes and, at his or her own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes. In the event that any applicable transfer, documentary, sales, use, stamp, registration or other tax becomes payable by any transferee or assignee of the registered holder, such transferee or assignee must pay such tax or must establish that such tax has been paid or is not applicable. The Surviving Corporation, the Company, Parent, the Representative, any Seller and Merger Sub and their respective representatives will have no responsibility with respect to transfer, documentary, sales, use, stamp, registration or other taxes.
•	Deficient Presentments: In the event that the Representative determines that any Letter of Transmittal does not appear to have been properly completed or executed, or any other irregularity in connection with the surrender of Company Common Shares appears to exist, the Representative shall be entitled to consult with Parent for further instructions. The Representative and Parent reserve the right to reject all incomplete or irregular presentations. A surrender will not be deemed to have been made until all irregularities have been cured or waived.
•	Returning Letter of Transmittal: Return this Letter of Transmittal only to the addresses below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your shares.
By Mail, Overnight Courier or Hand-Delivery to:

[-------------------]

For additional information regarding this Letter of Transmittal please contact [--------] at [-----------] or via email at [--------------].

IMPORTANT TAX INFORMATION
Under United States federal income tax laws, a holder that receives payments may be subject to backup withholding on such payments. To prevent backup withholding, a holder that is a U.S. Person who receives payments is required to provide the Surviving Corporation and Parent (as payer) with such holder’s correct taxpayer identification number (“TIN”) on the enclosed Form W-9 (or otherwise establish a basis for exemption from backup withholding) and certify under penalty of perjury that such TIN is correct and that such holder is not subject to backup withholding.  If such holder is an individual, the TIN is his or her social security number.  If the Surviving Corporation or Parent is not provided with the correct TIN, a penalty may be imposed by the IRS, and any payment may be subject to backup withholding.
Certain holders (including, among others, all corporations and foreign individuals and entities) are not subject to these backup withholding and reporting requirements.  Exempt holders should indicate their exempt status on Form W-9 or applicable Form W-8.  In order for a foreign individual or entity to qualify as an exempt recipient, such individual or entity should submit a Form W-8BEN or W-8BEN-E, as applicable, signed under penalties of perjury, attesting to such individual’s or entity’s exempt status.  The applicable Form W-8 can be obtained from the Exchange Agent or at the link below.  Please note that there are additional Form W-8s if the W-8BEN or W-8BEN-E does not apply to your particular situation.  The W-8 forms can be accessed at the IRS website: http://www.irs.gov.

If backup withholding applies, the Surviving Corporation or Parent is required to backup withhold, currently at a rate of 28%, on any payments made to the holder or other payee.  Backup withholding is not an additional tax.  Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld provided that the required information is timely given to the IRS.  If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.
Purpose of Form W-9
Form W-9 and instructions to the form are enclosed with this Letter of Transmittal.  Please also read through the instructions to Form W-9.
FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX ADVISOR OR THE IRS.

EXHIBIT 1

Appraisal Rights

(See attached)

§ 262 Appraisal rights
(a)            Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)            Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)            Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)            Notwithstanding paragraph (b)(l) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.            Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.            Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.            Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.            Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

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(3)             In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)            In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c)            Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d)            Appraisal rights shall be perfected as follows:
(1)            If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)            If the merger or consolidation was approved pursuant to§ 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of§ 114 of this title.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20

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days after the date of mailing of such notice or, in the case of a merger agreement approved pursuant to § 25l(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 25l(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 25l(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 25l(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)            Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within l0 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)            Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as

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to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)            At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h)            After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)            The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)            The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)            From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock

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for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)            The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7.;

17

EXHIBIT 2

IRS Form W-9

(See attached)